PROSPECTUS SUPPLEMENT
(To Prospectus dated December 4, 1996)

5,000,000 Securities
AES TRUST I
$2.6875 Term Convertible Securities, Series A ("TECONS(SM)")

(Liquidation amount $50 per security) fully and unconditionally guaranteed as set forth herein by, and convertible into Common Stock of, (AES LOGO)
THE AES CORPORATION

The $2.6875 Term Convertible Securities, Series A (the "TECONS" or "Preferred Securities"), liquidation amount $50 per security, offered hereby represent preferred undivided beneficial interests in the assets of AES Trust I, a statutory business trust formed under the laws of the State of Delaware ("AES Trust" or the "Trust").

The TECONS offering (the "TECONS Offering") is being conducted concurrently with an offering (the "Common Stock Offering") of common stock, par value $.01 per share (the "AES Common Stock"), of The AES Corporation (the "Company"). The consummation of the TECONS Offering is not contingent on the closing of the Common Stock Offering.

The TECONS have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "AES PrT," subject to official notice of issuance. See
"Underwriting."                                (continued on the following page)

SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
                                                            PRICE TO         UNDERWRITING     PROCEEDS TO AES
                                                           PUBLIC (1)      COMPENSATION (2)     TRUST (3)(4)
--------------------------------------------------------------------------------------------------------------
Per TECONS                                              $50.00                   (3)          $50.00
--------------------------------------------------------------------------------------------------------------
Total (5)                                               $250,000,000             (3)          $250,000,000
--------------------------------------------------------------------------------------------------------------

(1) Plus accrued Distributions (as defined herein), if any, from March 31, 1997.
(2) AES Trust and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) The Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation for their services, $1.375 per TECONS (or $6,875,000 in the aggregate). See "Underwriting."
(4) The Company will pay expenses of the TECONS Offering estimated at $375,000.
(5) AES Trust and the Company have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to 500,000 additional TECONS on the same terms as set forth above to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Compensation and Proceeds to AES Trust will be $275,000,000, $7,562,500 and $275,000,000, respectively. See "Underwriting."

The TECONS offered hereby are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters. It is expected that delivery of the TECONS will be made only in book-entry form through the facilities of The Depository Trust Company, as Depositary, on or about March 31, 1997, against payment therefor in immediately available funds.

J.P. MORGAN & CO.

             DONALDSON, LUFKIN & JENRETTE
                  SECURITIES CORPORATION

                          GOLDMAN, SACHS & CO.

                                     MORGAN STANLEY & CO.
                                           INCORPORATED

                                             SALOMON BROTHERS INC

                                                     UNTERBERG HARRIS
March 24, 1997

                 AES PLANTS IN OPERATION AND UNDER CONSTRUCTION

                                                               YEAR OF
                                                           ACQUISITION OR                                     AES
                                                           COMMENCEMENT OF                                   EQUITY
                                                             COMMERCIAL       CAPACITY                      INTEREST
                    PLANT                         FUEL       OPERATIONS      (MEGAWATTS)      LOCATION        (%)
                    --------------------------  ---------  ---------------   -----------   ---------------  --------
                    IN OPERATION
[AES FLAGS]         North America
                    Deepwater.................  Pet Coke         1986(a)          143      Texas               100
                    Beaver Valley.............  Coal             1987             125      Pennsylvania         80
                    Placerita.................  Gas              1989             120      California          100
                    Thames....................  Coal             1990             181      Connecticut         100
                    Shady Point...............  Coal             1991             320      Oklahoma            100
                    Barbers Point.............  Coal             1992             180      Hawaii              100
                    Europe
                    Kilroot (NIGEN)...........  Coal/Oil         1992             520      United Kingdom       47
                    Belfast West (NIGEN)......  Coal             1992             240      United Kingdom       47
                    Medway....................  Gas              1995             660      United Kingdom       25
                    Borsod (Tiszai)...........  Coal             1996             171      Hungary              63
                    Tisza II (Tiszai).........  Oil/Gas          1996             860      Hungary              93
                    Tiszapalkonya (Tiszai)....  Coal             1996             250      Hungary              93
                    Asia
                    Cili Misty Mountain.......  Hydro            1994              26      China                24
                    Yangchun Sun Spring.......  Oil              1995              15      China                12
                    Wuxi Tin Hill.............  Oil              1996              63      China                26
                    Wuhu Grassy Lake..........  Coal             1996             125(b)   China                12
                    Ekibastuz.................  Coal             1996           4,000(c)   Kazakstan            70
                    South America
                    San Nicolas...............  Multiple         1993             650      Argentina            69
                    Cabra Corral (Rio
                      Juramento)..............  Hydro            1995             102      Argentina            98
                    El Tunal (Rio
                      Juramento)..............  Hydro            1995              10      Argentina            98
                    Ullum (San Juan)..........  Hydro            1996              45      Argentina            98
                    Sarmiento (San Juan)......  Gas              1996              33      Argentina            98
                    Fontes Nova (Light).......  Hydro            1996             144      Brazil               14
                    Pereira Passos (Light)....  Hydro            1996             100      Brazil               14
                    Nilo Pecanha (Light)......  Hydro            1996             380      Brazil               14
                    Ilha dos Pombos (Light)...  Hydro            1996             164      Brazil               14
                                                                             --------
                             Total in Operation                                 9,627
                    UNDER CONSTRUCTION
                    Lal Pir...................  Oil              1997(d)          337      Pakistan             90
                    PakGen....................  Oil              1997(d)          337      Pakistan             90
                    Jiaozou Aluminum Power....  Coal             1997(d)          250      China                34
                    Chengdu Lotus City........  Gas              1997(d)           48      China                17
                    Wuhu Grassy Lake..........  Coal             1997(d)          125(b)   China                12
                    Aixi Heart River..........  Coal             1998(d)           50      China                34
                    Hefei Prosperity Lake.....  Oil              1998(d)          115      China                34
                    Barry.....................  Gas              1998(d)          230      United Kingdom      100
                    Warrior Run...............  Coal             1999(d)          180      Maryland            100
                                                                             --------
                             Total under Construction                           1,672

               ------------------------------
               (a) Plant operations commenced in 1986, but control was acquired in 1995.
               (b) 125 megawatts of Wuhu Grassy Lake is currently in operation.
                   The other half is under construction.
               (c) Due to poor historical maintenance over the ten years prior to the Company's purchase, the facility's capacity factor is approximately 20%.
               (d) Estimated date of commencement of commercial operations.

(Continued from previous page)

The Company will directly or indirectly own all the common securities (the "Trust Common Securities," and together with the TECONS, the "Trust Securities"), representing undivided beneficial interests in the assets of AES Trust. AES Trust exists for the sole purpose of issuing the TECONS and the Trust Common Securities and investing the proceeds thereof in 5.375% Junior Subordinated Convertible Debentures due 2027 (the "Junior Subordinated Debentures") of AES in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities. The Junior Subordinated Debentures and the TECONS in respect of which this Prospectus Supplement is being delivered are referred to herein as the "Offered Securities." The Junior Subordinated Debentures, when issued, will be unsecured obligations of AES and will be subordinate and junior in right of payment to certain other indebtedness of AES as described herein. Upon a Declaration Event of Default (as defined herein), the holders of the TECONS will have a preference over the holders of the Trust Common Securities with respect to payment in respect of Distributions (as defined herein) and payments upon redemption, liquidation and otherwise.

Holders of the TECONS are entitled to receive cumulative cash distributions at an annual rate of $2.6875 per TECONS, accruing from March 31, 1997 and payable quarterly in arrears on the last day of each calendar quarter, commencing on June 30, 1997. The term "Distributions" as used herein includes such cash distributions and any interest payable thereon unless otherwise stated. The Distribution rate and the Distribution and other payment dates for the TECONS will correspond to the interest rate and the interest and other payment dates on the Junior Subordinated Debentures deposited in the Trust as trust assets. If principal or interest is not paid on the Junior Subordinated Debentures, including as a result of the Company's election to extend the interest payment period on the Junior Subordinated Debentures as described below, the Trust will not make payments on the Trust Securities. The Junior Subordinated Debentures provide that, so long as the Company shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Company shall have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest periods (each, an "Extension Period"). No interest shall be due and payable during an Extension Period and, as a consequence, distributions on the Trust Securities will also be deferred, but at the end of such Extension Period the Company shall pay all interest then accrued and unpaid on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly ("Compounded Interest"). All references herein to interest shall include Compounded Interest unless otherwise stated. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarters; provided, that no such period may extend beyond the stated maturity of the Junior Subordinated Debentures. During any such Extension Period, the Company may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock; provided that the foregoing will not apply to any stock dividends paid by the Company in AES Common Stock. See "Description of the Junior Subordinated Debentures -- Interest" and " -- Option to Extend Interest Payment Period" herein and "Risk Factors -- Option to Extend Interest Payment Period; Tax Impact of Extension" in the accompanying Prospectus.

The payment of Distributions out of moneys held by AES Trust and payments on liquidation of AES Trust and the redemption of TECONS, as set forth below, are guaranteed by the Company on a subordinated basis as and to the extent described herein (the "Preferred Securities Guarantee") and under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the TECONS, but the Preferred Securities Guarantee covers Distributions and other payments on the TECONS only if and to the extent that AES Trust has funds available therefor, which will not be the case unless the Company has made a payment to the Property Trustee (as defined in the accompanying Prospectus) of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. The obligations of the Company under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company, including Junior Subordinated Debt Securities (as defined in the accompanying Prospectus), and will rank pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by AES. The obligations of the Company under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior and Subordinated Debt (as defined in the accompanying Prospectus). Because the Company is a holding company, the Junior Subordinated Debentures (and the Company's obligations under the Preferred Securities Guarantee) are also effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such.

(Continued from previous page)

Each TECONS is convertible in the manner described herein at the option of the holder, at any time prior to the Conversion Expiration Date (as defined herein), into AES Common Stock at the initial rate of 0.6906 shares of AES Common Stock for each TECONS (equivalent to an initial conversion price of $72.40 per share of AES Common Stock), subject to adjustment in certain circumstances. See "Description of the TECONS -- Conversion Rights." The AES Common Stock is listed on the NYSE under the symbol "AES." On March 24, 1997, the reported last sale price of the AES Common Stock on the NYSE Composite Tape was $58.625 per share.

The Junior Subordinated Debentures are redeemable by the Company (in whole or in part) from time to time, on or after March 31, 2000 at the prices specified herein or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein) at 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date fixed for redemption (the "Redemption Price"). If the Company redeems Junior Subordinated Debentures, the Trust must redeem, at the Redemption Price, Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed. See "Description of the TECONS -- Mandatory Redemption." The TECONS will be redeemed upon maturity of the Junior Subordinated Debentures. The Junior Subordinated Debentures mature on March 31, 2027. In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, the Trust shall be dissolved with the result that the Junior Subordinated Debentures will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. In the case of a Special Event that is a Tax Event, the Company will have the right in certain circumstances to redeem the Junior Subordinated Debentures, which would result in the redemption by the Trust of the Trust Securities in the same amount on a pro rata basis. If the Junior Subordinated Debentures are distributed to the holders of the TECONS, the Company will use its best efforts to have the Junior Subordinated Debentures listed on the NYSE or on such other exchange as the TECONS are then listed. See "Description of the TECONS -- Special Event Redemption or Distribution" and "Description of the Junior Subordinated Debentures."

In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, the holders of the TECONS will be entitled to receive, for each TECONS, a liquidation amount of $50 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, the Junior Subordinated Debentures are distributed to the holders of the TECONS. See "Description of the
TECONS -- Liquidation Distribution Upon Dissolution."
                            ------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OR AES COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE PREFERRED SECURITIES OR AES COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by AES Trust, AES or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
Special Note Regarding Forward
  Looking Statements.................   S-4
Prospectus Supplement Summary........   S-5
Use of Proceeds......................   S-14
Price Range of Common Stock and
  Dividend Policy....................   S-14
Capitalization.......................   S-15
Selected Consolidated Financial
  Data...............................   S-16
Discussion and Analysis of Financial
  Condition and Results of
  Operations.........................   S-17
Business.............................   S-26
AES Trust I..........................   S-30
Description of the TECONS............   S-30
Description of the Guarantee.........   S-45
Description of the Junior
  Subordinated Debentures............   S-45
Relationship between the TECONS, the
  Junior Subordinated Debentures and
  the Preferred Securities
  Guarantee..........................   S-51
Certain Federal Tax Consequences.....   S-52
Underwriting.........................   S-56
Legal Matters........................   S-58
Experts..............................   S-58
Index to Consolidated Financial
  Statements.........................   F-1
PROSPECTUS                              PAGE
Available Information................   2
Incorporation of Certain Documents by
  Reference..........................   2
Use of Proceeds......................   3
Ratios of Earnings to Fixed
  Charges............................   3
The Company..........................   4
Risk Factors.........................   4
The AES Trusts.......................   13
Description of the Preferred
  Securities.........................   18
Description of the Preferred
  Securities Guarantees..............   19
Description of the Junior
  Subordinated Debt Trust
  Securities.........................   22
Plan of Distribution.................   27
Legal Matters........................   28
Experts..............................   28

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements under the captions "Prospectus Supplement Summary," "The Company," "Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this Prospectus Supplement and under the caption "Risk Factors" in the accompanying Prospectus and elsewhere in this Prospectus Supplement and the accompanying Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed in the section entitled "Risk Factors" in the accompanying Prospectus and those discussed elsewhere in AES's filings with the Securities and Exchange Commission (the "Commission"), including its Current Report on Form 8-K dated February 26, 1996: changes in company-wide operation and availability compared to AES's historical performance; changes in AES's historical operating cost structure, including changes in various costs and expenses; political and economic considerations in certain non-U.S. countries where AES is conducting or is seeking to conduct business; restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal systems; regulation and restrictions; legislation intended to promote competition in U.S. and non-U.S. electricity markets; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; conflict of interest of contracting parties; and adherence to the AES principles; and other factors referenced in this Prospectus Supplement and in the accompanying Prospectus. See "Risk Factors" in the accompanying Prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and Consolidated Financial Statements and the Notes thereto included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. All information in the Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised, unless otherwise indicated. References herein to "AES" or the "Company" include The AES Corporation and its subsidiaries and affiliates unless the context requires otherwise and references herein to "MW" are to megawatts.

                                  THE COMPANY

AES is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. The Company was one of the original entrants in the independent power market and today is one of the world's largest independent power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction. AES markets power principally from electricity generating facilities that it develops, acquires, owns and operates.

Over the last five years, the Company has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing plants, through competitively bid privatization initiatives outside of the United States or negotiated acquisitions. Since 1992, the Company's total generating capacity in megawatts has grown by 426%, with the total number of plants in operation increasing from eight to 26. Additionally, the Company's total revenues have increased at a compound annual growth rate of 20% from $401 million in 1992 to $835 million in 1996, while net income has increased at a compound annual growth rate of 22% from $56 million to $125 million over the same period. AES operates and owns (entirely or in part), through subsidiaries and affiliates, power plants in seven countries with a capacity of approximately 9,600 megawatts (including 4,000 megawatts attributable to Ekibastuz which currently has a capacity factor of approximately 20%). AES is also constructing eight additional power plants and one expansion in four countries with a capacity of approximately 1,700 megawatts. The Company's total ownership in plants in operation and under construction aggregates approximately 11,300 megawatts and its net equity ownership in such plants is approximately 7,500 megawatts. In addition, AES has numerous projects in advanced stages of development, including seven projects in advanced stages of development with design capacity of approximately 4,700 megawatts that have executed or been awarded power sales agreements.

As a result of the Company's significant growth in recent years, the Company's operations have become more diverse with regard to both geography and fuel source and it has reduced its dependence upon any single project or customer. During 1996, four of the Company's projects contributed more than 10% of the Company's total revenues, Shady Point which represented 20%, San Nicolas which represented 16%, Thames which represented 16% and Barbers Point which represented 15%.

                                    OUTLOOK

The global trend of electricity market restructuring has created significant new business opportunities for companies like AES. Both domestic and international electricity markets are being restructured and there is a trend away from government-owned electricity systems toward deregulated, competitive market structures. Many countries have rewritten their laws and regulations to allow foreign investment and private ownership of electricity generation, transmission or distribution systems. Some countries have or are in the process of "privatizing" their electricity systems by selling all or part of such systems to private investors. With 18 of its projects having been acquired or commenced commercial operations since 1992, AES has been an active participant in both the international privatization process and the development process. The Company is currently pursuing over 60 projects including acquisitions, the expansion of existing plants and new projects.

AES believes that there is significant demand for both new and more efficiently operated electric generating capacity in many regions around the world. In an effort to further grow and diversify the Company's portfolio of electric generating plants, AES is pursuing, through its integrated divisions, additional greenfield developments and acquisitions in many countries. Several of these acquisitions, if consummated, would require the Company to obtain substantial additional financing, in the form of both debt and equity financing, in the short term.

                                    STRATEGY

The Company's strategy in helping meet the world's need for electricity is to participate in competitive power markets as they develop either by greenfield development or by acquiring and operating existing facilities or systems in these markets. The Company generally operates electric generating facilities that utilize natural gas, coal, oil, hydro power, or combinations thereof. In addition, the Company participates in the distribution and retail supply businesses in certain limited instances, and will continue to review opportunities in such markets in the future.

Other elements of the Company's strategy include:

        - Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance;

        - Constructing or acquiring projects of a relatively large size (generally larger than 100 megawatts);

        - When available, entering into power sales contracts with electric utilities or other customers with significant credit strength; and

        - Participating in distribution and retail supply markets that grant concessions with long-term pricing arrangements.

The Company also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, the Company prefers to operate all facilities which it develops or acquires; however, there can be no assurance that the Company will have operating control of all of its facilities.

Where possible, AES attempts to sell electricity under long-term power sales contracts. The Company attempts, whenever possible, to structure the revenue provisions of such power sales contracts such that changes in the cost components of a facility (primarily fuel costs) correspond, as effectively as possible, to changes in the revenue components of the contract. The Company also attempts to provide fuel for its operating plants generally under long-term supply agreements, either through contractual arrangements with third parties or, in some instances, through acquisition of a dependable source of fuel.

As electricity markets become more competitive, it may be more difficult for AES (and other power generation companies) to obtain long-term power sales contracts. In markets where long-term contracts are not available, AES will pursue methods to hedge costs and revenues to provide as much assurance as possible of a project's profitability. In these situations, AES might choose to purchase a project with a partial hedge or with no hedge, with the strategy that its diverse portfolio of projects provides some hedge to the increased volatility of the project's earnings and cash flow. Additionally, AES may choose not to participate in these markets.

The Company attempts to finance each domestic and foreign plant primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the project's revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and cash flow of that plant subsidiary or affiliate. This type of financing is generally referred to as "project financing." The lenders under these project financing structures cannot look to AES or its other projects for repayment, unless such entity explicitly agrees to undertake liability. AES has explicitly agreed to undertake certain limited obligations and contingent liabilities, most of which by their terms will only be effective or will be terminated upon the occurrence of future events.

                              RECENT DEVELOPMENTS

In February 1997, AES entered into a definitive agreement to acquire the international assets (inclusive of approximately $42 million of net monetized assets) of Destec Energy, Inc. ("Destec"), a large independent energy producer with headquarters in Houston, Texas, at a total price to AES of $407 million, which price is subject to adjustment to reflect net cash flow between the international assets of Destec and the rest of Destec from January 1, 1997 to the closing date. NGC Corporation ("NGC"), working in conjunction with AES, was selected as the winning bidder in an auction for all of Destec at a total acquisition price of $1.27 billion. AES will acquire the international assets of Destec immediately following NGC's acquisition of Destec. Destec's international assets to be acquired by AES include ownership interests in the following five electric generating plants (with ownership percentages in parentheses): (i) a 110 MW gas-fired combined cycle plant in Kingston, Canada (50 percent); (ii) a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50 percent);
(iii) a 140 MW gas-fired simple cycle plant in Cornwall, England (100 percent);
(iv) a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99 percent); and (v) a 1,600 MW coal-fired plant in Victoria, Australia (20 percent). The acquisition by AES of Destec's international assets also includes all of Destec's non-U.S. developmental stage power projects, including projects in Taiwan, England, Germany, the Philippines, Australia and Colombia. A number of risks are associated with this acquisition including those relating to the closing of the transaction (which, in itself, is contingent on the closing of NGC's acquisition of Destec), the receipt of government approvals and other consents, financing, operation and maintenance, construction and environmental risk.

In February 1997, AES announced that its subsidiary, AES Electric Ltd., raised L112.5 million of non-recourse project financing, underwritten solely by The Industrial Bank of Japan, Limited, for its 230 MW gas-fired combined cycle facility in Barry, South Wales, United Kingdom. The Barry facility will sell electricity into the national electricity market in the United Kingdom, and is expected to be operational by the second quarter of 1998. AES began construction of the Barry facility in October 1996. Substantial risks to the successful completion of this project exist, including those relating to governmental approvals, the demand for and price of electricity in the United Kingdom national electricity market, financing, construction and permitting. There can be no assurance that this project will be completed.

In February 1997, AES announced the execution by subsidiaries of AES of three power purchase agreements (the "PPAs"), for an aggregate generating capacity of at least 457 MWs, with GPU Energy, the energy services and delivery business of GPU, Inc., a public utility holding company. AES plans to build a 720 MW natural gas-fired, combined cycle facility in Pennsylvania to sell power under the PPAs beginning in 2000 and to sell power to other potential purchasers. Between March and July 1996, subsidiaries of AES acquired the right to negotiate the PPAs from other independent power producers for a net aggregate cost of approximately $28 million. GPU Energy is required to reimburse AES for substantially all its initial net investment if the project does not receive the requisite regulatory approvals and permits. In January 1997, a joint venture company led by a subsidiary of AES was selected as the winning bidder to build, own and operate a 484 MW gas-fired combined cycle power plant in the City of Merida, Yucatan, Mexico. These projects are subject to a number of risks, including those related to financing, construction and contract compliance, and there can be no assurance that these projects will be completed successfully.

In January 1997, AES acquired an additional 2.4% of the voting interest in Light Servicos de Electricidade, S.A. ("Light"), a vertically integrated electric utility in the state of Rio de Janeiro, Brazil, bringing its total equity interest in Light to 13.75%. In December 1996, a subsidiary of AES completed a $167.5 million syndicated bank financing related to its equity ownership of Light (which at the time was 11.35%). Under the terms of the financing, a wholly-owned subsidiary of AES pledged the shares of Light owned by it as collateral for the loan. The proceeds of the financing were used to repay a portion of the debt incurred in the original acquisition of Light.

In December 1996, AES, through a subsidiary, completed the purchase of an additional 12.5% of Tiszai Eromu Rt., an electric generation company in Hungary consisting of three power plants with an aggregate capacity of 1,281 MWs and a coal mine, from employee pension plans at a cost of $17 million, bringing AES's total equity interest in Tiszai Eromu Rt. to 93.3%. In August 1996, AES acquired its initial 80.8% of Tiszai Eromu Rt. at a cost of $110 million.

In November 1996, AES China Generating Company, Ltd. ("AES Chigen") and AES entered into an Agreement and Plan of Amalgamation, providing among other things for AES Chigen to become a wholly-owned subsidiary of AES (the "Amalgamation"). The Amalgamation is subject to various conditions, including the approval of the holders of the Class A Common Stock of AES Chigen, and there can be no assurance that the Amalgamation will be consummated. The AES Chigen shareholders meeting to vote on the Amalgamation is scheduled for March 31, 1997. The Company is party to pending litigation regarding the Amalgamation, which it does not believe will have a material adverse effect on its results of operations or financial position.

In August 1996, AES, together with its partner, acquired a 4,000 megawatt mine-mouth, coal-fired power facility in Kazakstan. The facility sells electricity to the government-owned distribution company under a 35 year power sales contract. Due to economic difficulties over the ten years prior to the Company's purchase, the facility has experienced a reduction in performance and has operated at a capacity factor of approximately 20%. AES has agreed to increase the availability to 63% over a five year period (contingent on the purchaser's performance of its obligations under the power sales contract). Through December 31, 1996, approximately $35 million (excluding VAT) was billed under the power sales contract for electricity, of which the purchaser paid approximately $5 million. The Company has recorded a provision of $20 million to reduce the carrying value of the contract receivable as of December 31, 1996 to $10 million. As of December 31, 1996, the net assets of this project were $24 million, a portion of which was represented by the contract receivable referred to above. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries of electricity under the power sales contract or the recoverability of the Company's investment or additional amounts the Company may invest in the project. Other substantial risks associated with this plant exist, including those relating to operations and maintenance, construction, refurbishment, political risk, repatriation of earnings and currency convertibility.

Sales to Connecticut Light & Power Company ("CL&P") represented 16% of the Company's total revenues in 1996. Moody's Investor Service ("Moody's") and Standard & Poor's ("S&P") have rated CL&P's senior secured long-term debt Baa3/BBB- and placed CL&P on creditwatch with a negative outlook. In March 1997, as a result of regulatory action by the Public Service Commission of New Hampshire, Moody's and S&P downgraded the senior unsecured debt of Northeast Utilities, the parent of CL&P, from Ba2/BB to Ba3/BB-. See "Risk Factors -- Dependence on Utility Customers and Certain Projects" in the accompanying Prospectus.

                                TECONS OFFERING

SECURITIES OFFERED..................     5,000,000 $2.6875 Term Convertible
                                         Securities, Series A ("TECONS" or
                                         "Preferred Securities") (5,500,000 if
                                         the Underwriters' over-allotment option
                                         is exercised in full).

ISSUER..............................     AES Trust I, a Delaware business trust.
                                         The sole assets of the Trust will
                                         consist of the 5.375% Junior
                                         Subordinated Convertible Debentures due
                                         2027 (the "Junior Subordinated
                                         Debentures") of AES.

GUARANTOR...........................     The AES Corporation, a Delaware
                                         corporation.

DISTRIBUTIONS.......................     Distributions on the TECONS will accrue
                                         from March 31, 1997 and will be payable
                                         at an annual rate of $2.6875 per
                                         TECONS. Subject to the Distribution
                                         deferral provisions described below,
                                         Distributions will be payable quarterly
                                         in arrears on the last day of each
                                         calendar quarter, commencing June 30,
                                         1997. Because Distributions on the
                                         TECONS constitute interest for U.S.
                                         federal income tax purposes, corporate
                                         holders thereof will not be entitled to
                                         a dividends-received deduction.

DISTRIBUTION DEFERRAL PROVISIONS....     The ability of the Trust to pay
                                         Distributions on the TECONS is solely
                                         dependent on the receipt of interest
                                         payments from AES on the Junior
                                         Subordinated Debentures. So long as AES
                                         shall not be in default in the payment
                                         of interest on the Junior Subordinated
                                         Debentures, AES has the right to defer
                                         payments of interest on the Junior
                                         Subordinated Debentures from time to
                                         time for successive Extension Periods
                                         not exceeding 20 consecutive quarters
                                         for each such period; provided that no
                                         such period may extend beyond the
                                         stated maturity of the Junior
                                         Subordinated Debentures. Quarterly
                                         Distributions on the TECONS would be
                                         deferred by the Trust (but would
                                         continue to accumulate quarterly and
                                         accrue interest) until the end of any
                                         such Extension Period. Upon the
                                         termination of an Extension Period,
                                         payment is due on all accrued and
                                         unpaid amounts on the Junior
                                         Subordinated Debentures and upon such
                                         payment, the Trust would be required to
                                         pay all accumulated and unpaid
                                         Distributions. AES will give notice of
                                         its deferral of an interest payment to
                                         the Trust no later than ten business
                                         days prior to the related record date
                                         (unless the Property Trustee shall be
                                         the sole holder of the Junior
                                         Subordinated Debentures, in which case
                                         notice will be given no later than one
                                         business day prior to the earlier of
                                         (i) the next succeeding Interest
                                         Payment Date (as defined herein) or
                                         (ii) the date the Company is required
                                         to give notice of the related record
                                         date). See "Description of the
                                         TECONS -- Distributions" and
                                         "Description of the Junior Subordinated
                                         Debentures -- Option to Extend Interest
                                         Payment Period" herein and "Risk
                                         Factors -- Option to Extend Interest
                                         Payment Period; Tax Impact of
                                         Extension" in the accompanying
                                         Prospectus. If a deferral of an
                                         interest payment occurs, the holders of
                                         the TECONS will continue to accrue
                                         income for U.S. federal income tax
                                         purposes in advance of any
                                         corresponding cash Distribu-
                                         tion. See "Certain Federal Tax
                                         Consequences -- Accrual of Original
                                         Issue Discount" herein and "Risk
                                         Factors -- Option to Extend Interest
                                         Payment Period; Tax Impact of
                                         Extension" in the accompanying
                                         Prospectus.

RIGHTS UPON DEFERRAL OF
DISTRIBUTIONS.......................     During any period in which interest
                                         payments on the Junior Subordinated
                                         Debentures are deferred, interest will
                                         accrue on the Junior Subordinated
                                         Debentures (compounded quarterly) and
                                         quarterly Distributions will continue
                                         to accumulate with interest thereon (to
                                         the extent permitted by applicable law)
                                         at the Distribution rate, compounded
                                         quarterly. AES has agreed, among other
                                         things, not to declare or pay any
                                         dividend on its common stock or
                                         preferred stock or make any guarantee
                                         payments with respect thereto during
                                         any Extension Period, provided that the
                                         foregoing shall not apply to any stock
                                         dividends payable in AES Common Stock.
                                         See "Description of the Junior
                                         Subordinated Debentures -- Option to
                                         Extend Interest Payment Period" herein
                                         and "Risk Factors -- Option to Extend
                                         Interest Payment Period; Tax Impact of
                                         Extension" in the accompanying
                                         Prospectus.

CONVERSION RIGHTS...................     Each TECONS is convertible at any time
                                         prior to the close of business on March
                                         31, 2027 (or, in the case of TECONS
                                         called for redemption, prior to the
                                         close of business on the Business Day
                                         (as defined herein) prior to the
                                         applicable redemption date) at the
                                         option of the holder into shares of AES
                                         Common Stock, at the rate of 0.6906
                                         shares of AES Common Stock for each
                                         TECONS (equivalent to a conversion
                                         price of $72.40 per share of AES Common
                                         Stock), subject to adjustment in
                                         certain circumstances. The reported
                                         last sale price of AES Common Stock on
                                         the NYSE Composite Tape on March 24,
                                         1997 was $58.625 per share. In
                                         connection with any conversion of a
                                         TECONS, the Conversion Agent (as
                                         defined herein) will exchange such
                                         TECONS for the appropriate principal
                                         amount of the Junior Subordinated
                                         Debentures held for the Trust and
                                         immediately convert such Junior
                                         Subordinated Debentures into AES Common
                                         Stock. No fractional shares of AES
                                         Common Stock will be issued as a result
                                         of conversion, but in lieu thereof such
                                         fractional interest will be paid by AES
                                         in cash. See "Description of the
                                         TECONS -- Conversion Rights."

LIQUIDATION AMOUNT..................     In the event of any liquidation of the
                                         Trust, holders will be entitled to
                                         receive $50 per TECONS plus an amount
                                         equal to any accrued and unpaid
                                         Distributions thereon to the date of
                                         payment, unless Junior Subordinated
                                         Debentures are distributed to such
                                         holders. See "Description of the
                                         TECONS -- Liquidation Distribution Upon
                                         Dissolution."

REDEMPTION..........................     The Junior Subordinated Debentures will
                                         be redeemable for cash, at the option
                                         of the Company, in whole or in part,
                                         from time to time on or after March 31,
                                         2000 at the prices specified herein or
                                         at any time in certain circumstances
                                         upon the occurrence of a Tax Event at a
                                         redemption price equal to 100% of the
                                         principal amount to be
                                         redeemed plus any accrued and unpaid
                                         interest thereon, including Compounded
                                         Interest, if any, to the date of
                                         redemption. If the Company redeems
                                         Junior Subordinated Debentures, the
                                         Trust must redeem, at the Redemption
                                         Price, Trust Securities having an
                                         aggregate liquidation amount equal to
                                         the aggregate principal amount of the
                                         Junior Subordinated Debentures so
                                         redeemed. The TECONS will not have a
                                         stated maturity date, although they
                                         will be subject to mandatory redemption
                                         upon the repayment of the Junior
                                         Subordinated Debentures at their stated
                                         maturity (March 31, 2027), upon
                                         acceleration, earlier redemption or
                                         otherwise. See "Description of the
                                         TECONS -- Mandatory Redemption" and
                                         "Description of the Junior Subordinated
                                         Debentures -- Optional Redemption."

PREFERRED SECURITIES GUARANTEE......     AES will irrevocably and
                                         unconditionally guarantee, on a
                                         subordinated basis and to the extent
                                         set forth herein, the payment in full
                                         of (i) any accrued and unpaid
                                         Distributions and the amount payable
                                         upon redemption of the TECONS to the
                                         extent AES has made a payment to the
                                         Property Trustee of interest or
                                         principal on the Junior Subordinated
                                         Debentures and (ii) generally, the
                                         liquidation amount of the TECONS to the
                                         extent the Trust has assets available
                                         for distribution to holders of TECONS.
                                         The Preferred Securities Guarantee will
                                         be unsecured and will be subordinate
                                         and junior in right of payment to all
                                         other liabilities of AES and will rank
                                         pari passu in right of payment with the
                                         most senior preferred stock issued,
                                         from time to time, if any, by AES. See
                                         "Description of the Guarantee" herein
                                         and "Description of Preferred
                                         Securities Guarantees -- Status of the
                                         Preferred Securities Guarantees" in the
                                         accompanying Prospectus.

VOTING RIGHTS.......................     Generally, holders of the TECONS will
                                         not have any voting rights. If (i) the
                                         Property Trustee fails to enforce its
                                         rights under the Junior Subordinated
                                         Debentures or (ii) the Guarantee
                                         Trustee (as defined herein) fails to
                                         enforce its rights under the Guarantee,
                                         a record holder of the TECONS may
                                         institute a legal proceeding directly
                                         against AES to enforce such rights
                                         without first instituting any legal
                                         proceeding against any other person or
                                         entity. Notwithstanding the foregoing,
                                         if an Indenture Event of Default (as
                                         defined herein) occurs and is
                                         continuing and is attributable to the
                                         failure of AES to pay interest or
                                         principal on the Junior Subordinated
                                         Debentures or AES has failed to make a
                                         Guarantee Payment (as defined in the
                                         accompanying Prospectus), a holder of
                                         the TECONS may directly institute a
                                         proceeding against AES for enforcement
                                         of such payment. See "Description of
                                         the TECONS -- Voting Rights" and
                                         "-- Declaration Events of Default."

SPECIAL EVENT DISTRIBUTION; TAX
EVENT REDEMPTION....................     Upon the occurrence of a Special Event
                                         (as defined herein), except in certain
                                         limited circumstances, AES may cause
                                         the Trust to be dissolved and cause the
                                         Junior Subordi-
                                         nated Debentures to be distributed to
                                         the holders of the TECONS. In the case
                                         of a Tax Event (as defined herein), AES
                                         may also elect to cause the TECONS to
                                         remain outstanding and pay Additional
                                         Interest (as defined herein), if any,
                                         on the Junior Subordinated Debentures.
                                         In certain circumstances upon the
                                         occurrence of a Tax Event, the Junior
                                         Subordinated Debentures may be redeemed
                                         by AES at 100% of the principal amount
                                         thereof plus accrued and unpaid
                                         interest thereon. See "Description of
                                         the TECONS--Special Event Redemption or
                                         Distribution".

JUNIOR SUBORDINATED DEBENTURES OF
AES.................................     The Junior Subordinated Debentures will
                                         mature on March 31, 2027 and will bear
                                         interest at the rate of 5.375% per
                                         annum, payable quarterly in arrears. So
                                         long as AES shall not be in default in
                                         the payment of interest on the Junior
                                         Subordinated Debentures, AES has the
                                         right to defer payments of interest on
                                         the Junior Subordinated Debentures from
                                         time to time for successive periods not
                                         exceeding 20 consecutive quarters for
                                         each such period; provided that no such
                                         period may extend beyond the stated
                                         maturity of the Junior Subordinated
                                         Debentures. Prior to the termination of
                                         any Extension Period, AES may pay all
                                         or a portion of the accrued
                                         Distributions or may further defer
                                         interest payments provided the
                                         Extension Period, as previously and
                                         further extended, does not exceed 20
                                         consecutive quarters. During any
                                         Extension Period no interest shall be
                                         due, but such interest shall continue
                                         to accrue and compound quarterly. Upon
                                         termination of the Extension Period,
                                         payment is due on all accrued and
                                         unpaid amounts. After the payment of
                                         all amounts then due, AES may commence
                                         a new Extension Period, subject to the
                                         conditions of this paragraph. During
                                         any Extension Period, AES will be
                                         prohibited from paying dividends on any
                                         of its common stock or preferred stock
                                         or making any guarantee payments with
                                         respect thereto; provided that the
                                         foregoing shall not apply to any stock
                                         dividends payable in Common Stock.

                                         The payment of principal and interest
                                         on the Junior Subordinated Debentures
                                         will be subordinated in right of
                                         payment to all present and future
                                         Senior and Subordinated Debt of AES. In
                                         addition, payment of principal and
                                         interest on the Junior Subordinated
                                         Debentures will be structurally
                                         subordinated to the liabilities of AES'
                                         subsidiaries. As of December 31, 1996,
                                         the Company had $661 million of Senior
                                         and Subordinated Debt (which includes
                                         letters of credit) outstanding. In
                                         addition, the Company's subsidiaries
                                         had debt of $1,668 million, to which
                                         the Junior Subordinated Debentures are
                                         effectively subordinated. The Trust
                                         Indenture (as defined herein), under
                                         which the Junior Subordinated
                                         Debentures will be issued, does not
                                         limit the aggregate amount of Senior
                                         and Subordinated Debt that may be
                                         incurred by AES and does not limit the
                                         liabilities of the Company's
                                         subsidiaries. The Junior Subordinated
                                         Debentures will have provisions with
                                         respect to interest, optional
                                         redemption and conversion into AES
                                         Common

                                         Stock and certain other terms
                                         substantially similar or analogous to
                                         those of the TECONS. See "Description
                                         of the Junior Subordinated Debentures"
                                         herein and "Risk Factors -- Leverage
                                         and Subordination" in the accompanying
                                         Prospectus.

COMMON STOCK OFFERING...............     Concurrently with the TECONS Offering,
                                         the Company is selling 2,550,000 shares
                                         of AES Common Stock in the Common Stock
                                         Offering (2,805,000 shares assuming the
                                         underwriters' over-allotment option in
                                         the Common Stock Offering is exercised
                                         in full). The consummation of the
                                         TECONS Offering is not contingent on
                                         the closing of the Common Stock
                                         Offering.

USE OF PROCEEDS.....................     All of the proceeds from the sale of
                                         the TECONS will be invested by the
                                         Trust in Junior Subordinated Debentures
                                         of AES. After paying the Underwriters'
                                         compensation and other expenses
                                         associated with the TECONS Offering,
                                         AES will use the net proceeds in
                                         connection with its acquisition of the
                                         international assets of Destec. See
                                         "Use of Proceeds" and
                                         "Business -- Recent Developments."

NEW YORK STOCK EXCHANGE SYMBOL......     "AES PrT"

                    SUMMARY CONSOLIDATED FINANCIAL DATA (1)

                                                       ---------------------------------------------
                                                                 YEARS ENDED DECEMBER 31,
      Dollars in millions, except per share data       1992      1993      1994      1995      1996
                                                       -----     -----     -----     -----     -----
STATEMENTS OF OPERATIONS DATA:
Revenues.............................................. $ 401     $ 519     $ 533     $ 679     $ 835
Operating income......................................   155       196       236       253       278
Net income............................................    56        71       100       107       125
Net income per share.................................. $0.80     $0.98     $1.32     $1.41     $1.62

                                                                              AS OF DECEMBER 31, 1996
                                                                            ---------------------------
                                                                            ACTUAL       AS ADJUSTED(2)
                                                                            ------       --------------
BALANCE SHEET DATA:
Total assets............................................................    $3,622               $4,016
Short-term debt.........................................................       198                  198
Long-term debt..........................................................     2,008                2,008
Company-obligated mandatorily redeemable preferred securities of AES
  Trust I...............................................................        --                  250
Stockholders' equity....................................................       721                  865

---------------
(1) The historical information has been derived from the Company's audited consolidated financial statements.
(2) As adjusted to give effect to the issuance of the TECONS pursuant to the TECONS Offering and the issuance of 2,550,000 shares of AES Common Stock pursuant to the Common Stock Offering, but not the application of the proceeds therefrom.

                                USE OF PROCEEDS

The proceeds to the Trust from the sale of the TECONS offered hereby will be $250 million ($275 million if the underwriters' over-allotment option is exercised in full). The net proceeds to the Company from the Common Stock Offering will be $144 million ($159 million if the underwriters' over-allotment option in respect of the Common Stock Offering is exercised in full). The proceeds of the sale of the TECONS will be invested by the Trust in Junior Subordinated Debentures of the Company. The Company intends to use all $243 million ($267 million if the underwriters' over-allotment option in respect of the TECONS Offering is exercised in full) of the net proceeds from the issuance of the Junior Subordinated Debentures, after paying the Underwriters' compensation and other expenses associated with the TECONS Offering, in connection with its acquisition of the international assets of Destec. The Company intends to use the net proceeds from the Common Stock Offering together with cash on hand to finance the balance of the $407 million purchase price payable in connection with the acquisition of the international assets of Destec and for general corporate purposes, including potential acquisitions. Pending such applications, the Company will use such proceeds to reduce amounts outstanding under its revolving credit facility (the "Revolver"). See
"Business -- Recent Developments."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

AES Common Stock began trading on the NYSE on October 16, 1996 under the symbol "AES." Prior to that date, AES Common Stock had been quoted on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "AESC." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the NYSE Composite Tape and by NASDAQ/NMS.

                                                                                -------------
                                                                                HIGH     LOW
                                                                                ----     ----
         1995
         -----
         First Quarter.......................................................   19 3/4   16
         Second Quarter......................................................   19 1/4   16
         Third Quarter.......................................................   21 5/8   18 1/2
         Fourth Quarter......................................................   24       18 3/4

         1996
         -----
         First Quarter.......................................................   25 1/4   21
         Second Quarter......................................................   29 5/8   22 1/4
         Third Quarter.......................................................   40 1/2   27 7/8
         Fourth Quarter......................................................   50 1/8   39 1/4

         1997
         -----
         First Quarter (through March 24, 1997)..............................   68 1/4   44 1/2

No cash dividends have been paid on AES Common Stock since December 22, 1993 in order to provide capital for the Company's equity investments in projects.

The Company's ability to declare and pay dividends (and to make payments with respect to the Junior Subordinated Debentures) is dependent, among other things, on the ability of its project subsidiaries to declare and pay dividends (and otherwise distribute cash) to it, the Company's ability to service its parent company debt and the Company's ability to meet certain criteria for paying dividends under the Revolver and under certain outstanding indebtedness.

The ability of the Company's subsidiaries to declare and pay dividends and otherwise distribute cash to the Company is subject to certain limitations in the project loans and other documents entered into by such project subsidiaries. Such limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods.

Cash dividend payments on AES Common Stock are limited under the Revolver to a certain percentage of cash flow. The indentures relating to the Company's existing senior subordinated notes preclude the payment of cash dividends if at the time of such payment or after giving effect thereto an event of default (as defined), or an event that, after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, if certain fixed charge coverage ratios are not met or if the payment of such dividends, together with other restricted payments, would exceed certain limits.

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of AES as of December 31, 1996 and such capitalization as adjusted to give effect to the issuance of the TECONS in the TECONS Offering and the issuance of 2,550,000 shares of AES Common Stock in the Common Stock Offering, but not the application of the proceeds therefrom. See "Use of Proceeds".

                                                                          ----------------------
                                                                            DECEMBER 31, 1996
Dollars in millions, except per share data                                ACTUAL     AS ADJUSTED
                                                                          ------     -----------
SHORT-TERM DEBT:
  Revolving bank loan (current portion)................................   $   88          $   88
  Project financing debt (current portion).............................      110             110
                                                                          ------          ------
     Total short-term debt.............................................   $  198           $ 198
                                                                          ======          ======
LONG-TERM DEBT:
  Revolving bank loan..................................................   $  125           $ 125
  Project financing debt...............................................    1,558           1,558
  9 3/4% Senior Subordinated Notes due 2000............................       75              75
  10 1/4% Senior Subordinated Notes due 2006...........................      250             250
                                                                          ------          ------
     Total long-term debt..............................................    2,008           2,008
                                                                          ------          ------
COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF AES
  TRUST I..............................................................       --             250
STOCKHOLDERS' EQUITY:
  Common Stock, $.01 par value: 100.0 million shares authorized; 77.4
     million shares issued and outstanding (1).........................        1               1
  Additional paid-in capital...........................................      360             504
  Retained earnings....................................................      396             396
  Treasury stock.......................................................       (3)            (3)
  Cumulative foreign currency translation adjustment...................      (33)           (33)
                                                                          ------          ------
     Total stockholders' equity........................................      721             865
                                                                          ------          ------
       Total capitalization............................................   $2,729          $3,123
                                                                          ======          ======

---------------
(1) As adjusted, 80.0 million shares of AES Common Stock issued and outstanding. In addition to the shares of AES Common Stock outstanding, as of December 31, 1996, there were outstanding warrants and options to purchase 4.7 million shares of AES Common Stock and stock units to purchase 0.3 million shares of AES Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes certain selected consolidated financial data, which should be read in conjunction with the Company's consolidated financial statements and related notes and with the "Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement. The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and the independent auditors' report thereon, are included elsewhere in this Prospectus Supplement.

                                                       ----------------------------------------------
                                                                  YEARS ENDED DECEMBER 31
In millions, except ratio and per share data            1992      1993      1994      1995      1996
                                                       ------    ------    ------    ------    ------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Sales.............................................   $  394    $  508    $  514    $  672    $  824
  Services..........................................        7        11        19         7        11
                                                       ------    ------    ------    ------    ------
     Total revenues.................................      401       519       533       679       835
                                                       ------    ------    ------    ------    ------
Operating cost and expenses:
  Cost of sales.....................................      222       257       252       388       495
  Cost of services..................................        6         9        13         6         7
  Selling, general and administrative expenses......       18        35        32        32        35
  Provision to reduce carrying value of assets......       --        22        --        --        20
                                                       ------    ------    ------    ------    ------
     Total operating costs and expenses.............      246       323       297       426       557
                                                       ------    ------    ------    ------    ------
Operating income....................................      155       196       236       253       278
Other income and (expense):
  Interest expense..................................      (99)     (128)     (125)     (127)     (144)
  Interest income...................................        8        11        22        27        24
  Equity in earnings of affiliates (net of income
     taxes).........................................        2        10        12        14        35
                                                       ------    ------    ------    ------    ------
Income before income taxes, minority interest and
  extraordinary item................................       66        89       145       167       193
Income taxes........................................        9        18        44        57        60
Minority interest...................................        1        --         3         3         8
                                                       ------    ------    ------    ------    ------
Net income before extraordinary item................       56        71        98       107       125
Extraordinary item..................................       --        --         2        --        --
                                                       ------    ------    ------    ------    ------
Net income..........................................   $   56    $   71    $  100    $  107    $  125
                                                       ======    ======    ======    ======    ======
Net income per share................................   $ 0.80    $ 0.98    $ 1.32    $ 1.41    $ 1.62
                                                       ======    ======    ======    ======    ======
Weighted average number of common and common
  equivalent shares.................................     69.4      73.0      75.8      75.9      77.3
Ratio of earnings to fixed charges(1)...............     1.37x     1.63x     2.08x     2.18x     1.84x

BALANCE SHEET DATA:
Total assets........................................   $1,552    $1,687    $1,915    $2,341    $3,622
Revolving bank loan (current).......................       --        --        --        50        88
Project financing debt (current)....................       71        79        61        84       110
Revolving bank loan (long-term).....................       --        --        --        --       125
Project financing debt (long-term)..................    1,146     1,075     1,019     1,098     1,558
Other notes payable (long-term).....................       50       125       125       125       325
Stockholders' equity................................      177       309       401       549       721

---------------
(1) During the period from January 1, 1992 until December 31, 1996, no shares of Preferred Stock were issued or outstanding, and during that period the Company did not pay any Preferred Stock dividends.

                      DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The AES Corporation and its subsidiaries and affiliates are primarily in the business of selling electricity to customers in the U.S., England, Northern Ireland, Argentina, China, Brazil, Hungary and Kazakstan. Electricity sales accounted for 97% of total revenues during 1996 and 1995. Other sales arise from the sale of steam and other commodities related to the Company's cogeneration operations. Service revenues represent fees earned in connection with energy consulting, wholesale power services and services provided to affiliates.

The electricity sold is generated (or manufactured) by power plants owned or leased by subsidiaries and affiliates. AES now operates and owns (entirely or in part) a diverse portfolio of electric power plants with a total capacity of 9,627 megawatts. Of that total, 60% are fueled by coal or petroleum coke, 8% are fueled by natural gas, 10% are hydroelectric facilities, 1% are fueled by oil and the remaining 21% are capable of using multiple fossil fuels. Of the total megawatts, 1,069 (six plants) are located in the U.S., 1,420 (three plants) are in the UK, 840 (five plants) are in Argentina, 229 (four plants) are in China, 1,281 (three plants) are in Hungary, 788 (four hydro-electric complexes) are in Brazil and 4,000 (one plant) is in Kazakstan. AES has grown its portfolio of generating assets by greenfield development and by acquisitions of existing plants, primarily through competitively bid privatization initiatives outside the U.S.

AES is currently in the process of adding 1,672 megawatts to its operating portfolio by constructing two oil-fired power plants in Pakistan totaling 674 megawatts, a 180 megawatt coal-fired plant in the U.S., one oil-fired, one natural gas-fired and three coal-fired plants in China (one of which is an extension of an existing plant) totaling 588 megawatts and a 230 megawatt natural gas-fired plant in Wales. In total, AES's net equity ownership in plants in operation and under construction is 7,475 megawatts.

Because of the significant magnitude and complexity of building electric generating plants, construction periods often range from two to four years, depending on the technology and location. AES currently expects that projects now under construction will reach commercial operation and begin to sell electricity at various dates through 1999. The completion of each plant in a timely manner is generally supported by a guarantee from the plant's construction contractor; however, it remains possible, due to changes in the economic, political, technological, regulatory or logistical circumstances surrounding individual plants and their locations, that commercial operations may be delayed.

AES believes that there is significant demand for both new and more efficiently operated electric generating capacity in many regions around the world. In an effort to further grow and diversify the Company's portfolio of electric generating plants, AES is pursuing, through its integrated divisions, additional greenfield developments and acquisitions in many countries. Several of these acquisitions, if consummated, would require the Company to obtain substantial additional financing, in the form of both debt and equity financing, in the short term.

Certain subsidiaries and affiliates (domestic and non-U.S.) have signed long-term contracts for the sale of electricity and are in various stages of developing the related greenfield projects. Because these potential projects have yet to begin construction or procure committed long-term financing ("financial closing"), there exist substantial risks to their successful completion, including, but not limited to, those relating to failures of siting, financing, construction, permitting, governmental approvals or termination of the power sales contract as a result of a failure to meet milestones. As of December 31, 1996, capitalized costs for projects under development were approximately $53 million. The Company believes that these costs are recoverable; however, no assurance can be given that changes in circumstances related to individual development projects will not occur or that any of these projects will be completed and reach commercial operation.

AES has been successful in acquiring a portion of its portfolio by participating in competitive bidding under government sponsored privatization initiatives and has been particularly interested in acquiring existing assets in electricity markets that are promoting competition. In such privatizations, sellers generally seek to complete competitive solicitations in less than one year, much quicker than greenfield development, and require payment in full on transfer. AES believes that its experience in competitive markets and its integrated divisional structure, with geographically dispersed locations, enable it to react quickly and creatively in such situations.

Because of this relatively quick process or other considerations, it may not always be possible to arrange "project financing" (the Company's historically preferred financing method, which is discussed further under "Cash Flows, Financial Resources and Liquidity") for specific potential acquisitions. As a result, during 1996, the Company enhanced its financial capabilities to respond to these more accelerated opportunities by expanding the Revolver to $425 million. AES also filed a $750 million "universal shelf" registration statement that provides for the issuance of various additional debt and preferred or common equity securities either individually or in combination. The TECONS Offering and the Common Stock Offering are being made pursuant to such shelf registration. AES also may consider an exchange of project ownership interests to fund future acquisition opportunities.

RESULTS OF OPERATIONS

Revenues

Total revenues increased $156 million (23%) to $835 million from 1995 to 1996 after increasing $146 million (27%) to $679 million from 1994 to 1995. The increase in 1996 primarily reflects the acquisition of controlling interests in AES Tiszai and AES Ekibastuz. The increase from 1994 to 1995 primarily reflects the additional revenues arising from the acquisition of a controlling interest in AES San Nicolas, the consolidation of AES Deepwater (resulting from the acquisition of its outstanding debt), and improved capacity factors at AES Thames and AES Barbers Point. These increases were offset, in part, by decreased energy revenues at AES Placerita.

The nature of most of the Company's operations is such that each power plant generally relies on one power sales contract with a single electric utility customer or a regional or national transmission and distribution customer for the majority, if not all, of its revenues. During 1996, the Company's five largest customers accounted for 73% of total revenues. The prolonged failure of any one customer to fulfill its contractual payment obligations in the future could have a substantial negative impact on AES's results of operations. Where possible, the Company has sought to reduce this risk, in part, by entering into power sales contracts with customers that have their debt or preferred stock rated "investment grade" by nationally recognized rating agencies and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

However, AES does not limit its business solely to the most developed countries or economies, or only to those countries with investment grade sovereign credit ratings. In certain locations, particularly developing countries or countries that are in a transition from centrally planned to market oriented economies, the electricity purchasers may experience difficulty in meeting contractual payment obligations.

In August 1996, AES, together with its partner, acquired a 4,000 megawatt mine-mouth, coal-fired power facility in Kazakstan. The facility sells electricity to the government-owned distribution company under a 35 year power sales contract. Due to economic difficulties over the ten years prior to the Company's purchase, the facility has experienced a reduction in performance and has operated at a capacity factor of approximately 20%. AES has agreed to increase the availability to 63% over a five year period (contingent on the purchaser's performance of its obligations under the power sales contract). Through December 31, 1996, approximately $35 million (excluding VAT) was billed under the power sales contract for electricity, of which the purchaser paid approximately $5 million. The Company has recorded a provision of $20 million to reduce the carrying value of the contract receivable as of December 31, 1996 to $10 million. As of December 31, 1996, the net assets of this project were $24 million, a portion of which was represented by the contract receivable referred to above. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries of electricity under the power sales contract or the recoverability of the Company's investment or additional amounts the Company may invest in the project. Other substantial risks associated with this plant exist, including those relating to operations and maintenance, construction, refurbishment, political risk, repatriation of earnings and currency convertibility.

A portion of the electricity sales from certain plants is not subject to a contract and is available for sale, when economically advantageous, in the relevant spot electricity market. The prices paid for electricity in the spot markets may be volatile and are dependent on the behavior of the relevant economies, including the demand for and retail price of electricity and the competitive price and availability of power from other suppliers.

Costs of Sales and Services

Total costs of sales and services increased $108 million (27%) to $502 million in 1996 after increasing $129 million (49%) to $394 million from 1994 to 1995. The increase in 1996 was caused primarily by the costs of electricity sales associated with the acquisition of controlling interests in AES Tiszai and AES Ekibastuz. The increase from 1994 to 1995 was caused primarily by the additional operating costs arising from the acquisitions of a controlling interest in AES San Nicolas, the consolidation of AES Deepwater and increased fuel costs arising from a higher capacity factor at AES Barbers Point, offset in part by decreased fuel and operating costs at AES Placerita.

Gross Margin

Gross margin (revenues less costs of sales and services) increased (prior to consideration of the $20 million provision to reduce contract receivable) $48 million (17%) to $333 million from 1995 to 1996 after increasing $17 million (6%) to $285 million from 1994 to 1995. The improvement in 1996 primarily reflects the additional gross margins contributed by the operations of AES Tiszai and AES Ekibastuz, improved operations of AES San Nicolas and AES Thames and higher electricity prices under the AES Deepwater sales contract due to higher natural gas prices. The improvement in 1995 reflects the acquisitions of a controlling interest in AES San Nicolas, the consolidation of AES Deepwater and improved operations at AES Placerita and AES Thames, offset in part by lower service revenues from affiliates. Gross margin as a percentage of total revenues (net of the provision to reduce contract receivable) decreased from 42% in 1995 to 37% in 1996, primarily due to lower gross margin percentages at AES Tiszai and AES Ekibastuz, offset in part by an improved gross margin percentage at AES Deepwater. Gross margin as a percentage of total revenues decreased from 50% in 1994 to 42% in 1995, primarily due to a lower gross margin percentage at AES San Nicolas.

Because the Company's operations are located in different geographical areas, seasonal variations have not historically had a significant effect on quarterly financial results. However, unusual weather conditions and the specific needs of each plant to perform routine or unanticipated facility maintenance, which would require an outage, could have an effect on quarterly financial results. In addition, some power sales contracts permit the utility customer to significantly dispatch the related plant (i.e., direct the plant to deliver a reduced amount of electrical output) within certain specified parameters. Such dispatching, however, does not have a material impact on the results of operations of the related subsidiary because, even when dispatched, the plant's capacity payments generally are not reduced.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased less than $3 million (9%) to $35 million from 1995 to 1996 after increasing less than $1 million (3%) to $32 million from 1994 to 1995. The 1996 increase is attributable to increases in administrative costs and expenses associated with the development of new business opportunities. The 1995 increase is attributable to an increase in administrative costs. As a percentage of total revenues, selling, general and administrative expenses decreased to 4% in 1996, down from 5% in 1995 and 6% in 1994. The Company's general and administrative costs do not necessarily vary with changes in revenues.

Operating Income

Operating income improved $25 million (10%) to $278 million from 1995 to 1996 after increasing $17 million (7%) to $253 million from 1994 to 1995. The increases result from the factors discussed in the preceding paragraphs, offset in part for 1996 by the provision of $20 million to reduce the contract receivable at AES Ekibastuz.

Other Income and Expense

Other income and expense, on a net basis, decreased $1 million (1%) to $85 million from 1995 to 1996 after decreasing $5 million (5%) to $86 million from 1994 to 1995. Interest expense increased 13% in 1996 and increased 2% in 1995. The increase in 1996 reflects additional interest associated with increased borrowings under the Revolver, the issuance in June 1996 of $250 million of the Company's 10 1/4% senior subordinated notes due 2006 (the "10 1/4 Notes") and project financing debt associated with the acquisition of the Company's equity investment in Light and additional project financing debt associated with the acquisition of AES Tiszai, offset, in part, by declining balances related to other project financing debt. The increase in 1995 reflects the additional interest expense associated with the acquisition of a controlling interest in AES San Nicolas offset almost entirely by declining balances of other project financing debt. AES capitalizes interest incurred during the development and construction of its facilities. Interest capitalized totaled approximately $27 million in 1996, $8 million in 1995 and $2 million in 1994.

Interest income decreased 11% in 1996 and increased 23% in 1995. The 1996 decrease results primarily from lower invested funds at AES Chigen, offset in part by interest income earned on notes receivable at AES Tiszai. The 1995 increase reflects higher cash and debt service reserve account balances at operating plants, higher interest rates and a full year of interest on AES Chigen's invested cash balances, offset in part by investments in new projects at AES Chigen and a decrease in the balance of corporate unrestricted cash and cash equivalents.

Equity in earnings of affiliates (after income taxes) increased 150% in 1996 and 17% in 1995. The increase in 1996 results almost entirely from the Company's acquisition of an 11.35% interest in Light in June 1996, offset slightly by a decrease in equity in earnings from NIGEN due to a planned outage. The increase in 1995 results most significantly from the start of operations at Medway in late 1995.

Income Taxes

The Company's effective tax rate increased to 40% in 1996 and to 38% in 1995 from 34% in 1994. The increase in 1996 is due primarily to foreign withholding and income taxes. The increase in 1995 is due to the elimination of the U.S. federal valuation allowance resulting from the purchase in 1995 of the previously outstanding debt of AES Deepwater.

Extraordinary Items

During 1994, the Company purchased and retired the subordinated project financing debt and accrued interest at AES Placerita, resulting in an extraordinary gain of $4 million, net of taxes. Also, in 1994, the Company's affiliate, NIGEN, refinanced its outstanding project financing loan through a public debenture offering. The extinguishment of such debt resulted in an extraordinary loss of $7 million, of which the Company's share was $2 million, net of taxes.

OUTLOOK

All over the world, electricity markets are being restructured and there is a trend away from government-owned and government-regulated electricity systems toward deregulated, competitive market structures. Many countries have rewritten their laws and regulations to allow foreign investment and private ownership of electricity generation, transmission or distribution systems. Some countries (for example, the UK, Brazil and some of those of the former Soviet Union, among others) have or are in the process of "privatizing" their electricity systems by selling all or part of such to private investors. This global trend of electricity market restructuring has created significant new business opportunities for companies like AES.

Although recent activity in the U.S. electricity market has provided some opportunities for independent and competitive power companies, most of the country's generating capacity along with substantially all of the transmission and distribution services continue to be regulated under a state and federal regulatory framework. In the U.S., some states (for example, California, Illinois, Massachusetts, Michigan and Pennsylvania) have passed or are considering new legislation that would permit utility customers to choose their electricity supplier in a competitive electricity market (so-called "retail access" or "customer choice" laws). While each state's plan differs in details, there are certain consistent elements, including allowing customers to choose their electricity suppliers by a certain date (the dates in the existing or proposed legislation vary between 1998 and 2003), allowing utilities to recover "stranded assets" (the remaining costs of uneconomic generating or regulatory assets) and a reaffirmation of the validity of contracts like the Company's U.S. contracts.

In addition to the potential for state restructuring legislation, the U.S. Congress has proposed new federal legislation to encourage customer choice and recovery of stranded assets. Federal legislation might be needed to avoid the "patchwork quilt" effect of each state acting separately to pass restructuring legislation. While it is uncertain whether or when federal legislation dealing with electricity restructuring might be passed, it is the opinion of the Company that such legislation would likely have a neutral or positive effect on the Company's U.S. business.

There is also legislation currently before the U.S. Congress to repeal part or all of the current provisions of the Public Utility Regulatory Policies Act of 1978 ("PURPA") and of the Public Utility Holding Company Act of 1935 ("PUHCA"). The Company believes that if such legislation is adopted, competition in the U.S. for new capacity from vertically integrated utilities would presumably increase. However, independents like AES would also be free to acquire retail utilities.

As consumers, regulators and suppliers continue the debate about how to further decrease the regulatory aspects of providing electricity services, the Company believes in and is encouraging the continued orderly transition to a more competitive electricity market. Inherent in any significant transition to competitive markets are risks associated with the competitiveness of existing regulated enterprises, and as a result, their ability to perform under long-term contracts such as the Company's electricity sale contracts. Although AES strongly believes in the integrity of its contracts, there can be no assurance that each of its customers, in a restructured and competitive environment, will be capable in all circumstances of fulfilling their financial and legal obligations.

It is also possible that as more of the world's markets for electricity move toward competition, an increasing proportion of the Company's revenues may be dependent on prices determined in spot markets. In order to capture a portion of the market share in competitive generation markets, AES is considering and may elect to invest in and construct low-cost plants in those markets. Such an investment, which would not necessarily be supported by a long-term electricity sales contract for all or any of the plant's expected output, may require the Company (as well as its competitors) to make larger equity contributions (as a percentage of the total capital cost) than the more "traditional" contract-based investments.

AES's involvement in the development of new projects and the acquisition of existing plants in locations outside the U.S. is increasing and most of AES's current development and acquisition activities are for projects and plants outside the U.S. The financing, development and operation of such projects and plants may entail significant political and financial uncertainties and other structuring issues (including, without limitation, uncertainties associated with the legal environments, with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency convertibility, political instability, civil unrest and expropriation). These issues have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or plant being operated, which AES may not be capable of or choose to fully insure or hedge against.

FINANCIAL POSITION

At December 31, 1996, AES had working capital of $120 million as compared to $218 million at the end of 1995. The decrease is primarily attributable to decreased balances of cash and short-term investments, increases in accounts payable and accrued liabilities and increases in the current portion of borrowings under the Revolver and project financing debt, offset in part by increases in inventory, accounts receivable and deferred income taxes.

Property, plant and equipment, net of accumulated depreciation, was $2.22 billion at December 31, 1996, up from $1.55 billion at the end of 1995. The net increase of $670 million (43%) is primarily attributable to the acquisition during 1996 of AES San Juan, AES Tiszai and AES Ekibastuz, the continuation of construction activities at AES Lal Pir, AES Pak Gen and AES Warrior Run and the commencement of construction activities at Jiaozou and AES Barry.

Other assets increased $555 million (161%) to $900 million primarily due to the Company's purchase of and undistributed earnings from an 11.35% interest in Light, payments to debt service reserves, payments for deferred financing costs associated with a higher level of debt financing, reimbursable payments for contracts related to a project in development and intangible assets acquired through the purchase of AES San Juan.

Project financing debt, net of repayments, increased as a result of additional borrowings associated with the Company's purchase of an 11.35% interest in Light and additional construction borrowings associated with AES Lal Pir, AES Pak Gen and AES Warrior Run. A significant portion of the AES Lal Pir and AES Pak Gen loans, associated with equipment purchases, will be borrowed and repaid (as scheduled in the future) in Japanese yen. The anticipated electricity prices under the related power sales contracts (to be received beginning with commercial operation of those plants) also include a yen component designed to correlate with the yen-based financing.

Other notes payable (non-current) increased $325 million (260%) to $450 million as a result of the issuance of the $250 million of the 10 1/4% Notes and increased borrowings under the Revolver of $125 million that are due in excess of one year, offset in part by the conversion of $50 million of the Company's
6 1/2% convertible subordinated debentures.

CASH FLOWS, FINANCIAL RESOURCES AND LIQUIDITY

Cash from Operations

Cash flows provided by operating activities totaled $182 million during 1996 as compared to $197 million during 1995 and $164 million in 1994. The decrease in 1996 was primarily due to a larger proportion of net income being derived from undistributed earnings from affiliates, larger cash payments for income taxes and increased deferred financing costs associated with a higher level of debt financing activity in 1996. These factors offset a significant increase in net income before depreciation as compared with 1995. The increase in 1995 was primarily due to increased pre-tax income. Unrestricted net cash flow (as defined in the Indenture for the 10 1/4% Notes, which is after cash paid for general and administrative costs, taxes and project development expenses but before investments and debt service) amounted to approximately $133 million for the year ended December 31, 1996 as compared to $110 million for the year ended December 31, 1995.

Cash from Investing Activities

Net cash used in investing activities totaled $1.135 billion during 1996 as compared to $343 million during 1995 and $120 million in 1994. The 1996 amount primarily reflects the acquisitions of AES San Juan, AES Tiszai and AES Ekibastuz; the Light investment; construction progress at AES Lal Pir, AES Pak Gen, AES Warrior Run and AES Barry; AES Chigen's investments in various projects; reimbursable payments for contracts related to a project in development; and the funding of debt service reserves for the project financing of the Light investment. The 1995 amount primarily reflects the Company's investments in the outstanding debt of AES Deepwater; additional ownership in AES San Nicolas; the acquisition of AES Rio Juramento; construction efforts at AES Lal Pir, AES Pak Gen and AES Warrior Run; and AES Chigen's investments in the Wuxi and Yangchun Fuyang projects. The 1994 amount primarily reflects the investment of cash in short-term investments, capital additions and investments in projects in development.

Cash from Financing Activities

Net cash provided by financing activities aggregated $899 million during 1996 as compared to $130 million during 1995 and $80 million in 1994. The significant cash financing inflows in 1996 were caused by construction loan draws for AES Lal Pir, AES Pak Gen and AES Warrior Run; project acquisition financing of the Light investment; issuance of $250 million of the 10 1/4% Notes; initial project financing at AES San Nicolas; and net borrowings under the Company's revolving line of credit. Significant cash financing outflows were due to scheduled debt amortization of the project financings. During 1995 the Company drew on its project financing loan commitments associated with the construction of AES Lal Pir and AES Warrior Run and borrowed under the Revolver. Repayments of project financing loans during the year were made in accordance with contracted debt service requirements. During 1994, AES Chigen completed an initial public offering of 10.2 million shares of Class A common stock. The Company also made scheduled principal payments on project financing debt in 1994.

Financial Resources and Liquidity

AES has primarily utilized project financing loans to fund the capital expenditures associated with constructing and acquiring its electric power plants and related assets. Project financing borrowings have been substantially non-recourse to other subsidiaries and affiliates and to The AES Corporation as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. The Company intends to continue to seek, where possible, such non-recourse project financing in connection with the assets which the Company or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual projects, the Company's traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, the Company, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related project, and may cease development of such project.

In addition to the project financing loans, if available, AES provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from issuances of senior subordinated notes, convertible debentures and common stock of the Company. In August 1996, substantially all $50 million of the Company's
6 1/2% convertible subordinated debentures due in 2002 were converted into approximately 1.9 million shares of AES Common Stock. The Company also expects to issue approximately 2.5 million shares of AES Common Stock to purchase all of the remaining outstanding Class A shares of AES Chigen at an exchange rate of
0.29 share of AES Common Stock for each share of AES Chigen Class A common stock in April 1997, subject to approval by the holders of the Class A common stock.

Interim needs for shorter-term and working capital financing at the parent company have been met with borrowings under the Revolver. Over the past several years, the Company has continued to increase the amount of available financing under the Revolver. In the second quarter of 1996, AES increased the size of the Revolver to $425 million. Under the terms of the Revolver, AES will be required to reduce its direct borrowings to $125 million for 30 consecutive days during each twelve month period. The terms of the Revolver also include financial covenants related to net worth, cash flow and investments, and restrictions related to the incurrence of additional debt and certain other obligations and limitations on cash dividends. At December 31, 1996, cash borrowings and letters of credit outstanding under the Revolver amounted to $213 million and $123 million, compared with $50 million and $56 million in 1995. The Company may also attempt to meet its short-term and interim funding needs with commitments from banks and other financial institutions at the parent or subsidiary level on an as needed basis.

The ability of AES's subsidiaries and affiliates to declare and to pay dividends to AES is restricted under the terms of existing project financing debt agreements. See Note 5 to the consolidated financial statements for additional information. In connection with its project financings and project-related contracts, AES has expressly undertaken certain limited obligations and contingent liabilities, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and contingent liabilities, excluding those collateralized using letter of credit obligations under the Revolver, were limited by their terms as of December 31, 1996 to an aggregate of approximately $176 million. The Company is obligated under other contingent liabilities which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These contingent liabilities aggregated $33 million as of December 31, 1996. In addition, AES has expressly undertaken certain other contingent obligations which the Company does not expect to have a material adverse effect on its results of operations or financial position, but which by their terms are not capped at a dollar amount. Because each of the Company's plants and projects is a distinct entity, the plants and projects are geographically diverse and the obligations related to a single plant or project are based on contingencies of varying types, the Company believes it is unlikely that it will be called upon to perform under several of such obligations at any one time. AES's obligations and contingent liabilities described above in certain cases take the form of, or are supported by, letters of credit.

At December 31, 1996, the Company had future commitments to fund investments in its projects under construction and in development of $106 million. Of this amount, letters of credit in the amount of $76 million have been issued to support these obligations. In February 1997, the Company agreed to acquire the international assets of Destec at a total price to AES of $407 million (including approximately $42 million of net monetized assets), which price is subject to adjustment to reflect net cash flow between the international assets and the rest of Destec from January 1, 1997 to the closing date. The Company has not yet purchased such assets, but at the time of any such purchase, expects to assume certain obligations which require the funding of equity investments in some of these projects in the amount of approximately $82 million over the ensuing two years. These future capital commitments are expected to be funded by internally-generated cash flows and by external financings as may be necessary.

Inflation, Interest Rates, Exchange Rates, Changing Energy Prices and Environmental Performance

The Company attempts, whenever possible, to hedge certain aspects of its projects against the effects of fluctuations in inflation, interest rates, exchange rates and energy prices. AES has generally structured the energy payments in its power sales contracts to adjust with similar price indices as its contracts with the fuel suppliers for the corresponding plants. In some cases a portion of revenues is associated with operations and maintenance costs, and as such is indexed to adjust with inflation. AES has also used a hedging strategy to insulate each plant's financial performance, where appropriate, against the risk of fluctuations in interest rates. Depending on whether capacity payments are fixed or vary with inflation, the Company generally hedges against interest rate fluctuations by arranging fixed-rate or variable rate financing, respectively. In certain cases, the Company executes interest rate swap and interest rate cap agreements to effectively fix or limit the interest rate on the underlying variable rate financing. Such swaps effectively increased the total weighted average borrowing rate on the portion of the Company's hedged debt by 4.1 percentage points, 3.5 percentage points and 4.5 percentage points for the years ended December 31, 1994, 1995 and 1996, respectively. Swap payments in excess of variable interest paid for those same periods were $44 million, $24 million and $29 million, respectively. The following table presents (in millions) the aggregate notional principal amount of interest rate swaps categorized by annual maturity at December 31, 1996 and the weighted average interest rates paid and received (based on market conditions at December 31, 1996):

PAY FIXED RATE SWAPS

                                                       ----------------------------------------------
                                                                                  WEIGHTED AVERAGE
                                                       AGGREGATE NOTIONAL           INTEREST RATE
ANNUAL MATURITY                                         PRINCIPAL AMOUNT         PAID       RECEIVED
---------------                                        -------------------      ------      ---------
1997................................................          $ 137             12.48%          5.46%
1998................................................          $  15              9.90%          5.43%
1999................................................          $ 167             10.40%          5.45%
2000................................................          $  17              9.90%          5.43%
2001 through 2007...................................          $ 214              9.90%          5.43%

In addition, certain subsidiaries of the Company have interest rate cap agreements with terms ranging from three to six years in an aggregate notional amount of $280 million.

The hedging mechanisms described above are implemented through contractual provisions with fuel suppliers and international financial institutions. As a result, their effectiveness is dependent, in part, on each counterparty's ability to perform in accordance with the provisions of the relevant contract. The Company has sought to reduce this risk by entering into contracts with creditworthy organizations, where possible, and where not possible, as in the case of certain local fuel suppliers, to execute standby or option agreements with a creditworthy organization.

Because of the complexity of hedging strategies and the diverse nature of AES's operations, the financial performance of its portfolio, although significantly hedged, will likely be somewhat affected by fluctuations in inflation, interest rates and energy prices. For example, AES's current portfolio of operating plants generally performs better with higher oil and natural gas prices and with lower interest rates. Performance is also sensitive to the difference between inflation and interest rates, and generally performs better when increases in inflation are higher than increases in interest rates.

Through its equity investments in foreign affiliates and subsidiaries, AES operates in jurisdictions dealing in currencies other than the Company's consolidated functional currency, the U.S. dollar. Such investments and advances were made to fund equity requirements and to provide collateral for contingent obligations. Due primarily to the long-term nature of the investments and advances, the Company accounts for any adjustments resulting from translation as a charge or credit directly to a separate component of stockholders' equity until such time as the Company realizes such charge or credit. At that time any differences would be recognized in the statement of operations as gains or losses.

In addition, certain of the Company's foreign subsidiaries have entered into obligations in currencies other than their own functional currencies or the U.S. dollar. These subsidiaries have attempted to limit potential foreign exchange exposure by entering into revenue contracts which adjust to changes in the foreign exchange rates. Certain foreign affiliates and subsidiaries operate in countries where the local inflation rates are greater than U.S. inflation rates. In such cases the foreign currency tends to devalue relative to the U.S. dollar over time. The Company's subsidiaries and affiliates have entered into revenue contracts which attempt to adjust for these differences; however, there can be no assurance that such adjustments will compensate for the full effect of currency devaluation, if any.

The Company had approximately $33 million in cumulative translation adjustment losses at December 31, 1996.

Because of the nature of AES's operations and previous operations by others at certain of its current and future facilities, its activities are subject to stringent environmental regulation by relevant authorities at each plant location and the risk of claims under environmental laws. If environmental laws or regulations were to change in the future, there can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business and financial condition would not be materially and adversely affected. In addition, the Company will be required to make significant capital or other expenditures in connection with environmental matters. Although the Company is not aware of non-compliance with environmental laws which would have a material adverse effect on the Company's business or financial condition, at times the Company has been in non-compliance, although no such instance has resulted in revocation of any permit or license.

                                    BUSINESS

AES is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. The Company was one of the original entrants in the independent power market and today is one of the world's largest independent power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction. AES markets power principally from electricity generating facilities that it develops, acquires, owns and operates.

Over the last five years, the Company has experienced significant growth. This growth has resulted primarily from greenfield development and also from the acquisition of existing plants, through competitively bid privatization initiatives outside of the United States or negotiated acquisitions. Since 1992, the Company's total generating capacity in megawatts has grown by 426%, with the total number of plants in operation increasing from eight to 26. Additionally, the Company's total revenues have increased at a compound annual growth rate of 20% from $401 million in 1992 to $835 million in 1996, while net income has increased at a compound annual growth rate of 22% from $56 million to $125 million over the same period. AES operates and owns (entirely or in part), through subsidiaries and affiliates, power plants in seven countries with a capacity of approximately 9,600 megawatts (including 4,000 megawatts attributable to Ekibastuz which currently has a capacity factor of approximately 20%). AES is also constructing eight additional power plants and one expansion in four countries with a capacity of approximately 1,700 megawatts. The Company's total ownership in plants in operation and under construction aggregates approximately 11,300 megawatts and its net equity ownership in such plants is approximately 7,500 megawatts. In addition, AES has numerous projects in advanced stages of development, including seven projects with design capacity of approximately 4,700 megawatts that have executed or been awarded power sales agreements.

As a result of the Company's significant growth in recent years, the Company's operations have become more diverse with regard to both geography and fuel service and it has reduced its dependence upon any single project or customer. During 1996, four of the Company's projects contributed more than 10% of the Company's total revenues, Shady Point which represented 20%, San Nicolas which represented 16%, Thames which represented 16% and Barbers Point which represented 15%.

OUTLOOK

The global trend of electricity market restructuring has created significant new business opportunities for companies like AES. Both domestic and international, electricity markets are being restructured and there is a trend away from government-owned electricity systems toward deregulated, competitive market structures. Many countries have rewritten their laws and regulations to allow foreign investment and private ownership of electricity generation, transmission or distribution systems. Some countries have or are in the process of "privatizing" their electricity systems by selling all or part of such systems to private investors. With 18 of its projects having been acquired or commenced commercial operations since 1992, AES has been an active participant in both the international privatization process and the development process. The Company is currently pursuing over 60 projects including acquisitions, the expansion of existing plants and new projects. AES believes that there is significant demand for both new and more efficiently operated electric generating capacity in many regions around the world. In an effort to further grow and diversify the Company's portfolio of electric generating plants, AES is pursuing, through its integrated divisions, additional greenfield developments and acquisitions in many countries. Several of these acquisitions, if consummated, would require the Company to obtain substantial additional financing, in the form of both debt and equity financing, in the short term.

STRATEGY

The Company's strategy in helping meet the world's need for electricity is to participate in competitive power markets as they develop either by greenfield development or by acquiring and operating existing facilities or systems in these markets. The Company generally operates electric generating facilities that utilize natural gas, coal, oil, hydro power, or combinations thereof. In addition, the Company participates in the distribution and retail supply businesses in certain limited instances, and will continue to review opportunities in such markets in the future.

Other elements of the Company's strategy include:

        - Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance;

        - Constructing or acquiring projects of a relatively large size (generally larger than 100 megawatts);

        - When available, entering into power sales contracts with electric utilities or other customers with significant credit strength; and

        - Participating in distribution and retail supply markets that grant concessions with long-term pricing arrangements.

The Company also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, the Company prefers to operate all facilities which it develops or acquires; however, there can be no assurance that the Company will have operating control of all of its facilities.

Where possible, AES attempts to sell electricity under long-term power sales contracts. The Company attempts, whenever possible, to structure the revenue provisions of such power sales contracts such that changes in the cost components of a facility (primarily fuel costs) correspond, as effectively as possible, to changes in the revenue components of the contract. A plant's revenue from a power sales contract usually consists of two components, energy payments and capacity payments. Energy payments are usually based on a plant's net electrical output, with payment rates usually indexed to the fuel costs of the customer or to general inflation indices. Capacity payments are based on either a plant's net electrical output or its available capacity. Capacity payment rates vary over the term of a power sales contract according to various schedules. Some power sales contracts permit the utility customer to dispatch the plant (i.e., direct the plant to deliver a reduced amount of electric output) within certain specified parameters. AES attempts to structure the power sales contract payments so that, even when dispatching occurs, the plant continues to receive capacity payments (which provide substantially all of the plant's profits, if any), while it receives reduced energy payments (which primarily cover the variable operating, maintenance and fuel costs associated with operating at higher or lower levels).

The Company attempts to provide fuel for its operating plants generally under long-term supply agreements, either through contractual arrangements with third parties or, in some instances, through acquisition of a dependable source of fuel. The Company will generally contract with outside parties, often the project's fuel supplier, to provide for the removal and disposal of waste.

As electricity markets become more competitive, it may be more difficult for AES (and other power generation companies) to obtain long-term power sales contracts. In markets where long-term contracts are not available, AES will pursue methods to hedge costs and revenues to provide as much assurance as possible of a project's profitability. In these situations, AES might choose to purchase a project with a partial hedge or with no hedge, with the strategy that its diverse portfolio of projects provides some hedge to the increased volatility of the project's earnings and cash flow. Additionally, AES may choose not to participate in these markets.

The Company attempts to finance each domestic and foreign plant primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the project's revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and cash flow of that plant subsidiary or affiliate. This type of financing is generally referred to as "project financing." The lenders under these project financing structures cannot look to AES or its other projects for repayment, unless such entity explicitly agrees to undertake liability. AES has explicitly agreed to undertake certain limited obligations and contingent liabilities, most of which by their terms will only be effective or will be terminated upon the occurrence of future events. These obligations and liabilities take the form of guaranties, letter of credit reimbursement agreements, and agreements to pay, in certain circumstances, to project lenders or other parties amounts up to the amounts of distributions previously made by the applicable subsidiary or affiliate to AES. To the extent AES becomes liable under guaranties and letter of credit reimbursement agreements, distributions received by AES from other projects are subject to the possibility of being utilized by AES to satisfy these obligations. To the extent of these obligations, the lenders to a project effectively have recourse to AES and to the distributions to AES from other projects. The aggregate contractual liability of AES is, in each case, usually a small portion of the aggregate project debt, and thus the project financing structures are generally described herein as being "substantially non-recourse" to AES and its other projects.

The Company, a corporation organized under the laws of Delaware, was formed in 1981. The principal office of the Company is located at 1001 North 19th Street, Suite 2000, Arlington, Virginia 22209, and its telephone number is (703) 522-1315.

RECENT DEVELOPMENTS

In February 1997, AES entered into a definitive agreement to acquire the international assets (inclusive of approximately $42 million of net monetized assets) of Destec, a large independent energy producer with headquarters in Houston, Texas, at a total price to AES of $407 million, which price is subject to adjustment to reflect net cash flow between the international assets of Destec and the rest of Destec from January 1, 1997 to the closing date. NGC, working in conjunction with AES, was selected as the winning bidder in an auction for all of Destec at a total acquisition price of $1.27 billion. AES will acquire the international assets of Destec immediately following NGC's acquisition of Destec. Destec's international assets to be acquired by AES include ownership interests in the following five electric generating plants (with ownership percentages in parentheses): (i) a 110 MW gas-fired combined cycle plant in Kingston, Canada (50 percent); (ii) a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50 percent); (iii) a 140 MW gas-fired simple cycle plant in Cornwall, England (100 percent); (iv) a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99 percent); and (v) a 1,600 MW coal-fired plant in Victoria, Australia (20 percent). The acquisition by AES of Destec's international assets also includes all of Destec's non-U.S. developmental stage power projects, including projects in Taiwan, England, Germany, the Philippines, Australia and Colombia. A number of risks are associated with this acquisition including those relating to the closing of the transaction (which, in itself, is contingent on the closing of NGC's acquisition of Destec), the receipt of government approvals and other consents, financing, operation and maintenance, construction and environmental risk.

In February 1997, AES announced that its subsidiary, AES Electric Ltd., raised L112.5 million of non-recourse project financing, underwritten solely by The Industrial Bank of Japan, Limited, for its 230 MW gas-fired combined cycle facility in Barry, South Wales, United Kingdom. The Barry facility will sell electricity into the national electricity market in the United Kingdom, and is expected to be operational by the second quarter of 1998. AES began construction of the Barry facility in October 1996. Substantial risks to the successful completion of this project exist, including those relating to governmental approvals, the demand for and price of electricity in the United Kingdom national electricity market, financing, construction and permitting. There can be no assurance that this project will be completed.

In February 1997, AES announced the execution by subsidiaries of AES of three power purchase agreements (the "PPAs"), for an aggregate generating capacity of at least 457 MWs, with GPU Energy, the energy services and delivery business of GPU, Inc., a public utility holding company. AES plans to build a 720 MW natural gas-fired, combined cycle facility in Pennsylvania to sell power under the PPAs beginning in 2000 and to sell power to other potential purchasers. Between March and July 1996, subsidiaries of AES acquired the right to negotiate the PPAs from other independent power producers for a net aggregate cost of approximately $28 million. GPU Energy is required to reimburse AES for substantially all its initial net investment if the project does not receive the requisite regulatory approvals and permits. In January 1997, a joint venture company led by a subsidiary of AES was selected as the winning bidder to build, own and operate a 484 MW gas-fired combined cycle power plant in the City of Merida, Yucatan, Mexico. These projects are subject to a number of risks including those related to financing, construction and contract compliance, and there can be no assurance that the project will be completed successfully.

In January 1997, AES acquired an additional 2.4% of the voting interest in Light Servicos de Electricidade, S.A. ("Light"), a vertically integrated electric utility in the state of Rio de Janeiro, Brazil, bringing its total equity interest in Light to 13.75%. In December 1996, a subsidiary of AES completed a $167.5 million syndicated bank financing related to its equity ownership of Light (which at the time was 11.35%). Under the terms of the financing, a wholly-owned subsidiary of AES pledged the shares of Light owned by it as collateral for the loan. The proceeds of the financing were used to repay a portion of the debt incurred in the original acquisition of Light.

In December 1996, AES, through a subsidiary, completed the purchase of an additional 12.5% of Tiszai Eromu Rt., an electric generation company in Hungary consisting of three power plants with an aggregate capacity of 1,281 MW and a coal mine, from employee pension plans at a cost of $17 million, bringing AES's total equity interest in Tiszai Eromu Rt. to 93.3%. In August 1996, AES acquired its initial 80.8% of Tiszai Eromu Rt. at a cost of $110 million.

In November 1996, AES Chigen and AES entered into an Agreement and Plan of Amalgamation, providing among other things for AES Chigen to become a wholly-owned subsidiary of AES. The Amalgamation is subject to various conditions, including the approval of the holders of the Class A Common Stock of AES Chigen, and there can be no assurance that the Amalgamation will be consummated. The AES Chigen shareholders meeting to vote on the Amalgamation is scheduled for March 31, 1997. The Company is party to pending litigation regarding the Amalgamation, which it does not believe will have a material adverse effect on its results of operations or financial position.

In August 1996, AES, together with its partner, acquired a 4,000 megawatt mine-mouth, coal-fired power facility in Kazakstan. The facility sells electricity to the government-owned distribution company under a 35 year power sales contract. Due to economic difficulties over the ten years prior to the Company's purchase, the facility has experienced a reduction in performance and has operated at a capacity factor of approximately 20%. AES has agreed to increase the availability to 63% over a five year period (contingent on the purchaser's performance of its obligations under the power sales contract). Through December 31, 1996, approximately $35 million (excluding VAT) was billed under the power sales contract for electricity, of which the purchaser paid approximately $5 million. The Company has recorded a provision of $20 million to reduce the carrying value of the contract receivable as of December 31, 1996 to $10 million. As of December 31, 1996, the net assets of this project were $24 million, a portion of which was represented by the contract receivable referred to above. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries of electricity under the power sales contract or the recoverability of the Company's investment or additional amounts the Company may invest in the project. Other substantial risks associated with this plant exist, including those relating to operations and maintenance, construction, refurbishment, political risk, repatriation of earnings and currency convertibility.

Sales to CL&P represented 16% of the Company's total revenues in 1996. Moody's Investor Service ("Moody's") and Standard & Poor's ("S&P") have rated CL&P's senior secured long-term debt Baa3/BBB- and placed CL&P on creditwatch with a negative outlook. In March 1997, as a result of regulatory action by the Public Service Commission of New Hampshire, Moody's and S&P downgraded the senior unsecured debt of Northeast Utilities, the parent of CL&P, from Ba2/BB to Ba3/BB-. See "Risk Factors -- Dependence on Utility Customers and Certain Projects" in the accompanying Prospectus.

                                  AES TRUST I

AES I is a statutory business trust formed on November 1, 1996 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a declaration of trust among the Trustees and the Company and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part, as of the date the TECONS are initially issued. The Declaration is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the TECONS, the holders thereof will own all of the issued and outstanding TECONS. The Company will acquire Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities. The Trust exists for the purpose of (a) issuing its Trust Securities for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary, convenient and incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. The Declaration does not permit the incurrence by the Trust of any indebtedness for borrowed money or the making of any investment other than in the Junior Subordinated Debentures. In the Declaration, the Company has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes.

                           DESCRIPTION OF THE TECONS

The TECONS will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Property Trustee, The First National Bank of Chicago, but not the other Trustees of the Trust, will act as the indenture trustee for purposes of the Trust Indenture Act. The terms of the TECONS and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act and the Business Trust Act. The following summarizes the material terms and provisions of the TECONS and is qualified in its entirety by reference to, the Declaration, which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, the Business Trust Act and the Trust Indenture Act.

GENERAL

The Declaration authorizes the Trust to issue the TECONS, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities and the TECONS rank pari passu with each other and will have equivalent terms except that (i) if a Declaration Event of Default occurs and is continuing, the rights of the holders of the Common Securities to payment in respect of periodic Distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the TECONS and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees. The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the TECONS and the Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the TECONS and the Common Securities. The payment of Distributions out of moneys held by the Property Trustee and payments on redemption of the TECONS or liquidation of the Trust are guaranteed by the Company on a subordinated basis as and to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the TECONS. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the TECONS, but the Preferred Securities Guarantee covers Distributions and other payments on the TECONS only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. See "Voting Rights."

DISTRIBUTIONS

Distributions on the TECONS will be fixed at an annual rate of $2.6875 per TECONS. Distributions in arrears for more than one calendar quarter will bear interest thereon at the rate per annum of 5.375% (to the extent permitted by law), compounded quarterly. The term "Distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30 day months.

Distributions on the TECONS will be cumulative, will accrue from March 31, 1997 and, except as otherwise described below, will be payable quarterly in arrears on the last day of each quarter, commencing on June 30, 1997, but only if, and to the extent that, interest payments are made in respect of Junior Subordinated Debentures held by the Property Trustee.

So long as the Company shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Company has the right under the Trust Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly interest periods and, as a consequence, the Trust would defer quarterly Distributions on the TECONS (though such Distributions would continue to accrue with interest thereon at the rate of 5.375% per annum, compounded quarterly) during any such Extension Period; provided that no such period may extend beyond the stated maturity of the Junior Subordinated Debentures. If the Company exercises the right to extend an interest payment period, the Company may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock during such Extension Period; provided that the foregoing will not apply to any stock dividend by the Company payable in AES Common Stock. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. The Company may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarters or to cause any extension beyond the maturity of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period" herein and "Risk
Factors -- Option to Extend Interest Payment Period; Tax Impact of Extension" in the accompanying Prospectus. Payments of accrued distributions will be payable to holders of TECONS as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

Distributions on the TECONS must be paid on the dates payable to the extent that the Property Trustee has cash on hand in the Property Account to permit such payment. The funds available for distribution to the holders of the TECONS will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "Description of the Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make distributions on the TECONS. Under the Declaration, if and to the extent the Company does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities on a Pro Rata Basis. The payment of distributions on the TECONS is guaranteed by the Company on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the TECONS but the Preferred Securities Guarantee covers distributions and other payments on the TECONS only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

Distributions on the TECONS will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the TECONS remain in book-entry form, will be one Business Day (as defined herein) prior to the relevant Distribution payment date. Distributions payable on any TECONS that are not punctually paid on any Distribution payment date as a result of the Company having failed to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such TECONS is registered on the relevant record date, and such defaulted Distribution will instead be payable to the person in whose name such TECONS is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that Distributions shall not be considered payable on any Distribution payment date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Distribution payment date. Distributions on the TECONS will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Preferred and Common Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the TECONS do not continue to remain in book-entry form, the Regular Trustees shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates. The Declaration provides that the payment dates or record dates for the TECONS shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. All distributions paid with respect to the Trust Securities shall be paid on a Pro Rata Basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the TECONS is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York in the State of New York are permitted or required by any applicable law to close.

CONVERSION RIGHTS

General

The TECONS will be convertible at any time prior to the close of business on March 31, 2027 (or in the case of the TECONS called for redemption, prior to the close of the business on the Business Day prior to the Redemption Date) (the "Conversion Expiration Date"), at the option of the holders thereof and in the manner described below, into shares of AES Common Stock at an initial conversion rate of 0.6906 share of AES Common Stock for each TECONS (equivalent to a conversion price of $72.40 per share of AES Common Stock (the "Initial Conversion Price")), subject to adjustment as described under "-- Conversion Price Adjustments -- General" and "-- Conversion Price
Adjustments -- Fundamental Change" below. If a TECONS is surrendered for conversion after the close of business on any regular record date for payment of a Distribution and before the opening of business on the corresponding Distribution payment date, then, notwithstanding such conversion, the Distribution payable on such Distribution payment date will be paid in cash to the person in whose name the TECONS is registered at the close of business on such record date, and (other than a TECONS or a portion of a TECONS called for redemption on a redemption date occurring after such record date and on or prior to such Distribution payment date) when so surrendered for conversion, the TECONS must be accompanied by payment of an amount equal to the Distribution payable on such Distribution payment date.

The terms of the TECONS provide that a holder of a TECONS wishing to exercise its conversion right shall surrender such TECONS, together with an irrevocable conversion notice, to the Property Trustee, as conversion agent (the "Conversion Agent"), which shall, on behalf of such holder, exchange such TECONS for an equivalent amount of Junior Subordinated Debentures and immediately convert such Junior Subordinated Debentures into AES Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. So long as a book-entry system for the TECONS is in effect, however, procedures for converting the

TECONS into shares of AES Common Stock will differ, as described under "-- Book-Entry Only Issuance -- The Depository Trust Company."

No fractional shares of AES Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by AES in cash based on the market price of AES Common Stock on the date such TECONS are surrendered for conversion.

Conversion Price Adjustments -- General

The Initial Conversion Price is subject to adjustment (under formulae set forth in the Trust Indenture) in certain events, including:

        (i) the issuance of AES Common Stock as a dividend or distribution on AES Common Stock;

        (ii) certain subdivisions and combinations of AES Common Stock;

        (iii) the issuance to all holders of AES Common Stock of certain rights or warrants to purchase AES Common Stock at less than the then current market price;

        (iv) the distribution to all holders of AES Common Stock of (A) equity securities of the Company (other than AES Common Stock), (B) evidences of indebtedness of the Company and/or (C) other assets (including securities, but excluding (1) any rights or warrants referred to in clause (iii) above,
     (2) any rights or warrants to acquire any capital stock of any entity other than the Company, (3) any dividends or distributions in connection with the liquidation, dissolution or winding-up of the Company, (4) any dividends payable solely in cash that may from time to time be fixed by the Board of Directors of the Company and (5) any dividends or distributions referred to in clause (i) above);

        (v) distributions to all holders of AES Common Stock, consisting of cash, excluding (a) any cash dividends on AES Common Stock to the extent that the aggregate cash dividends per share of AES Common Stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of AES Common Stock of the cash dividends paid on AES Common Stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of AES Common Stock), and (y) 15% of the average of the daily Closing Price (as defined in the Trust Indenture) of AES Common Stock for the ten consecutive Trading Days (as defined in the Trust Indenture) immediately prior to the date of declaration of such dividend, and (b) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or a redemption of any rights issued under a rights agreement; provided, however, that no adjustment shall be made pursuant to this clause (v) if such distribution would otherwise constitute a Fundamental Change (as defined below) and be reflected in a resulting adjustment described below; and

        (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for AES Common Stock to the extent that the cash and value of any other consideration included in such payment per share of AES Common Stock exceed (by more than 10%, with any smaller excess being disregarded in computing the adjustment provided hereby) the first reported sale price per share of AES Common Stock on the Trading Day next succeeding the Expiration Time (as defined in the Trust Indenture) for such tender or exchange offer.

If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is a dividend described in subclause (a) of clause (v) above, such adjustment would be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such subclause (a) of clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution. If an adjustment is required to be made as set forth in clause
(vi) above, such adjustment would be calculated based upon the amount by which the aggregate consideration paid for the AES Common Stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of AES Common Stock on the Trading Day next succeeding the Expiration Time. In lieu of making such a conversion price adjustment in the case of certain dividends or distributions, the Company may provide that upon the conversion of the TECONS the holder converting such TECONS will receive, in addition to the AES Common Stock to which such holder is entitled, the cash, securities or other property which such holder would have received if such holder had, immediately prior to the record date for such dividend or distribution, converted its TECONS into AES Common Stock.

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 Business Days (as defined in the Trust Indenture), in which case the Company shall give at least 15 days' notice of such reduction. In particular, the Company may, at its option, make such reduction in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to holders of AES Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes or for any other reasons. See "Certain Federal Tax
Consequences -- Adjustment of Conversion Price."

Conversion Price Adjustments -- Fundamental Change

In the event that the Company shall be a party to any transaction or series of transactions constituting a Fundamental Change, including, without limitation,
(i) any recapitalization or reclassification of AES Common Stock (other than a change in par value or as a result of a subdivision or combination of AES Common Stock); (ii) any consolidation or merger of the Company with or into another corporation as a result of which holders of AES Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for AES Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding AES Common Stock); (iii) any sale or transfer of all or substantially all of the assets of the Company; or (iv) any compulsory share exchange, pursuant to any of which holders of AES Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each TECONS then outstanding shall have the right thereafter to convert such TECONS only into (x) if any such transaction does not constitute a Common Stock Fundamental Change (as defined below), the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of AES Common Stock issuable upon conversion of such TECONS immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after, in the case of a Non-Stock Fundamental Change (as defined below), giving effect to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and (y) if any such transaction constitutes a Common Stock Fundamental Change, shares of common stock of the kind received by holders of AES Common Stock as result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the AES Common Stock, as the case may be, shall enter into a supplemental indenture with the Indenture Trustee (as defined herein), satisfactory in form to the Indenture Trustee and executed and delivered to the Indenture Trustee, the provisions of which shall establish such right. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture shall be as nearly equivalent as practical to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

Notwithstanding any other provision in the preceding paragraphs, if any Fundamental Change occurs, the conversion price in effect will be adjusted immediately after that Fundamental Change as follows:

        (i) in the case of a Non-Stock Fundamental Change, the conversion price per share of AES Common Stock immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be 100 and the denominator of which will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning March 31, 1997, the denominator will be 105.375, and the denominator will decrease by 0.672 during each successive 12-month period; provided, that the denominator shall in no event be less than 100.0.

        (ii) in the case of a Common Stock Fundamental Change, the conversion price per share of AES Common Stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of AES Common Stock (subject to certain limited exceptions) is shares of common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change) and (B) all of the AES Common Stock (subject to certain limited exceptions) shall have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the conversion price per share of AES Common Stock immediately following the Common Stock Fundamental Change shall be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of AES Common Stock as a result of the Common Stock Fundamental Change.

The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all of the AES Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of AES Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc. (a "Non-Stock Fundamental Change," as defined herein), to increase the securities, cash or property into which each TECONS is convertible.

In a Non-Stock Fundamental Change transaction where the initial value received per share of AES Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of the TECONS but greater than or equal to the Reference Market Price (as defined herein), the conversion price will be adjusted as described above with the effect that each TECONS will be convertible into securities, cash or property of the same type received by the holders of AES Common Stock in such transaction but in an amount per TECONS equal to the amount indicated as the denominator as of the date of such transaction as set forth in clause (i) above with respect to conversion prices for Non-Stock Fundamental Changes.

In a Non-Stock Fundamental Change transaction where the initial value received per share of AES Common Stock (measured as described in the definition of Applicable Price below) is lower than both the conversion price of a TECONS and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

In a Fundamental Change transaction where all or substantially all the AES Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of AES Common Stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (a "Common Stock Fundamental Change," as defined herein), the foregoing adjustments are designed to provide in effect that (a) where AES Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each TECONS will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of AES Common Stock into which such TECONS was convertible immediately before the transaction (measured as aforesaid) and (b) where AES Common Stock is converted solely into such common stock, each TECONS will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of AES Common Stock into which such TECONS was convertible immediately before such transaction.

In determining the amount and type of consideration received by a holder of AES Common Stock in the event of a Fundamental Change, consideration received by a holder of AES Common Stock pursuant to a statutory right of appraisal will be disregarded.

"Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of AES Common Stock receive only cash, the amount of cash receivable by a holder of one share of AES Common Stock and (ii) in the event of any other Fundamental Change, the average of the Closing Prices (as defined in the First Supplemental Indenture) for one share of AES Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of AES Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date on which the holders of the AES Common Stock will have the right to receive such cash, securities, property or other assets.

"Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Company's Board of Directors) of the consideration received by holders of AES Common Stock (subject to certain limited exceptions) pursuant to such transaction consists of shares of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding TECONS continue to exist as outstanding TECONS or (ii) the outstanding TECONS continue to exist as TECONS and are convertible into shares of common stock of the successor to the Company.

"Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the AES Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event for purposes of adjustment of the conversion price, such Fundamental Change will be deemed to have occurred when substantially all of the AES Common Stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets but the adjustment shall be based upon the consideration that the holders of AES Common Stock received in the transaction or event as a result of which more than 50% of the AES Common Stock shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive such cash, securities, properties or other assets.

"Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

"Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of common stock received by holders of AES Common Stock in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of AES Common Stock entitled to receive such shares of common stock or, if there is no such record date, prior to the date upon which the holders of AES Common Stock shall have the right to receive such shares of common stock.

"Reference Market Price" will initially mean $39.08 (which unless otherwise specified in this Prospectus Supplement or the accompanying Prospectus will be 66 2/3% of the last reported sale price per share of AES's Common Stock on the NYSE on March 24, 1997) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the Initial Conversion Price of the TECONS.

Conversions of the TECONS may be effected by delivering them to the office or agency of the Company maintained for such purpose in the Borough of Manhattan, the City of New York.

Conversion price adjustments may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of TECONS or to holders of AES Common Stock issued upon conversion thereof. See "Certain Federal Tax Consequences -- Adjustment of Conversion Price."

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

If, at any time, a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") shall occur and be continuing, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the TECONS and the Common Securities would be distributed on a Pro Rata Basis to the holders of the TECONS and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the holders of the TECONS will not recognize any gain or loss for United States Federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debentures; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust or the Company or the holders of the TECONS, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Junior Subordinated Debentures for United States federal income tax purposes even if the Junior Subordinated Debentures were distributed to the holders of TECONS and Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Company shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event, and promptly following such redemption TECONS and Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a Pro Rata Basis; provided, however, that if at the time there is available to the Company or the Regular Trustees the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Company or the holders of the TECONS, the Company will pursue such measure in lieu of redemption and provided further that the Company shall have no right to redeem the Junior Subordinated Debentures while the Regular Trustees on behalf of the Trust are pursuing any such ministerial action. The Common Securities will be redeemed on a Pro Rata Basis with the TECONS, except that if an Event of Default under the Declaration has occurred and is continuing, the TECONS will have a priority over the Common Securities with respect to payment of the Redemption Price.

"Tax Event" means that the Regular Trustees shall have obtained an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of this Prospectus Supplement as a result of (a) any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States Federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company to the Trust on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for United States federal income tax purposes.

"Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the TECONS and the Common Securities will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the TECONS, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing TECONS not held by the depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such TECONS, until such certificates are presented to the Company or its agent for transfer or reissuance.

There can be no assurance as to the market price for the Junior Subordinated Debentures which may be distributed in exchange for TECONS if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust, may trade at a discount to the price of the TECONS exchanged. If the Junior Subordinated Debentures are distributed to the holders of TECONS upon the dissolution of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the TECONS are then listed.

MANDATORY REDEMPTION

Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem TECONS and Common Securities having an aggregate liquidation amount equal to the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The Common Securities will be entitled to be redeemed on a Pro Rata Basis with the TECONS, except that if an Event of Default under the Declaration has occurred and is continuing, the TECONS will have a priority over the Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding TECONS and Common Securities are to be redeemed, the TECONS and Common Securities will be redeemed on a Pro Rata Basis. In the event fewer than all outstanding TECONS are to be redeemed, TECONS registered in the name of and held by DTC or its nominee will be redeemed as described under "-- Redemption Procedures" below.

REDEMPTION PROCEDURES

The Trust may not redeem any outstanding TECONS unless all accrued and unpaid distributions have been paid on all TECONS for all quarterly distribution periods terminating on or prior to the date of notice of redemption.

If the Trust gives a notice of redemption in respect of TECONS (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date and provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the TECONS. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue on the TECONS called for redemption, such TECONS shall no longer be deemed to be outstanding and all rights of holders of such TECONS so called for redemption will cease, except the right of the holders of such TECONS to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any TECONS which have been so called for redemption. If any date fixed for redemption of TECONS is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Company fails to repay Junior Subordinated Debentures on maturity or on the date fixed for this redemption or if payment of the Redemption Price in respect of TECONS is improperly withheld or refused and not paid by the Property Trustee or by the Company pursuant to the Preferred Securities Guarantee described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus, distributions on such TECONS will continue to accrue, from the original redemption date of the TECONS to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

In the event that fewer than all of the outstanding TECONS are to be redeemed, the TECONS will be redeemed as described below under "Book-Entry Only
Issuance -- The Depository Trust Company."

If a partial redemption of the TECONS would result in the delisting of the TECONS by any national securities exchange or other organization on which the TECONS are then listed, the Company pursuant to the Indenture will only redeem Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the TECONS in whole.

Subject to the foregoing and applicable law (including, without limitation, United States Federal securities laws), the Company or any of its subsidiaries may at any time and from time to time purchase outstanding TECONS by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

In the event of any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Trust, the holders of the TECONS and Common Securities at the date of dissolution, winding-up or termination of the Trust will be entitled to receive on a Pro Rata Basis solely out of the assets of the Trust, after satisfaction of liabilities of creditors (to the extent not satisfied by the Company as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $50 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, liquidation, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a Pro Rata Basis to the holders of the TECONS and Common Securities in exchange therefor.

If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the TECONS and the Common Securities shall be paid on a Pro Rata Basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution on a Pro Rata Basis with the holders of the TECONS, except that if an Event of Default under the Declaration has occurred and is continuing, the TECONS shall have a priority over the Common Securities with respect to payment of the Liquidation Distribution.

Pursuant to the Declaration, the Trust shall terminate: (i) on November 1, 2031, the expiration of the term of the Trust; (ii) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities; or (iii) when all of the Junior Subordinated Debentures shall have been distributed to the holders of Trust Securities in exchange for all of the Trust Securities in accordance with the terms of the Trust Securities.

NO MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.

DECLARATION EVENTS OF DEFAULT

An Indenture Event of Default (as defined in the accompanying Prospectus) will constitute an event of default under the Declaration with respect to the Trust Securities (an "Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any such Event of Default with respect to the Common Securities until all Events of Default with respect to the TECONS have been cured or waived. Until all such Events of Default with respect to the TECONS have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the TECONS, and only the holders of the TECONS will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the TECONS is waived by the holders of the TECONS as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities. See "Voting Rights" below.

Upon the occurrence of an Event of Default, the Property Trustee as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "Description of the Junior Subordinated Debentures."

VOTING RIGHTS

Except as provided below, under "Modification and Amendment of the Declaration" below and "Description of the Preferred Securities Guarantees -- Amendments and Assignment" in the accompanying Prospectus and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the TECONS will have no voting rights.

Subject to the requirements of this paragraph, the holders of a majority in aggregate liquidation amount of the TECONS have the right (i) on behalf of all holders of TECONS, to waive any past default that is waivable under the Declaration and (ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to (A) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee (as defined herein), or executing any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (B) waive any past default that is waivable under Section 6.06 of the Indenture, or (C) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; provided that where a consent under the Indenture would require the consent of (a) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (b) each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (a) above, holders of TECONS representing such specified percentage of the aggregate liquidation amount of the TECONS or, in the case of clause (b) above, each holder of all TECONS affected thereby. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of TECONS. The Property Trustee shall notify all holders of record of TECONS of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or the Indenture Trustee as set forth above, the Property Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the TECONS unless the Property Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for

United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as a holder of the Junior Subordinated Debentures under the Indenture), any holder of TECONS may, to the extent permitted by applicable law, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Declaration, without first instituting a legal proceeding against the Property Trustee or any other Person. In addition, in case of an Event of Default which is attributed to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures, a holder of TECONS may directly institute a proceeding for enforcement of payment to such holder of the principal of, or interest on, the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the TECONS of such holder. See "The AES Trusts -- The Property Trustee" in the accompanying Prospectus .

A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the TECONS will constitute a waiver of the corresponding Event of Default under the Declaration in respect of the Trust Securities.

In the event the consent of the Property Trustee as the holder of the Junior Subordinated Debentures is required under the Trust Indenture with respect to any amendment, modification or termination of the Trust Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent of holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures, the Property Trustee may only give such consent at the direction of the holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities; and, provided, further, that the Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States Federal income tax purposes following such action.

Any required approval or direction of holders of TECONS may be given at a separate meeting of holders of TECONS convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of TECONS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of TECONS. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents.

No vote or consent of the holders of TECONS will be required for the Trust to redeem and cancel TECONS or distribute Junior Subordinated Debentures in accordance with the Declaration.

Notwithstanding that holders of TECONS are entitled to vote or consent under any of the circumstances described above, any of the TECONS at such time that are owned by the Company or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

The procedures by which persons owning TECONS registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "Book-Entry Only Issuance -- The Depository Trust Company" below.

Holders of the TECONS will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Common Securities.

MODIFICATION AND AMENDMENT OF THE DECLARATION

The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided, that, if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (a) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (b) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to above would adversely affect only the TECONS or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (a) either a ruling from the Internal Revenue Service or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grantor trust for purposes of United States federal income taxation and (b) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the 1940 Act; (ii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities; (iii) no amendment which adversely affects the rights, powers and privileges of the Property Trustee shall be made without the consent of the Property Trustee; (iv)
Article IV of the Declaration relating to the obligation of the Company to purchase the Common Securities and to pay certain obligations and expenses of the Trust as described under "The AES Trusts" in the accompanying Prospectus may not be amended without the consent of the Company; and (v) the rights of holders of Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees shall not be amended without the consent of each holder of Common Securities.

The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity; (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration; (iii) to add to the covenants, restrictions or obligations of the Company; and (iv) to conform to changes in, or a change in interpretation or application of certain 1940 Act requirements by the Commission, which amendment does not adversely affect the rights, preferences or privileges of the holders.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

The Depository Trust Company ("DTC") will act as securities depositary for the TECONS. The TECONS will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global TECONS certificates (each a "TECONS Global Certificate"), representing the total aggregate number of TECONS, will be issued and will be deposited with DTC.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global TECONS.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in

Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Upon issuance of a TECONS Global Certificate, DTC will credit on its book-entry registration and transfer system the number of TECONS represented by such TECONS Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a TECONS Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each TECONS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased TECONS. Transfers of ownership interests in the TECONS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

DTC has no knowledge of the actual Beneficial Owners of the TECONS; DTC's records reflect only the identity of the Direct Participants to whose accounts such TECONS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a TECONS Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the TECONS represented by such TECONS Global Certificate for all purposes.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the TECONS are being redeemed, DTC will reduce pro rata (subject to adjustment to eliminate fractional TECONS) the amount of interest of each Direct Participant in the TECONS to be redeemed.

Although voting with respect to the TECONS is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to TECONS. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the TECONS are credited on the record date (identified in a listing attached to the Omnibus proxy).

Distribution payments on the TECONS represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner in a global TECONS certificate will not be entitled to receive physical delivery of TECONS. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the TECONS.

DTC may discontinue providing its services as securities depository with respect to the TECONS at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained,

TECONS certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the TECONS will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be reliable, but the Trust and the Company take no responsibility for the accuracy thereof.

CONVERSION AGENT, REGISTRAR, TRANSFER AGENT AND PAYING AGENT

The Property Trustee will act as Conversion Agent. In addition, in the event the TECONS do not remain in book-entry only form, the following provisions will apply:

Payment of distributions and payments on redemption of the TECONS will be payable, the transfer of the TECONS will be registrable, and TECONS will be exchangeable for TECONS of other denominations of a like aggregate liquidation amount, at the corporate trust office of the Property Trustee in New York, New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any TECONS will be made only upon surrender of such TECONS to the Property Trustee.

The First National Bank of Chicago or one of its affiliates will act as registrar and transfer agent for the TECONS. The First National Bank of Chicago will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

Registration of transfers of TECONS will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

The Trust will not be required to register or cause to be registered the transfer of TECONS after such TECONS have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The Property Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of TECONS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Company and certain of its affiliates maintain a deposit account and banking relationship with the Property Trustee.

GOVERNING LAW

The Declaration and the TECONS will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

The Company and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether or not the Company and the Trust, respectively, is in compliance with all the conditions and covenants under the Declaration.

                          DESCRIPTION OF THE GUARANTEE

Pursuant to the Preferred Securities Guarantee, AES will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the TECONS issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of TECONS or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Preferred Securities Guarantee (the "Guarantee Trustee"). The terms of the Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the TECONS. A summary description of the Preferred Securities Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantees."

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

Set forth below is a description of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities and which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Junior Subordinated Debt Trust Securities Indenture dated as of March 1, 1997 between the Company and The First National Bank of Chicago, as trustee (the "Indenture Trustee"), as supplemented by the First Supplemental Indenture to be dated as of March 31, 1997 between the Company and the Indenture Trustee (as so supplemented, the "Trust Indenture"), forms of which have been filed as exhibits to the Registration Statement of which this Prospectus Supplement forms a part, and those made part of the Indenture by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Junior Subordinated Debt Trust Securities set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Debt Trust Securities." The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debentures may be issued thereunder from time to time in one or more series (collectively, together with the Junior Subordinated Debentures, the "Subordinated Debentures"). The Junior Subordinated Debentures constitute a separate series under the Indenture.

Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the TECONS -- Special Event Redemption or Distribution."

GENERAL

The Junior Subordinated Debentures are unsecured, subordinated obligations of the Company, limited in aggregate principal amount to an amount equal to the sum of (i) the stated liquidation amount of the TECONS issued by the Trust and (ii) the proceeds received by the Trust upon issuance of the Common Securities to the Company (which proceeds will be used to purchase an equal principal amount of Junior Subordinated Debentures).

The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on March 31, 2027. The Junior Subordinated Debentures are not subject to any sinking fund.

If Junior Subordinated Debentures are distributed to holders of TECONS in dissolution of the Trust, such Junior Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the Junior Subordinated Debentures.

In the event that Junior Subordinated Debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in New York, New York; provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

If the Junior Subordinated Debentures are distributed to the holders of TECONS upon the dissolution of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the TECONS are then listed.

OPTIONAL REDEMPTION

Except as provided below, the Junior Subordinated Debentures may not be redeemed prior to March 31, 2000. AES shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after March 31, 2000, upon not less than 30 nor more than 60 days notice, at the following prices (expressed as percentages of the principal amount of the Junior Subordinated Debentures) together with accrued and unpaid interest, including Compound Interest to, but excluding, the redemption date, if redeemed during the 12-month period beginning March 31:

        ------------------------------------------------------------------------------
                                                                            REDEMPTION
                                      YEAR                                    PRICE
        -----------------------------------------------------------------   ----------
        2000.............................................................    103.359%
        2001.............................................................    102.688%
        2002.............................................................    102.016%
        2003.............................................................    101.344%
        2004.............................................................    100.672%

and 100% if redeemed on or after March 31, 2005.

If the Junior Subordinated Debentures are redeemed on any Interest Payment Date (as defined below), accrued and unpaid interest shall be payable to holders of record on the relevant record date.

So long as the corresponding TECONS are outstanding, the proceeds from the redemption of any Junior Subordinated Debentures will be used to redeem TECONS.

The Company will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "Description of the TECONS -- Special Event Redemption or Distribution."

The Company may not redeem any Junior Subordinated Debentures unless all accrued and unpaid interest thereon, including Compounded Interest, has been paid for all quarterly periods terminating on or prior to the date of notice of redemption.

If the Company gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable Redemption Price, but without interest on such Redemption Price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Company fails to repay the Junior Subordinated Debentures on maturity or the date fixed for this redemption, or if payment of the Redemption Price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by the Company, interest on such Junior Subordinated Debentures will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Indenture Trustee.

In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

INTEREST

The Junior Subordinated Debentures will bear interest at the rate of 5.375% per annum from March 31, 1997. Interest will be payable quarterly in arrears on the last day of each calendar quarter (each, an "Interest Payment Date"), commencing on June 30, 1997, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event (i) the TECONS shall not continue to remain in book-entry only form or (ii) if following distribution of the Junior Subordinated Debentures to holders of Trust Securities upon dissolution of the Trust as described under "Description of the TECONS" below, the Junior Subordinated Debentures shall not continue to remain in book-entry only form, the relevant record date will be the fifteenth day of the month in which the relevant Interest Payment Date occurs. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Company on any Interest Payment Date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Interest Payment Date.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30 day months. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

So long as the Company shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Company shall have the right to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarters. The Company has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, the Company shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; provided that the foregoing will not apply to stock dividends payable in AES Common Stock paid by the Company. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. On the Interest Payment Date occurring at the end of each Extension Period, the Company shall pay to the holders of Junior Subordinated Debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. The Company may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarters; provided, that no such period may extend beyond the stated maturity of the Junior Subordinated Debentures. The failure by the Company to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or the Company's currently outstanding indebtedness.

If the Property Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company shall give the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date the distributions on the TECONS are payable or (ii) the date the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the TECONS of the record date or the date such distribution is payable. The Trust shall give notice of the Company's selection of such Extension Period to the holders of the TECONS.

If Junior Subordinated Debentures have been distributed to holders of Trust Securities, the Company shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date the Company is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the U.S., or any other taxing authority, then, in any such case, AES will pay as additional interest ("Additional Interest") on the Junior Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

CONVERSION OF THE JUNIOR SUBORDINATED DEBT TRUST SECURITIES

The Junior Subordinated Debentures are convertible into AES Common Stock at the option of the holders of the Junior Subordinated Debentures at any time prior to the close of business on March 31, 2027 (or, in the case of

Junior Subordinated Debentures called for redemption, the close of business on the Business Day prior to the Redemption Date) at the Initial Conversion Price subject to the conversion price adjustments described under "Description of the TECONS -- Conversion Rights." The Trust has agreed not to convert Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of TECONS. Upon surrender of a TECONS to the Conversion Agent for conversion, the Trust will distribute Junior Subordinated Debentures to the Conversion Agent on behalf of the holder of the TECONS so converted, whereupon the Conversion Agent will convert such Junior Subordinated Debentures to AES Common Stock on behalf of such holder. AES's delivery to the holders of the Junior Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of AES Common Stock into which the Junior Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the obligation of AES to pay the principal amount of the Junior Subordinated Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Junior Subordinated Debenture is converted after a record date for payment of interest, the interest payable on the related Interest Payment Date with respect to such Junior Subordinated Debenture shall be paid to the Trust (which will distribute such interest to the converting holder) or other holder of Junior Subordinated Debentures, as the case may be, despite such conversion.

COMPOUNDED INTEREST

Payments of Compounded Interest on the Junior Subordinated Debentures held by the Trust will make funds available to pay any interest on distributions in arrears in respect of the TECONS pursuant to the terms thereof.

BOOK-ENTRY AND SETTLEMENT

If any Junior Subordinated Debentures are distributed to holders of TECONS (see "Description of the TECONS"), such Junior Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Trust Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Trust Indenture. If Junior Subordinated Debentures are distributed to holder of TECONS, DTC will act as securities depositary for the Junior Subordinated Debentures.

For a description of DTC and DTC's book-entry system, see "Description of the TECONS -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the TECONS apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.

None of the Company, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

A Global Security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed; (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed; (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable; or (iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

                  RELATIONSHIP BETWEEN THE TECONS, THE JUNIOR
         SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

As set forth in the Declaration, the Trust exists for the sole purpose of (a) issuing the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and investing the proceeds from such issuance and sale in the Junior Subordinated Debentures and (b) engaging in such other activities as are necessary and incidental thereto.

As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the TECONS primarily because (i) the aggregate principal amount of Junior Subordinated Debentures held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the TECONS and the proceeds received by the Trust upon issuance of the Common Securities to the Company; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the TECONS; (iii) the Declaration provides that the Company shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes; and
(iv) the Declaration further provides that the Trustees shall not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust. With respect to clause (iii) above, however, no assurance can be given that the Company will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

Payments of distributions and other payments due on the TECONS are guaranteed by the Company on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If the Company does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make distributions or other payments on the TECONS. Under the Declaration, if and to the extent the Company does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make distributions or other payments on the TECONS. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the TECONS, but the Preferred Securities Guarantee covers distributions and other payments on the TECONS only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

The Property Trustee will have the Power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce the Company's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the TECONS. In addition, the holders of at least a majority in liquidation amount of the TECONS will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Trust Indenture any holder of TECONS may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding against the Company to enforce such rights. If the Property Trustee fails to enforce the Preferred Securities Guarantee, to the extent permitted by applicable law, any holder of TECONS may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Preferred Securities Guarantee. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of TECONS may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. See "Description of the TECONS" and "Description of the Guarantee" herein and "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" in the accompanying Prospectus.

The above mechanisms and obligations, taken together, provide a full and unconditional guarantee by the Company of payments due on the TECONS.

                        CERTAIN FEDERAL TAX CONSEQUENCES

In the opinion of Davis Polk & Wardwell, counsel to the Company and the Trust, the following are the material United States federal income tax consequences of the ownership and disposition of TECONS. Unless otherwise stated, this summary deals only with TECONS held as capital assets by holders who acquire the TECONS upon original issuance at the price indicated on the cover of this Prospectus Supplement. It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding TECONS as part of a straddle or as part of a hedging or conversion transaction, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TECONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness under current law. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF THE TRUST

In connection with the issuance of the TECONS, Davis Polk & Wardwell, counsel to the Company and the Trust, will render its opinion generally to the effect that, assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of TECONS will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust and will be required to include in gross income its pro rata share of income accrued on the Junior Subordinated Debentures.

ACCRUAL OF ORIGINAL ISSUE DISCOUNT

The Junior Subordinated Debentures will be considered to have been issued with "original issue discount" ("OID"). Accordingly, each holder of TECONS, including a taxpayer who otherwise uses the cash method of accounting, will be required to include its pro rata share of original issue discount on the Junior Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the TECONS. Generally, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by a holder for any quarterly interest period (assuming no disposition prior to the record date for such distribution) will generally equal the sum of the daily accruals of income for such quarterly interest period.

The total amount of "original issue discount" on the Junior Subordinated Debentures will equal the difference between the "issue price" of the Junior Subordinated Debentures and their "stated redemption price at maturity." Because the Company has the right to extend the interest payment period of the Junior Subordinated Debentures, all of the stated interest payments on the Junior Subordinated Debentures will be includible in determining their "stated redemption price at maturity." The "issue price" of each $50 principal amount of Junior Subordinated Debentures will be equal to the first price to the public at which a substantial amount of the TECONS is sold for cash, which is expected to be $50.

A holder's initial tax basis for its pro rata share of the Junior Subordinated Debentures will be equal to its pro rata share of their "issue price," as defined above, and will be increased by original issue discount accrued with respect to its pro rata share of the Junior Subordinated Debentures, and reduced by the amount of cash distributions with respect thereto. No portion of the amounts received on the TECONS will be eligible for the dividends received deduction.

POTENTIAL EXTENSION OF PAYMENT PERIOD ON THE JUNIOR SUBORDINATED DEBENTURES

Holders of TECONS will continue to accrue original issue discount with respect to their pro rata share of the Junior Subordinated Debentures during an extended interest payment period. A holder who disposes of the TECONS during an extended interest period may suffer a loss because the market will likely fall if AES exercises its option to defer payments of interest on the Junior Subordinated Debentures. See "Disposition of the TECONS" below. Furthermore, the market value of the TECONS may not reflect the accumulated distributions that will be paid at the end of the extended interest period, and a holder who sells the TECONS during the extended interest period will not receive from AES any cash related to the interest income the holder accrued and included in its taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the extended interest period).

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TECONS

Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of the TECONS -- Special Event Redemption or Distribution" will be non-taxable and will result in the holder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution.

DISPOSITION OF THE TECONS

Upon a sale, exchange or other disposition of the TECONS (including a distribution of cash in redemption of a holder's TECONS upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a holder will be considered to have disposed of all or part of its pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Such gain or loss will be long-term capital gain or loss if the TECONS have been held by the holder for more than one year.

The TECONS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who disposes of its TECONS between record dates for payments of distributions thereon will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as OID, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF TECONS TO AES COMMON STOCK

A holder of TECONS will not recognize income, gain or loss upon the conversion through the Conversion Agent, of Junior Subordinated Debentures into AES Common Stock. A holder of TECONS will also recognize gain upon the receipt of cash in lieu of a fractional share of AES Common Stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in the AES Common Stock received upon conversion will generally be equal to such holder's tax basis in the TECONS delivered to the Conversion Agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in the AES Common Stock received upon conversion will generally include the holder's holding period of the TECONS delivered to the Conversion Agent for exchange, except possibly with respect to AES Common Stock received in respect of any accrued but unpaid OID.

ADJUSTMENT OF CONVERSION PRICE

Treasury Regulations promulgated under section 305 of the Code would treat holders of TECONS as having received a constructive distribution from AES in certain events pursuant to which the conversion rate of the Junior Subordinated Debentures were adjusted. Thus, under certain circumstances, a reduction in the conversion price for the Junior Subordinated Debentures may result in deemed dividend income to holders of TECONS to the extent of the current or accumulated earnings and profits of AES. Holders of TECONS are advised to consult their tax advisors as to the income tax consequences of adjustments in the conversion rate of TECONS.

INFORMATION REPORTING TO HOLDERS

The Trust will report the original issue discount that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the TECONS and the Internal Revenue Service. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold TECONS as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

BACKUP WITHHOLDING

Payments made on, and proceeds from the sale of TECONS may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

UNITED STATES ALIEN HOLDERS

For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the procedures to be followed by a United States Alien Holder in establishing its non-U.S. person status. The Proposed Regulations are generally proposed to be effective with respect to payments made after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

Payments on TECONS. As discussed above, the Company intends to take the position that the Junior Subordinated Debentures will be classified for U.S. federal income tax purposes as indebtedness of AES under current law; no assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service.

Assuming that the Junior Subordinated Debentures are classified for U.S. federal income tax purposes as indebtedness of AES, under present U.S. federal income tax law, payments by the Trust or any of its paying agents to any holder of a TECONS who or which is a United States Alien Holder would not be subject to U.S. federal withholding tax; provided, that, (a) the beneficial owner of the TECONS does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AES entitled to vote, (b) the beneficial owner of the TECONS is not a controlled foreign corporation that is related to AES through stock ownership, and (c) either (A) the beneficial owner of the TECONS certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the TECONS in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof.

If the Junior Subordinated Debentures were not classified for U.S. federal income tax purposes as indebtedness of AES, payments by the Trust or any of its paying agents to any holder of a TECONS who or which is a United States Alien Holder would be subject to U.S. withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty). Prospective investors that would be United States Alien Holders should consult their tax advisors concerning the possible application of these rules.

Dividends on AES Common Stock. Subject to the discussion below, dividends paid to a United States Alien Holder of AES Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country, absent knowledge that such presumption is not warranted.

Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a United States Alien Holder would generally be required to provide an Internal Revenue Service form W-8 certifying such United States Alien Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a United States Alien Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

Sale or Exchange of TECONS or AES Common Stock. A United States Alien Holder (other than certain U.S. expatriates) would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the TECONS or AES Common Stock unless (i) the United States Alien Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied; or (ii) AES is or has been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code during the shorter of the United States Alien Holder's holding period or the five year period ending on the date of the sale, exchange or other disposition and certain other conditions are satisfied.

The Company believes that it is unlikely that it is or will be treated as a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Even if AES is treated as a United States real property holding corporation, gain realized by a United States Alien Holder on a disposition of TECONS or AES Common Stock will not be subject to U.S. federal income tax so long as (i) the United States Alien Holder is deemed to have beneficially owned, in the case of a disposition of AES Common Stock, less than or equal to 5% of the AES Common Stock or, in the case of a disposition of TECONS, less than or equal to 5% of the TECONS, and (ii) the AES Common Stock and the TECONS are currently and will be, at the time of disposition, "regularly traded" on an established securities market (within the meaning of Section 897(c)(3) of the Code and the temporary Treasury Regulations (the "Temporary Regulations")). There can be no assurance that AES Common Stock or the TECONS qualify or will continue to qualify as "regularly traded" on an established securities market.

Effectively Connected Income. If a United States Alien Holder of a TECONS or AES Common Stock is engaged in a trade or business in the United States, and if original issue discount accrued on the TECONS or dividends on such Common Stock is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax on distributions on TECONS and dividends on AES Common Stock, will generally be subject to regular United States income tax on the original issue discount and dividends and on any gain realized on the sale, exchange or other disposition of a TECONS or AES Common Stock in the same manner as if it were a United States person. Such a holder will be required to provide to the Company properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such

United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate prescribed by an applicable treaty) of its effectively connected earnings and profits for the taxable year.

PROPOSED TAX LEGISLATION

On February 6, 1997, as part of President Clinton's Fiscal 1998 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would (i) treat as equity for U.S. federal income tax purposes certain debt instruments with a maximum term of more than 15 years and
(ii) disallow interest deductions on certain convertible debt instruments or defer interest deductions on certain debt instruments issued with OID. The Proposed Legislation is proposed to be effective for debt instruments issued on or after the date on which the first Congressional committee action is taken.

It is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Junior Subordinated Debentures since they would be issued prior to the date of any "Congressional committee action." However, there can be no assurances that the effective date guidance contained in the Proposed Legislation will be incorporated in the legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Junior Subordinated Debentures.

If the Proposed Legislation or any similar legislation changed the tax treatment of the Junior Subordinated Debentures and the TECONS, the U.S. federal income tax consequences of the purchase, ownership and disposition of the TECONS would differ from those described herein. If legislation were enacted that would constitute a Tax Event, there could be a distribution of the Junior Subordinated Debentures to holders of the TECONS or, in certain circumstances, at AES's option, redemption of the Junior Subordinated Debentures by AES. There can be no assurances as to whether or in what form the Proposed Legislation may be enacted into law or whether other legislation will be enacted that otherwise adversely affects the tax treatment of the Junior Subordinated Debentures and the TECONS.

                                  UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated the date hereof (the "Underwriting Agreement"), the Company and the Trust have agreed that the Trust will sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase the number of TECONS set forth opposite its name below.

                                                                                    ---------
                                                                                    NUMBER OF
                                   UNDERWRITER                                       TECONS
---------------------------------------------------------------------------------   ---------
J.P. Morgan Securities Inc. .....................................................     833,335
Donaldson, Lufkin & Jenrette Securities Corporation..............................     833,333
Goldman, Sachs & Co. ............................................................     833,333
Morgan Stanley & Co. Incorporated................................................     833,333
Salomon Brothers Inc.............................................................     833,333
Unterberg Harris.................................................................     833,333
                                                                                    ---------
     Total.......................................................................   5,000,000
                                                                                    =========

The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the TECONS offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any TECONS are purchased by the Underwriters pursuant to the Underwriting Agreement, all such TECONS must be purchased.

The Underwriters propose to offer the TECONS in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $0.8250 per TECONS. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per TECONS to certain brokers and dealers. After the TECONS are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

In view of the fact that the proceeds of the sale of the TECONS will be used to purchase the Junior Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will agree to pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the investment therein of such proceeds an amount in same day funds of $1.375 per TECONS or $6,875,000 in the aggregate ($7,562,500 in the aggregate if the Underwriters' overallotment option is exercised in full) for the accounts of the several Underwriters.

Pursuant to the Underwriting Agreement, the Trust and the Company have granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to 500,000 additional TECONS at the initial public offering price set forth on the cover page hereof. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the TECONS Offering. The Company will pay Underwriters' Compensation in the amount per TECONS set forth above with respect to such additional TECONS. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional TECONS as the number set forth next to such Underwriter's name in the preceding table bears to the total number of TECONS offered by the Underwriters hereby.

The Trust, the Company, and certain of the Company's directors and executive officers have agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, file a registration statement relating to, announce the intention to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any TECONS, any shares of AES Common Stock or any securities convertible into or exchangeable for any shares of AES Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of AES Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of AES Common Stock or other securities, in cash for a period of 90 days after the date of this Prospectus Supplement, without the prior written consent of J.P. Morgan Securities Inc.; provided that, the foregoing shall not apply to the offer and sale of the AES Common Stock in the Common Stock Offering, the offer and sale of the TECONS in the TECONS Offering or the issuance of any shares of AES Common Stock upon any conversion of any TECONS offered hereby or any Junior Convertible Debentures or any of the Company's outstanding warrants and provided further that notwithstanding the foregoing, such executive officers and directors may transfer, pledge or otherwise dispose of shares of AES Common Stock to certain permitted transferees who agree to be similarly bound; and provided further that the Company may make issuances of options or shares of AES Common Stock, or securities convertible into, or exercisable or exchangeable therefor, pursuant to employee benefit plans registered on Form S-8 for consideration for accquisitions including, without limitation, the Amalgamation.

The TECONS have been approved for listing on the NYSE, subject to official notice of issuance.

Prior to this offering, there has been no public market for the TECONS. In order to meet one of the requirements for listing the TECONS on the NYSE, the Underwriters will undertake to sell lots of 100 or more TECONS to a minimum of 400 beneficial holders.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

Morgan Guaranty Trust Company of New York has committed to provide bridge financing to AES in connection with its acquisition of the international assets of Destec in the event the TECONS Offering or the Common Stock Offering is not consummated. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is agent and a lender under the Revolver. The Underwriters in the TECONS Offering are acting as underwriters in the Common Stock Offering and from time to time, in the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged and may engage in commercial and investment banking transactions with the Company.

Frank Jungers, an Advisory Director for an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, one of the Underwriters, is also a director and stockholder of AES. Mr. Jungers beneficially owns 551,770 shares of AES Common Stock.

Thomas I. Unterberg, a Managing Director of Unterberg Harris, one of the Underwriters, is also a member of AES's Board of Directors. Mr. Unterberg currently beneficially owns 675,557 shares of AES Common Stock.

In connection with the TECONS Offering and the Common Stock Offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the TECONS or the AES Common Stock. Specifically, the underwriters may overallot such offerings, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, TECONS or shares of AES Common Stock in the open market to cover syndicate shorts or to stabilize the price of the TECONS or the AES Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the TECONS or the AES Common Stock in the offerings, if the syndicate repurchases previously distributed TECONS or the AES Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the TECONS or the AES Common Stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

The validity of the Junior Subordinated Debentures, the Common Stock issuable upon conversion of the TECONS, the Preferred Securities Guarantee and certain matters relating thereto and certain U.S. federal income taxation matters will be passed upon for AES and AES Trust by Davis Polk & Wardwell, and the validity of the TECONS will be passed upon for the Company and AES Trust by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and AES Trust. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation).

                                    EXPERTS

The consolidated financial statements included in this Prospectus Supplement and in the Company's Current Report on Form 8-K, dated March 12, 1997, as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein and therein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

In addition, see "Experts" in the accompanying Prospectus.

                      THE AES CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...........................................................    F-2

Consolidated Balance Sheets at December 31, 1996 and 1995..............................    F-3

Consolidated Statements of Operations -- For the Years Ended December 31, 1996, 1995
  and 1994.............................................................................    F-4

Consolidated Statements of Cash Flow -- For the Years Ended December 31, 1996, 1995 and
  1994.................................................................................    F-5

Notes to Consolidated Financial Statements -- For the Years Ended December 31, 1996,
  1995 and 1994........................................................................    F-6

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders Of The AES Corporation:

We have audited the accompanying consolidated balance sheets of The AES Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The AES Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Washington, DC
January 30, 1997, except for Note 13,
as to which the date is February 18, 1997

                          CONSOLIDATED BALANCE SHEETS

                                                                                         ---------------
                                                                                           DECEMBER 31
In millions, except par values                                                            1996      1995
                                                                                         ------    ------
ASSETS
Current Assets:
  Cash and cash equivalents...........................................................   $  185    $  239
  Short-term investments..............................................................       20        58
  Accounts receivable, net............................................................       95        54
  Inventory...........................................................................       81        36
  Receivable from affiliates..........................................................        9        11
  Deferred income taxes...............................................................       65        21
  Prepaid expenses and other current assets...........................................       47        27
                                                                                         ------    ------
Total current assets..................................................................      502       446
Property, Plant and Equipment:
  Land................................................................................       30         9
  Electric and steam generating facilities............................................    1,884     1,594
  Furniture and office equipment......................................................       14        11
  Accumulated depreciation and amortization...........................................     (282)     (222)
  Construction in progress............................................................      574       158
                                                                                         ------    ------
Property, plant and equipment, net....................................................    2,220     1,550
Other Assets:
  Deferred costs, net.................................................................       47        32
  Project development costs...........................................................       53        41
  Investments in and advances to affiliates...........................................      491        48
  Debt service reserves and other deposits............................................      175       168
  Goodwill & other intangible assets, net.............................................       52        37
  Other assets........................................................................       82        19
                                                                                         ------    ------
Total other assets....................................................................      900       345
                                                                                         ------    ------
Total.................................................................................   $3,622    $2,341
                                                                                         ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................................................   $   64    $   33
  Accrued interest....................................................................       25        12
  Accrued and other liabilities.......................................................       95        49
  Other notes payable -- current portion..............................................       88        50
  Project financing debt -- current portion...........................................      110        84
                                                                                         ------    ------
Total current liabilities.............................................................      382       228
Long-Term Liabilities:
  Project financing debt..............................................................    1,558     1,098
  Other notes payable.................................................................      450       125
  Deferred income taxes...............................................................      243       170
  Other long-term liabilities.........................................................       55        13
                                                                                         ------    ------
Total long-term liabilities...........................................................    2,306     1,406
Minority Interest.....................................................................      213       158
Commitments and Contingencies.........................................................       --        --
Stockholders' Equity:
  Preferred stock (no par value; 1 million shares authorized; none issued)............       --        --
  Common stock ($.01 par value; 100 million shares authorized; shares issued and
    outstanding: 1996 -- 77.4 million; 1995 -- 74.8 million)..........................        1         1
  Additional paid-in capital..........................................................      360       293
  Retained earnings...................................................................      396       271
  Cumulative foreign currency translation adjustment..................................      (33)      (10)
Less treasury stock at cost (1996 -- .1 million shares; 1995 -- .3 million shares)....       (3)       (6)
                                                                                         ------    ------
Total stockholders' equity............................................................      721       549
                                                                                         ------    ------
Total.................................................................................   $3,622    $2,341
                                                                                         ======    ======

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          ----------------------
                                                                            FOR THE YEARS ENDED
                                                                                DECEMBER 31
In millions, except per share amounts                                     1996     1995     1994
                                                                          -----    -----    -----
REVENUES:
  Sales................................................................   $ 824    $ 672    $ 514
  Services.............................................................      11        7       19
                                                                          -----    -----    -----
Total revenues.........................................................     835      679      533
OPERATING COSTS AND EXPENSES:
  Cost of sales........................................................     495      388      252
  Cost of services.....................................................       7        6       13
  Selling, general and administrative expenses.........................      35       32       32
  Provision to reduce contract receivable..............................      20       --       --
                                                                          -----    -----    -----
Total operating costs and expenses.....................................     557      426      297
                                                                          -----    -----    -----
OPERATING INCOME.......................................................     278      253      236
OTHER INCOME AND (EXPENSE):
  Interest expense.....................................................    (144)    (127)    (125)
  Interest income......................................................      24       27       22
  Equity in earnings of affiliates (net of income tax).................      35       14       12
                                                                          -----    -----    -----
INCOME BEFORE INCOME TAXES, MINORITY INTEREST, AND EXTRAORDINARY
  ITEM.................................................................     193      167      145
INCOME TAXES...........................................................      60       57       44
MINORITY INTEREST......................................................       8        3        3
                                                                          -----    -----    -----
INCOME BEFORE EXTRAORDINARY ITEM.......................................     125      107       98
Extraordinary item -- net gain on extinguishment of debt (less
  applicable income taxes of $1).......................................      --       --        2
                                                                          -----    -----    -----
NET INCOME.............................................................   $ 125    $ 107    $ 100
                                                                          =====    =====    =====
NET INCOME PER SHARE:
  Before extraordinary gain............................................   $1.62    $1.41    $1.30
  Extraordinary gain...................................................      --       --     0.02
                                                                          -----    -----    -----
NET INCOME PER SHARE...................................................   $1.62    $1.41    $1.32
                                                                          =====    =====    =====

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        ------------------------
                                                                           FOR THE YEARS ENDED
                                                                               DECEMBER 31
In millions                                                              1996      1995     1994
                                                                        -------    -----    -----
OPERATING ACTIVITIES:
Net income...........................................................   $   125    $ 107    $ 100
Adjustments to net income:
  Depreciation and amortization......................................        65       55       43
  Provision for deferred taxes.......................................        26       48       39
  Undistributed earnings of affiliates...............................       (20)       3       (3)
  Payments for deferred financing costs..............................       (13)      (3)      (6)
  Other..............................................................         6        4       --
  Changes in working capital.........................................        (7)     (17)      (9)
                                                                        -------    -----    -----
Net cash provided by operating activities............................       182      197      164
INVESTING ACTIVITIES:
Property additions...................................................      (506)    (171)     (10)
Acquisitions, net of cash acquired...................................      (148)    (121)      --
Sale of short-term investments.......................................       103      254      132
Purchase of short-term investments...................................       (66)    (218)    (204)
Affiliate advances and investments...................................      (430)     (10)      --
Project development costs............................................       (16)     (22)     (17)
Debt service reserves and other assets...............................       (72)     (55)     (21)
                                                                        -------    -----    -----
Net cash used in investing activities................................    (1,135)    (343)    (120)
FINANCING ACTIVITIES:
Net borrowings under the revolver....................................       163       50       --
Issuance of project financing debt and other notes payable...........       802      133       --
Repayments of project financing debt.................................       (75)     (63)     (72)
Other liabilities....................................................        (3)       8       --
Contributions by minority interests..................................        10        7      152
Sale (repurchase) of common stock....................................         2       (5)      --
                                                                        -------    -----    -----
Net cash provided by financing activities............................       899      130       80
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.....................       (54)     (16)     124
CASH AND CASH EQUIVALENTS, BEGINNING.................................       239      255      131
                                                                        -------    -----    -----
CASH AND CASH EQUIVALENTS, ENDING....................................   $   185    $ 239    $ 255
                                                                        =======    =====    =====
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest...........................................   $   134    $ 120    $ 127
Cash payments for income taxes.......................................        32        6        3

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The AES Corporation and its subsidiaries and affiliates (collectively "AES" or the "Company") is a global power company primarily engaged in developing, owning and operating electric power generating facilities.

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements of the Company include the accounts of AES, its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method. The accounts of AES China Generating Co. Ltd. ("AES Chigen"), a controlled affiliate, are consolidated based on its fiscal year ended November 30. Intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS -- The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with an original maturity of three months or less as cash and cash equivalents.

INVESTMENTS -- Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at historical cost. Other investments that the Company does not intend to hold to maturity are classified as available-for-sale, and any unrealized gains or losses are recorded as a separate component of stockholders' equity. Interest and dividends on investments are reported in interest income. Short-term investments consist of investments with original maturities in excess of three months but less than one year. Debt service reserves and other deposits, which might otherwise be considered cash and cash equivalents are treated as noncurrent assets (see Note 3).

INVENTORY -- Inventory, valued at the lower of cost or market (first in, first out method), consists of coal, raw materials, spare parts, and supplies. Inventory consists of the following (in millions):

                                                                          ------------
                                                                          DECEMBER 31
                                                                          1996    1995
                                                                          ----    ----
        Coal and other raw materials...................................   $57     $24
        Spare parts, materials and supplies............................    24      12
                                                                          ---     ---
        Total..........................................................   $81     $36
                                                                          ===     ===

PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is stated at cost including the cost of improvements. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite lives of the assets, which range from 3 to 40 years. Maintenance and repairs are charged to expense as incurred. Emergency and rotable spare parts inventories are included in electric and steam generating facilities and are depreciated over the useful life of the related components.

INTANGIBLE ASSETS -- Goodwill and other intangible assets are amortized on a straight-line basis over their estimated periods of benefit or their estimated lives, which range from 30 to 40 years. Intangible assets at December 31, 1996 and 1995 are shown net of accumulated amortization of $3 million and $1 million, respectively. The Company will review its goodwill and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

CONSTRUCTION IN PROGRESS -- Construction progress payments, engineering costs, insurance costs, wages, interest and other costs relating to construction in progress are capitalized. Construction in progress balances are transferred to electric and steam generating facilities when the assets are ready for their intended use. Interest capitalized during development and construction totaled $27 million, $8 million and $2 million in 1996, 1995 and 1994, respectively.

DEFERRED COSTS -- Financing costs are deferred and amortized using the straight-line method over the related financing period, which does not differ materially from the effective interest method of amortization. Deferred costs are shown net of accumulated amortization of $36 million and $31 million for 1996 and 1995, respectively.

PROJECT DEVELOPMENT COSTS -- The Company capitalizes the costs of developing new projects. These costs represent amounts incurred for professional services, salaries, permits, options, capitalized interest and other related direct costs. These costs are included in investments in affiliates, or property when financing is obtained, or expensed at the time the Company determines that a particular project will no longer be developed. The continued capitalization is subject to on-going risks related to successful completion, including those related to political, siting, financing, construction, permitting and contract compliance. Certain reimbursable costs related to one of the projects have been classified as other assets at December 31, 1996.

FOREIGN CURRENCY TRANSLATION -- Foreign subsidiaries and affiliates translate their assets and liabilities into U.S. dollars at the current exchange rates in effect at the end of the fiscal period. The gains or losses that result from this process, and gains and losses on intercompany transactions which are long-term in nature, and which the Company does not intend to repatriate are shown in the cumulative foreign currency translation adjustment balance in the stockholders' equity section of the balance sheet. The revenue and expense accounts of foreign subsidiaries and affiliates are translated into U.S. dollars at the average exchange rates that prevailed during the period.

REVENUE RECOGNITION AND CONCENTRATION -- Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates as specified under contract terms. Most of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of its revenues. Five customers accounted for 20%, 16%, 16%, 11% and 10% of revenues in 1996, four customers accounted for 24%, 18%, 18% and 13% of revenues in 1995, and four customers accounted for 31%, 23%, 22% and 11% of revenues in 1994. The prolonged failure of any of these customers to fulfill its contractual obligations could have a substantial negative impact on AES's revenues and profits. However, the Company does not anticipate non-performance by the customers under these contracts.

INTEREST RATE SWAP AND CAP AGREEMENTS -- The Company enters into interest rate swap and cap agreements as a hedge against interest rate exposure on floating rate project financing debt. The transactions are accounted for as a hedge and interest is expensed or capitalized, as appropriate, using the effective interest rates. Any fees or payments are amortized as yield adjustments. These derivative financial instruments are classified as other than trading.

NET INCOME PER SHARE -- Net income per share is based on the weighted average number of common stock and common stock equivalents outstanding, after giving effect to stock splits and stock dividends. Common stock equivalents result from dilutive stock options, warrants and deferred compensation arrangements. The effect of such common stock equivalents on net income per share is computed using the treasury stock method. The shares used in computing net income per share were 77.3 million, 75.9 million, and 75.8 million for 1996, 1995 and 1994, respectively. Primary and fully diluted earnings per share are approximately the same.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates. Actual results could differ from those estimates.

RECLASSIFICATIONS -- Certain reclassifications have been made to prior period amounts to conform with the 1996 presentation.

2. ACQUISITIONS

In March 1996, the Company, through a subsidiary acquired a 98% interest in Hidrotermica San Juan, S.A., ("AES San Juan"), which is the owner and operator of a 78 megawatt power generation facility in the province of San Juan, Argentina. The facility, which sells electricity into the Argentine spot market, includes a 45 megawatt hydroelectric power plant and a 33 megawatt gas combustion plant. As a result of this acquisition, the Company acquired intangible assets of $17 million which are being amortized over the life of the hydroelectric concession of 30 years.

In May 1996, AES, through certain subsidiaries, acquired for approximately $393 million, common shares representing an 11.35% interest in Light Servicos de Electricidade S. A. ("Light"), a publicly-held Brazilian corporation that operates as the concessionaire of an approximately 3,800 megawatt integrated electric power generation, transmission and distribution system which serves Rio de Janeiro, Brazil. The AES subsidiary which owns an interest in Light is participating in a consortium established through a shareholders' agreement that owns a 50.44% controlling interest. As a result, the Company has the ability to exert significant influence over the operation of Light, and is recording its investment using the equity method.

In August 1996, the Company, through a subsidiary, acquired a controlling interest in three power plants totaling 1,281 megawatts and a coal mine through the purchase of an 81% share of Tiszai Eromu Rt. ("AES Tiszai") an electricity generation company in Hungary for $110 million, and in December 1996 acquired an additional 13% for $17 million.

Also, in August 1996, the Company acquired, through a subsidiary, a majority controlling interest in a 4,000 megawatt coal-fired facility in Kazakstan, ("AES Ekibastuz"), for approximately $3 million. The facility sells power to a government-owned utility under a 35 year power purchase agreement. Through December 31, 1996, approximately $35 million (excluding VAT) has been billed under the power sales contract for electricity delivered of which the purchaser has paid approximately $5 million. The Company has recorded a provision of $20 million to reduce the carrying value of the contract receivable at December 31, 1996 to $10 million. As of December 31, 1996, the net assets of the project were $24 million, a portion of which was represented by the contract receivable referred to above. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries of electricity under the power sales contract.

In January 1995, a subsidiary of the Company acquired the remaining outstanding debt of AES Deepwater, a 140 megawatt cogeneration plant in Pasadena, Texas, for $65 million from a syndicate of lenders. Prior to that date, the Company did not maintain or exercise control or significant influence over the utilization of the AES Deepwater facility, and accordingly, recorded its investment using the cost method. The acquisition resulted in the creation of goodwill of approximately $24 million which is being amortized over the remaining estimated life of the plant.

In June and July 1995, a subsidiary of the Company increased its ownership interest in Central Termica San Nicolas, S. A. ("AES San Nicolas"), a 650 megawatt power plant located in San Nicolas, Argentina from approximately 34% to approximately 69% by purchasing the interests of two former minority shareholders. The 1995 purchase price was $24 million. The net results attributable to the Company's non-owned portion of earnings from AES San Nicolas in 1995 is reflected as minority interest.

In addition, in December 1995, another subsidiary of the Company purchased Hidroelectrica Rio Juramento S.A. ("AES Rio Juramento") a 112 megawatt hydroelectric system in the province of Salta, Argentina for $43 million. As a result of this acquisition, the Company acquired intangible assets of $14 million which are being amortized over the life of the hydroelectric concession of 30 years.

These acquisitions were accounted for as purchases. The purchase price allocations for Light, AES Tiszai and AES Ekibastuz have been completed on a preliminary basis, subject to adjustments resulting from new or additional facts that may come to light when the engineering, environmental, and legal analyses are completed during the allocation period. The accompanying financial statements include the operating results of AES Tiszai from August 1, 1996, the operating results of AES Ekibastuz from August 10, 1996, equity earnings from Light from June 10, 1996, and the operating results of AES Deepwater from January 20, 1995, the operating results of AES San Nicolas from January 1, 1995 and the operating results of AES Rio Juramento from December 1, 1995. The following table presents supplemental unaudited proforma operating results as if all of the acquisitions had occurred at the beginning of 1995 (in millions, except per share amounts):

                                                                     ---------------------
                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31
                                                                      1996           1995
                                                                     ------          -----
        Revenues..................................................   $1,013          $ 892
        Net income................................................      100             91
        Earnings per share........................................   $ 1.29          $1.20

The proforma results are based upon assumptions and estimates which the Company believes are reasonable. The proforma results do not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred on January 1, 1995, nor are they intended to be a projection of future results.

3. INVESTMENTS

At December 31, 1996 and 1995, the Company's investments were classified as either held-to-maturity or available-for-sale. The amortized cost and estimated fair value of the investments at December 31, 1996 and 1995 classified as held-to-maturity and available-for-sale were approximately the same.

The short-term investments and debt service reserves and other deposits were invested as follows (in millions):

                                                                                  ------------
                                                                                  DECEMBER 31
                                                                                  1996    1995
                                                                                  ----    ----
Restricted cash and cash equivalents...........................................   $104    $144
Held-to-maturity
US treasury and government agency securities...................................      1      33
Foreign certificates of deposit................................................     --       3
Commercial paper...............................................................     39       3
Floating rate notes............................................................     --       6
                                                                                  ----    ----
Subtotal.......................................................................     40      45
Available-for-sale
US treasury and government agency securities...................................     43      30
Certificates of deposit........................................................      3       4
Commercial paper...............................................................      5      --
Foreign certificates of deposit................................................     --       3
                                                                                  ----    ----
Subtotal.......................................................................     51      37
                                                                                  ----    ----
Total..........................................................................   $195    $226
                                                                                  ====    ====

Short-term investments classified as held-to-maturity and available-for-sale were $9 and $11 million, respectively, at December 31, 1996 and $44 million and $14 million, respectively at December 31, 1995.

4. INVESTMENTS IN AND ADVANCES TO AFFILIATES

The following table presents summarized financial information (in millions) for equity method affiliates on a combined 100% basis. Amounts presented include the accounts of NIGEN, Ltd. (47% owned UK affiliate), Medway Power Ltd. (25% owned UK affiliate), Light (11.35% owned Brazilian affiliate) and AES Chigen's affiliates at December 31, 1996, and for the year then ended, the accounts of NIGEN, Ltd. and Medway Power Ltd. at

December 31, 1995 and 1994 and for the years then ended, and the accounts of San Nicolas (34% owned Argentine affiliate) at December 31, 1994 and for the year then ended.

                                                                        ------------------------
                                                                         1996     1995     1994
                                                                        ------    ----    ------
Sales................................................................   $1,960    $276    $  335
Operating income.....................................................      498      86        75
Net income...........................................................      383      49        33
Current assets.......................................................      891     171       156
Noncurrent assets....................................................    4,928     949     1,030
Current liabilities..................................................      868      70       133
Noncurrent liabilities...............................................    2,111     973       945
Stockholders' equity.................................................    2,840      77       108

In 1994, NIGEN, Ltd. refinanced its outstanding project financing loan through a public debenture offering. The extinguishment of such debt resulted in an extraordinary loss of $7 million. The Company's share, $2 million, net of taxes, is included in the accompanying financial statements as an extraordinary loss.

The Company's share of undistributed earnings of affiliates included in consolidated retained earnings was $33 million and $13 million at December 31, 1996 and 1995, respectively. The Company charged and recognized management fees and interest on advances to its affiliates which aggregated $9 million, $8 million and $18 million for each of the years ended December 31, 1996, 1995 and 1994, respectively.

5. DEBT

PROJECT FINANCING DEBT -- Project financing debt at December 31, 1996 and 1995 consisted of the following (in millions):

                                                           ---------------------------------------------
                                                           INTEREST RATE     FINAL
                                                            @ 12/31/96      MATURITY     1996      1995
                                                           -------------    --------    ------    ------
Senior Debt -- floating
AES Beaver Valley.......................................        7.4%          1998      $   21    $   33
AES Thames..............................................        6.8%          2004         163       181
AES Shady Point.........................................        7.4%          2004         306       320
AES Barbers Point.......................................        6.5%          2007         325       340
AES Lal Pir.............................................        5.0%          2008         135        28
AES Pak Gen.............................................        5.1%          2010          90        --
AES Coral Reef..........................................       10.1%          2003         168        --
AES Warrior Run.........................................        6.7%          2014          37        22
Other...................................................       10.4%          2001           8        --
Senior Debt -- fixed
AES Placerita -- capital lease..........................        8.1%          2009         105       111
AES Warrior Run -- tax exempt bonds.....................        7.4%          2019          74        74
AES Pak Gen.............................................        4.3%          2007          85        --
AES San Nicolas.........................................       10.4%          2000          80        --
Subordinated Debt.......................................       13.6%          2010          71        73
                                                                                        ------    ------
Subtotal................................................                                 1,668     1,182
Less current maturities.................................                                  (110)      (84)
                                                                                        ------    ------
Total...................................................                                $1,558    $1,098
                                                                                        ======    ======

Project financing debt borrowings are primarily collateralized by the capital stock of the project subsidiary, the physical assets of such facility and all project agreements associated with such facility.

In 1994, the Company purchased and retired subordinated project financing debt and accrued interest at AES Placerita, resulting in an extraordinary gain of $4 million, net of taxes.

The Company has interest rate swap agreements in an aggregate notional principal amount of $550 million at December 31, 1996. The swap agreements effectively change the interest rate on the portion of the debt covered by the notional amounts, to a weighted average fixed rate ranging from approximately 9.5% to 10.5%. The agreements expire at various dates from 1997 through 2007. In the event of nonperformance by the counterparties, the subsidiaries may be exposed to increased interest rates, however, the Company does not anticipate nonperformance by the counterparties, which are multinational financial institutions. At December 31, 1996, subsidiaries of the Company have interest rate cap agreements at a ceiling of approximately 12.5% with remaining terms ranging from three to six years in an aggregate notional amount of $280 million.

AES Shady Point and AES Barbers Point have issued commercial paper supported by irrevocable letters of credit issued by multinational financial institutions. In the event of nonperformance or credit deterioration of these institutions, the Company may be exposed to the risk of higher effective interest rates. The Company does not believe that such nonperformance or credit deterioration is likely.

OTHER NOTES PAYABLE -- Other notes payable at December 31, 1996 and 1995 consisted of the following (in millions):

                                                              -----------------------------------------
                                                              INTEREST RATE     FINAL
                                                               @ 12/31/96      MATURITY    1996    1995
                                                              -------------    --------    ----    ----
Corporate revolving bank loan*.............................        7.40%         1998      $213    $ 50
Senior subordinated notes..................................        9.75%         2000        75      75
Convertible subordinated debentures........................        6.50%         2002        --      50
Senior subordinated notes..................................       10.25%         2006       250      --
                                                                                           ----    ----
Subtotal...................................................                                 538     175
Less current maturities....................................                                 (88)    (50)
                                                                                           ----    ----
Total......................................................                                $450    $125
                                                                                           ====    ====

---------------
* floating rate loan

Under the terms of the $425 million corporate revolving bank loan and letter of credit facility ("Revolver"), the Company must reduce its direct borrowings to $125 million for 30 consecutive days annually to obtain additional loans. Commitment fees on the unused portion at December 31, 1996 are .375% per annum, and as of that date $89 million was available. The Company's 9 3/4% senior subordinated notes due 2000 ("9 3/4% Notes") and 10 1/4% senior subordinated notes due 2006 ("10 1/4% Notes") are general unsecured obligations of the Company. The 9 3/4% Notes are redeemable at the Company's option, in whole or in part, beginning June 1997 at redemption prices in excess of par and are redeemable at par beginning June 1999. The 10 1/4% Notes are redeemable at the Company's option, in whole or in part, beginning July 2001 at redemption prices in excess of par and are redeemable at par beginning July 2003. The Company's convertible subordinated debentures ("Debentures") were converted into common stock of the Company at the rate of $26.16 per common share on August 30, 1996.

FUTURE MATURITIES OF DEBT -- Scheduled maturities of total long-term debt at December 31, 1996 are (in millions):

                -------------------------------------------------------------
                1997................................................   $  198
                1998................................................      132
                1999................................................      303
                2000................................................      269
                2001................................................      202
                Thereafter..........................................    1,102
                                                                       ------
                Total...............................................   $2,206
                                                                       ======

COVENANTS -- The terms of the Company's Revolver, 9 3/4% Notes, 10 1/4% Notes, and project financing debt agreements contain certain covenants and provisions. The covenants provide for, among other items, maintenance of certain reserves, and require that minimum levels of working capital, net worth and certain financial ratio tests are met. The most restrictive of these covenants include limitations on incurring additional debt and on the payment of dividends to shareholders.

The project financing debt limitations of AES's subsidiaries permit the payment of dividends to the parent company out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods. As of December 31, 1996, approximately $63 million was available under project loan documents for distribution by U.S. subsidiaries.

AES CHIGEN NOTES -- Subsequent to its fiscal year end, AES Chigen issued $180 million of 10 1/8% Notes due 2006.

6. COMMITMENTS AND CONTINGENCIES

As of December 31, 1996, the Company and its consolidated subsidiaries are obligated under long-term non-cancelable operating leases, primarily for office rental and site leases. Rental expense for operating leases was $4 million, $3 million and $2 million in the years ended 1996, 1995 and 1994, respectively. The future minimum lease commitments under these leases are $6 million each year for 1997 and 1998, $5 million for 1999, $2 million each year for 2000 and 2001, and $56 million for the years thereafter.

Operating subsidiaries of the Company enter into various long-term contracts for the purchase of fuel subject to termination only in certain limited circumstances. These contracts have remaining terms of 3 to 11 years.

GUARANTEES -- In connection with certain of its project financing, acquisition, disposition, and power purchase agreements, AES has expressly undertaken limited obligations and commitments most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments, excluding letter of credit obligations discussed below, were limited as of December 31, 1996, by the terms of the agreements, to an aggregate of approximately $176 million. The Company is also obligated under other commitments which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These amounts aggregated $33 million as of December 31, 1996.

LETTERS OF CREDIT -- At December 31, 1996 and 1995, the Company had $123 million and $56 million, respectively, of letters of credit outstanding under its credit facility which operate to guarantee performance relating to certain project development activities and subsidiary operations. The Company pays a letter of credit fee of 1.75% on the outstanding amounts.

LITIGATION -- On February 25, 1993, an action was filed, jointly and severally, in the 10th Judicial District Court, Galveston County, Texas against the Company, over 25 other corporations (including major oil refineries and chemical companies) and utilities, a utility district, four Texas cities, McGinnes Industrial Maintenance Corpora-tion, Roland McGinnes and Lawrence McGinnes, claiming personal injuries, property, and punitive damages of $20 billion, arising from alleged releases of hazardous and toxic substances to air, soil and water at the McGinnes waste disposal site located in Galveston County. This matter was consolidated with two other related cases in December 1993. The complaint sets forth numerous causes of action, including fraud, negligence and strict liability, including, among other things, allegations that the defendants sent hazardous, toxic and noxious chemicals and other waste products to the McGinnes site for disposal. In March 1995, the Company entered into a settlement agreement with certain plaintiffs, pursuant to which the Company paid seven thousand dollars in return for withdrawal of their claims against the Company. Based on the Company's investigation of the case to date, the Company believes it has meritorious defenses to each and every cause of action stated in the complaint and this action is being vigorously defended. The Company believes that the outcome of this matter will not have a material adverse effect on its results of operations or financial position.

On December 17, 1996, AES was named defendant in a complaint filed in the Court of Chancery in Delaware. The suit was brought by the holder of 750 shares of AES Chigen Class A Common Stock individually and on behalf of a purported class of public shareholders of AES Chigen in response to an amalgamation to be entered into between AES Chigen and AES. The complaint alleges, among other things, that AES breached its alleged fiduciary duty as a controlling shareholder to treat the class with fairness, and questions the sufficiency of the consideration to be paid to AES Chigen shareholders. The complaint seeks damages and injunctive relief. AES Chigen was not named in the suit. Based on the Company's investigation of the case to date, the Company believes it has meritorious defenses to each and every cause of action stated in the complaint and this action is being vigorously defended. The Company believes that the outcome of this matter will not have a material adverse effect on its results of operations or financial position.

The Company is involved in certain other legal proceedings in the normal course of business. It is the opinion of the Company that none of the pending litigation is expected to have a material adverse effect on its results of operations or financial position.

7. STOCKHOLDERS' EQUITY

                                                                           --------------------
(In millions)                                                              1996    1995    1994
                                                                           ----    ----    ----
Common stock
  Balance at January 1 and December 31..................................   $  1    $  1    $  1
                                                                           ====    ====    ====
Additional paid-in capital
  Balance at January 1..................................................   $293    $240    $203
  Issuance of common stock under benefit plans and exercise of stock
     options and warrants...............................................      3       2       2
  Tax benefit associated with the exercise of options...................     15      --      --
  Issuance of common stock on conversion of 6.5% subordinated
     debentures, net ($26.16 per share).................................     49      --      --
  Common stock dividends (1994-3% per share)............................     --      --      47
  AES Chigen Class A redeemable common stock............................     --      51     (12)
                                                                           ----    ----    ----
Balance at December 31..................................................   $360    $293    $240
                                                                           ====    ====    ====
Retained earnings
  Balance at January 1..................................................   $271    $164    $111
  Net income for the year...............................................    125     107     100
  Common stock dividends (1994-3% per share)............................     --      --     (47)
                                                                           ----    ----    ----
Balance at December 31..................................................   $396    $271    $164
                                                                           ====    ====    ====
Cumulative foreign currency translation adjustment
  Balance at December 31................................................   $(33)   $(10)   $ (3)
                                                                           ====    ====    ====
Treasury stock
Balance at December 31..................................................   $ (3)   $ (6)   $ --
                                                                           ====    ====    ====

Stock Split and Stock Dividend -- On December 7, 1993, the Board of Directors authorized a three-for-two split, effected in the form of a stock dividend, payable to stockholders of record on January 15, 1994. Additionally, on February 17, 1994, the Company declared a 3% stock dividend, payable to stockholders of record on March 10, 1994. Accordingly, all outstanding share, per share and stock option data in all periods presented have been restated to reflect the split and the 3% stock dividend.

On July 30, 1996, the Company exercised its right to redeem the Debentures at a redemption price equal to approximately 104% of the principal amount of the debentures, together with accrued interest through the date of redemption. As a result, $49.7 million of the debentures were converted into 1.9 million shares of common stock of the Company at a conversion price of $26.16 per share.

Stock Options and Warrants -- The Company has granted options for shares of common stock under its stock option plans. Under the terms of the plans, the Company may issue options to purchase shares of the Company's common stock at a price equal to 100% of the market price at the date the option is granted. The options become eligible for exercise under various schedules. At December 31, 1996, there were approximately 2 million shares reserved for future grants under the plans. A summary of the option activity follows (in thousands of shares):

                                             -----------------------------------------------------------------
                                                                        DECEMBER 31
                                                    1996                   1995                   1994
                                             -------------------    -------------------    -------------------
                                                       WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                        AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                             SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                             ------    ---------    ------    ---------    ------    ---------
Options outstanding -- beginning of
  year....................................   4,063      $ 14.56     3,540      $ 12.07     2,999      $  9.78
Exercised during the year.................    (480)       10.69      (355)       17.71      (187)        2.65
Forfeitures during the year...............    (216)       20.55       (57)       18.36       (12)       13.17
Granted during the year...................     643        38.78       935        20.04       740        18.91
                                             -----      -------     -----      -------     -----      -------
Outstanding -- end of year................   4,010        18.59     4,063        14.56     3,540        12.07
                                             =====      =======     =====      =======     =====      =======
Eligible for exercise -- end of year......   2,132        12.86     1,209         9.03     1,059         6.02
                                             =====      =======     =====      =======     =====      =======

The following table summarizes information about stock options outstanding at December 31, 1996 (in thousands of shares):

                                            -----------------------------------------------------------------
                                                     OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                            -------------------------------------    ------------------------
                                                           WEIGHTED-
                                                            AVERAGE
                                                           REMAINING    WEIGHTED-                   WEIGHTED-
                                                             LIFE        AVERAGE                     AVERAGE
                                               TOTAL          (IN       EXERCISE        TOTAL       EXERCISE
        RANGE OF EXERCISE PRICES            OUTSTANDING     YEARS)        PRICE      EXERCISABLE      PRICE
-----------------------------------------   -----------    ---------    ---------    -----------    ---------
$1.55 to $6.47...........................      1,013           3.3       $  5.14        1,011        $  5.14
$11.65 to $19.75.........................      1,261           6.9         17.54          492          17.44
$20.00 to $28.88.........................      1,248           8.3         20.97          593          20.79
$31.75 to $44.13.........................        488          10.0         43.14           36          36.31
                                               -----                                    -----
Total....................................      4,010                                    2,132
                                               =====                                    =====

The Company accounts for its stock-based compensation plans under APB No. 25, and as a result, no compensation expense has been recognized in connection with the options, as all options have been granted only to AES people, including Directors, with an exercise price equal to the market price of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%, 5.5%, and 7.5% and expected volatility of 28%, 24%, and 22% for the years ended 1996, 1995 and 1994, respectively, a dividend payout rate of zero for each year and an expected option life of 7 years. Using these assumptions, the weighted average fair value of the stock options granted is $17.61 and $8.17 for 1996 and 1995, respectively. There were no adjustments made in calculating the fair value to account for vesting provisions or for non-transferability or risk of forfeiture.

Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share for the year ended December 31, 1996, 1995 and 1994 would have been reduced to the following pro forma amounts (in millions):

                                                              ----------------------
                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31
                                                              -----------------------
                                                              1996     1995     1994
                                                              -----    -----    -----
            Net Income:
              As Reported..................................   $ 125    $ 107    $ 100
              Pro forma....................................     121      106      100
            Net income per common share:
              As Reported..................................   $1.62    $1.41    $1.32
              Pro forma....................................    1.57     1.40     1.32

The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or change in dividend policy.

In addition to the options described above, the Company has outstanding warrants to purchase up to 0.7 million shares of its common stock at $29.43 per share through July 2000, which were issued as partial settlement of a shareholder class action suit and were expensed in 1995. Warrants exercised under this settlement were not significant at December 31, 1996.

AES China Generating Co. Ltd. -- During 1994, AES Chigen completed an initial public offering for the sale of 10.2 million shares of Class A redeemable common stock. Prior to the offering, AES contributed $50 million to AES Chigen for 7.5 million shares of Class B common stock. AES, as the sole Class B holder, is entitled to elect one-half of the board of directors of AES Chigen. As of December 22, 1995, AES Chigen had entered into binding commitments to invest in excess of $50 million in power projects in the People's Republic of China and the previously held right of Class A Shareholders to require AES Chigen to repurchase their shares has expired. As a result, the Company has allocated the net proceeds from the issuance of the Class A shares to additional paid-in capital and minority interest during 1995. In November 1996, the Company and AES Chigen signed a definitive agreement for the Company to acquire the approximately 8.2 million outstanding Class A shares of AES Chigen. The acquisition will be accomplished by amalgamating AES Chigen with a wholly owned subsidiary of the Company. Subject to approval of the holders of the Class A common stock, AES Chigen shareholders will receive shares of the Company common stock at an exchange rate of 0.29 shares of the Company's common stock for each share of AES Chigen common stock.

PROSPECTUS

[LOGO THE AES CORPORATION]

$750,000,000
Junior Subordinated Debt Securities
AES TRUST I
AES TRUST II
AES TRUST III

                               ------------------

PREFERRED TRUST SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED AS SET FORTH HEREIN BY THE AES CORPORATION

The AES Corporation (the "Company" or "AES") may from time to time offer, together or separately unsecured junior subordinated securities (the "Junior Subordinated Debt Trust Securities") consisting of debentures, notes or other evidences of indebtedness in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. The Junior Subordinated Debt Trust Securities when issued will be unsecured obligations of the Company. The Company's obligations under the Junior Subordinated Debt Trust Securities will be subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined herein) of the Company.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

AES Trust I, AES Trust II and AES Trust III (collectively, the "AES Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, preferred trust securities representing undivided beneficial interests in the assets of the respective AES Trust (the "Preferred Securities" and, together with the Junior Subordinated Debt Trust Securities, the "Securities"). The Preferred Securities may be offered in amounts, at prices and on terms to be determined at or prior to the time of any such offering. The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the AES Trusts out of moneys held by the Property Trustee (as defined herein) of each of the AES Trusts, and payments on liquidation of each AES Trust and on redemption of Preferred Securities of such AES Trust, will be guaranteed by the Company fully and unconditionally as described herein (each such guarantee, a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees." The Company's obligation under each Preferred Securities Guarantee is an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Debt Trust Securities, except those made pari passu or subordinate by their terms, and (ii) pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by the Company. Junior Subordinated Debt Trust Securities may be issued and sold from time to time in one or more series by the Company to an AES Trust, or a trustee of such trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such AES Trust. The Junior Subordinated Debt Trust Securities purchased by an AES Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such AES Trust, upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

Specific terms of the Junior Subordinated Debt Trust Securities and Preferred Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which will describe, without limitation and where applicable, the following: (i) in the case of Junior Subordinated Debt Trust Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, premium, if any, exchangeability, redemption, conversion, prepayment or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, method, if any, of calculating interest payments, and dates for payment thereof, dates on which premium, if any, will be payable, the right of the Company, if any, to defer payment of interest on the Junior Subordinated Debt Trust Securities and the maximum length of such deferral period, the public offering price, any listing on a securities exchange and other specific terms of the offering; and (ii) in the case of Preferred Securities, the specific designation, number of securities, liquidation amount per security, initial public offering price, and any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights (if any), terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Debt Trust Securities of the Company. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Offered Securities on a national securities exchange.

Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities. By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus is a part, the Company may offer from time to time debt securities or preferred stock. The aggregate initial public offering price of the securities to be offered by this Prospectus and such other prospectus shall not exceed $750,000,000.

The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company and/or any AES Trust, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

The date of this Prospectus is December 4, 1996.

                             AVAILABLE INFORMATION

The AES Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional and other offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1996, June 30, 1996 and March 31, 1996, (iii) the Company's Current Reports on Form 8-K filed on November 13, 1996, July 1, 1996, June 12, 1996, May 30, 1996, February 26, 1996 and February
6, 1996; (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-19281), filed on October 10, 1996 and (v) the Company's Registration Statement on Form S-3 filed on June 12, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to William R. Luraschi, General Counsel and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209, telephone (703) 522-1315.

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Junior Subordinated Debt Trust Securities will be used by the Company for general corporate purposes and initially may be temporarily invested in short-term securities.

Each AES Trust will use all proceeds received from the sale of its Trust Securities to purchase Junior Subordinated Debt Trust Securities from the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges.

                                                          -------------------------------------------------
                                                                                                NINE MONTHS
                                                                                                      ENDED
                                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                          1991   1992   1993   1994   1995             1996
                                                          -----  -----  -----  -----  -----    ------------
Ratio of earnings to fixed charges......................   1.31   1.37   1.63   2.08   2.18            2.04

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of an interest factor. A statement setting forth the computation of the above ratios of earnings to fixed charges is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

During the period from January 1, 1991 until September 30, 1996, no shares of Preferred Stock were issued or outstanding, and during that period the Company did not pay any Preferred Stock dividends.

                                  THE COMPANY

With a presence in over 35 countries, The AES Corporation is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. The Company, based in Arlington, Virginia, markets power principally from electric generating facilities that it develops, owns and operates. AES was one of the original entrants in the independent power market and today is one of the world's largest independent power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction.

Over the last six years, the Company has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing plants, primarily through competitively bid privatization initiatives outside the United States.

In part, the Company's strategy in helping meet the world's need for electricity is to participate in competitive power generation markets as they develop either by greenfield development or by acquiring and operating existing facilities in these markets.

Other elements of the Company's strategy include:

     - Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance.

     - Constructing or acquiring projects of a relatively large size (generally larger than 100 megawatts).

     - Entering into power sales contracts with electric utilities or other customers with credit strength.

The Company also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, the Company prefers to operate all facilities which it develops or acquires; however, there can be no assurance that the Company will have operating control of all of its facilities in the future.

The Company, a corporation organized under the laws of Delaware, was formed in 1981. The principal office of the Company is located at 1001 North 19th Street, Arlington, Virginia 22209, and its telephone number is (703) 522-1315.

                                  RISK FACTORS

Purchasers of the Securities should read this entire Prospectus carefully. Ownership of the Securities involves certain risks. The following factors should be considered carefully in evaluating AES and its business before purchasing the Securities offered by this Prospectus.

LEVERAGE AND SUBORDINATION

The Company and its subsidiaries had approximately $2.1 billion of outstanding indebtedness at September 30, 1996. As a result of the Company's level of debt, the Company might be significantly limited in its ability to meet its debt service obligations, to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of September 30, 1996, the Company had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 75%.

The Junior Subordinated Debt Trust Securities will be subordinated to all Senior and Subordinated Debt including, but not limited to, the Company's current $425 million credit facility debt. The obligations of AES under the Preferred Securities Guarantee are subordinate and junior in right of payment to all liabilities of AES and pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by AES. As of September 30, 1996, the Company had approximately $656 million in aggregate principal amount of Senior and Subordinated Debt.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior and Senior Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due under all Senior and Subordinated Debt before the holders of the Junior Subordinated Debt Trust Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Junior Subordinated Debt Trust Securities. No payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Trust Securities may be made if there shall have occurred and be continuing a default in any payment under any Senior and Senior Subordinated Debt or during certain periods when an event of default under certain Senior and Subordinated Debt permits the lenders thereunder to accelerate the maturing of such Senior and Senior Subordinated Debt. See "Description of Junior Subordinated Debt Trust Securities -- Subordination." The Preferred Securities will rank subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Debt Trust Securities, except those made pari passu by their terms and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees."

The Junior Subordinated Debt Trust Securities will be effectively subordinated to the indebtedness and other obligations (including trade payables) of the Company's subsidiaries. At September 30, 1996, the indebtedness and obligations of the Company's subsidiaries, aggregated approximately $1.5 billion. The ability of the Company to pay principal of, premium, if any, and interest on the Junior Subordinated Debt Trust Securities will be dependent upon the receipt of funds from its subsidiaries by way of dividends, fees, interest, loans or otherwise. There are no terms in the Junior Subordinated Debt Trust Securities, the Preferred Securities or the Preferred Securities Guarantee that limit the Company's or its subsidiaries' ability to incur additional indebtedness. Most of the Company's subsidiaries with interests in power generation facilities currently have in place arrangements that restrict their ability to make distributions to the Company by way of dividends, fees, interest, loans or otherwise. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Junior Subordinated Debt Trust Securities or the Preferred Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Junior Subordinated Debt Trust Securities or the Preferred Securities. Any right of the Company to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company (and the consequent right of the holders of the Junior Subordinated Debt Trust Securities and the Preferred Securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary). The Company currently conducts substantially all of its operations through its subsidiaries. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities -- Subordination."

ABILITY OF AES TO MAKE DISTRIBUTIONS

The ability of the AES Trusts to make distributions and other payments on the Preferred Securities is solely dependent upon the Company making interest and other payments on the Junior Subordinated Debt Trust Securities deposited as trust assets as and when required. If the Company were not to make distributions or other payments on the Junior Subordinated Debt Trust Securities for any reason, including as a result of the Company's election to defer the payment of interest on the Junior Subordinated Debt Trust Securities by extending the interest period on the Junior Subordinated Debt Trust Securities, the AES Trusts will not make payments on the Trust Securities (as defined herein). In such an event, holders of the Preferred Securities would not be able to rely on the Preferred Securities Guarantee since distributions and other payments on the Preferred Securities are subject to such Guarantee only if and to the extent that the Company has made a payment to the Property Trustee (as defined herein) of interest or principal on the Junior Subordinated Debt Trust Securities deposited in the Trust as trust assets. Instead, holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Debt Trust Securities against the Company pursuant to the terms of the Indenture (as defined herein). However, if the Trust's failure to make distributions on the Preferred Securities is a consequence of the Company's exercise of its right to extend the interest payment period for the Junior Subordi-nated Debt Trust Securities, the Property Trustee will have no right to enforce the payment of distributions on the Preferred Securities until an Event of Default (as defined herein) under the Declaration (as defined herein) shall have occurred.

The Declaration provides that the Company shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the AES Trusts, including any taxes and all costs and expenses with respect thereto, to which the AES Trusts may become subject, except for United States withholding taxes. No assurance can be given that the Company will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the AES Trusts.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX IMPACT OF EXTENSION

So long as the Company shall not be in default in the payment of interest on the Junior Subordinated Debt Trust Securities, the Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debt Trust Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Trust Securities for an extension period not exceeding 20 consecutive quarterly interest periods (an "Extension Period"), during which no interest shall be due and payable. In such an event, quarterly distributions on the Preferred Securities would not be made by the applicable AES Trust during any such Extension Period. If the Company exercises the right to extend an interest payment period, the Company may not during such Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock; provided that (i) the Company will be permitted to pay accrued dividends upon the exchange or redemption of any series of preferred stock of the Company as may be outstanding from time to time, in accordance with the terms of such stock and (ii) the foregoing will not apply to stock dividends paid by the Company. Under the Amended and Restated Certificate of Incorporation the Company is authorized to issue up to 1,000,000 shares of preferred stock. As of September 30, 1996, no shares of the Company's preferred stock were outstanding. The Company may from time to time offer shares of its preferred stock to the public.

Prior to the termination of any Extension Period, the Company may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. The Company may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Trust Securities, not to exceed 20 consecutive quarters or to cause any extension beyond the maturity of the Junior Subordinated Debt Trust Securities. See any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

Because the Company has the right to extend the interest payment period for an Extension Period of up to 20 consecutive quarterly interest periods on various occasions, the Junior Subordinated Debt Trust Securities will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. Generally, all of a securityholder's taxable interest income with respect to the Junior Subordinated Debt Trust Securities will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. See any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

Upon the occurrence and during the continuation of a Tax Event or Investment Company Event (each as defined herein), which may occur at any time, the applicable AES Trust shall, unless the Junior Subordinated Debt Trust Securities are redeemed in the limited circumstances described below, be dissolved with the result that Junior Subordinated Debt Trust Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid distributions on, the Preferred Securities and Common Securities would be distributed on a Pro Rata Basis (as defined herein under "The AES Trusts") to the holders of the Preferred Securities and Common Securities in liquidation of such Trust. In the case of a Tax Event, in certain circumstances, the Company shall have the right to redeem at any time the Junior Subordinated Debt Trust Securities in whole or in part, in which event the applicable AES Trust will redeem Preferred Securities and Common Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debt Trust Securities are redeemed. There can be no assurance as to the market prices for Preferred Securities or the Junior Subordinated Debt Trust Securities which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the applicable AES Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debt Trust Securities that the investor may receive on dissolution and liquidation of the applicable AES Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debt Trust Securities upon the occurrence of a Special Event (as defined herein), prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debt Trust Securities and should carefully review all the information regarding the Junior Subordinated Debt Trust Securities contained in any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

If enacted in their present form, certain legislative proposals in the Revenue Reconciliation Bill of 1996 (the "Bill") would prevent the Company from deducting interest on the Junior Subordinated Debt Trust Securities. The Bill as proposed would be effective generally for instruments issued on or after December 7, 1995. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action.

There can be no assurance, however, that current or future federal legislative proposals if enacted would not prevent the Company from deducting interest on the Junior Subordinated Debt Trust Securities. This would constitute a Tax Event and could result in the distribution of any Junior Subordinated Debt Trust Securities to holders of the Preferred Securities or, in certain circumstances, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

"Tax Event" means that the Regular Trustees (as defined herein) shall have obtained an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities as a result of (a) any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of such Prospectus Supplement, there is more than an insubstantial risk that (i) the applicable AES Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debt Trust Securities, (ii) the applicable AES Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company to the applicable AES Trust on the Junior Subordinated Debt Trust Securities is not, or within 90 days of the date thereof will not be, deductible by the Company for United States federal income tax purposes.

"Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that an AES Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

"Special Event" means a Tax Event or an Investment Company Event.

LIMITING VOTING RIGHTS

Holders of Preferred Securities will have limited voting rights, but will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the Common Securities (as defined herein under "The AES Trusts").

TRADING PRICES OF PREFERRED SECURITIES

The Preferred Securities constitute a new issue of securities with no established trading market. The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Trust Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debt Trust Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debt Trust Securities deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holders adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

As described above, the Company has the right to extend an interest payment period on the Junior Subordinated Debt Trust Securities from time to time for a period not exceeding 20 consecutive quarterly interest periods. If the Company determines to extend an interest payment period, or if the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Preferred Securities is likely to be affected. In addition, as a result of such rights, the market price of the Preferred Securities (which represent an undivided interest in Junior Subordinated Debt Trust Securities) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of its Preferred Securities during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Preferred Securities. See any accompanying Prospectus Supplement relating to Junior Subordinated Debt Trust Securities.

NO PRIOR PUBLIC MARKET -- POSSIBLE PRICE VOLATILITY OF THE SECURITIES

Prior to the offering, there has been no public market for the Securities. There can be no assurance that an active trading market for the Securities will develop or be sustained. If such a market were to develop, the Securities, could trade at prices that may be higher or lower than their offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has demonstrated substantial volatility in the prices of securities similar to the Securities. There can be no assurance that the future market for the Securities will not be subject to similar volatility. Accordingly, no assurance can be given as to the liquidity of the Securities.

DOING BUSINESS OUTSIDE THE UNITED STATES

The Company's involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and most of the Company's current development and acquisition activities are for projects and plants outside the United States. The Company, through subsidiaries and joint ventures, has ownership interests in 27 power plants outside the United States in operation or under construction. Five of such power plants are located in Argentina; four in Brazil; two in England; two in Northern Ireland; two in Pakistan; eight in the People's Republic of China; three in Hungary; and one in Kazakhstan.

The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency convertibility, political instability, civil unrest, and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which AES may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations may also require higher investments by the Company than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

The uncertainty of the legal environment in certain countries in which the Company, its subsidiaries and its affiliates are or in the future may be developing, constructing or operating could make it more difficult for the Company to enforce its respective rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the Company's ability to hold a majority interest in some of the projects that it may develop or acquire. International projects owned by the Company may, in certain cases, be expropriated by applicable governments. Although AES may have legal recourse in enforcing its rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

COMPETITION

The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than the Company. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where the Company sells or intends to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on the Company.

DEVELOPMENT UNCERTAINTIES

The majority of the projects that AES develops are large and complex and the completion of any such project is subject to substantial risks. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that AES will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of its projects. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. If these development efforts are not successful, the Company may abandon a project under development. At the time of abandonment, the Company would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. The future growth of the Company is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of the Company's projects could, under certain circumstances, have an adverse effect on the Company's ability to meet its obligations, including the payment of principal of, premium, if any and interest on Debt Securities. The Company also is faced with certain development uncertainties arising out of doing business outside of the United States. See "-- Doing Business Outside the United States."

UNCERTAINTY OF ACCESS TO CAPITAL FOR FUTURE PROJECTS

Each of AES's projects under development and those independent power facilities it may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions. AES has primarily utilized project financing loans to fund the capital expenditures associated with constructing and acquiring its electric power plants and related assets. Project financing borrowings have been substantially non-recourse to other subsidiaries and affiliates and to AES as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. The Company intends to continue to seek, where possible, such non-recourse project financing in connection with the assets which the Company or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual projects, the Company's traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, the Company, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related project.

In addition to the project financing loans, if available, AES provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under short-term credit facilities, and issuances of senior subordinated notes, convertible debentures and common stock of the Company.

The Company's ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, investor confidence in the Company, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, AES may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of AES on its currently operating facilities or facilities under construction, such a decision would affect the future growth of AES.

DEPENDENCE ON UTILITY CUSTOMERS AND CERTAIN PROJECTS

The nature of most of AES's power projects is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. During 1995, four customers, including Connecticut Light & Power Company, a subsidiary of Northeast Utilities, accounted for 73% of the Company's revenues. The prolonged failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on AES's primary source of revenues. AES has sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

Four of the Company's plants collectively represented approximately 61% of AES's consolidated total assets at December 31, 1995 and generated approximately 80% of AES's consolidated total revenues for the year ended December 31, 1995.

In October 1996, Moody's Investor Service and Standard & Poor's revised their ratings of the senior unsecured long-term debt of Connecticut Light & Power Company from Baa3/BBB- to Ba1/BB+.

REGULATORY UNCERTAINTY

AES's cogeneration operations are subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the Public Utility Holding Company Act, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. AES is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer. The Company believes that, upon the occurrence of an event that would threaten the QF status of one of its domestic plants, it would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event the Company were unable to avoid the loss of such status for one of its plants, to avoid public utility holding company status, AES could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an Exempt Wholesale Generator ("EWG"), or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from the consolidated income tax group or the consolidated financial statements of the Company, or an increase or decrease in the results of operations of the Company.

The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow both independents and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical integration. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event of a PUHCA repeal, competition for independent power generators from vertically integrated utilities would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on the Company.

ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS

The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. Falling electricity prices and uncertainty as to the future structure of the industry is inhibiting United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring on the Company cannot be predicted, although any such restructuring could have a material adverse effect on the Company.

LITIGATION AND REGULATORY PROCEEDINGS

From time to time, the Company and its affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in the Company's Annual, Quarterly and Current Reports filed with the Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.

BUSINESS SUBJECT TO STRINGENT ENVIRONMENTAL REGULATIONS

AES's activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. For example, the Clean Air Act Amendments of 1990 impose more stringent standards than those previously in effect, and require states to impose permit fees on certain emissions. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of AES's power plants. There can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. The Company has made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on the Company's financial condition or results of operations.

CONTROL BY EXISTING STOCKHOLDERS

As of September 30, 1996, AES's two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 26% of AES's outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over the affairs of AES, including the election of the Company's directors. As of September 30, 1996, all of AES's officers and directors and their immediate families together owned beneficially approximately 35% of AES's outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of AES's directors, the management and policies of AES and any action requiring stockholder approval, including significant corporate transactions.

ADHERENCE TO AES'S PRINCIPLES -- POSSIBLE IMPACT ON RESULTS OF OPERATIONS

A core part of AES's corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. The Company seeks to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if the Company perceives a conflict between these principles and profits, the Company will try to adhere to its principles -- even though doing so might result in diminished or foregone opportunities or financial benefits.

                                 THE AES TRUSTS

Each of the AES Trust I, AES Trust II and AES Trust III is a statutory business trust formed on November 1, 1996 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a separate declaration of trust among the Trustees (as defined herein) of such AES Trust and the Company and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part, as of the date the Preferred Securities of such AES Trust are initially issued. Each Declaration will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

This description summarizes the material terms of the Declarations and is qualified in its entirety by reference to the form of Declaration, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act.

TRUST SECURITIES

Upon issuance of any Preferred Securities by an AES Trust, the holders thereof will own all of the issued and outstanding Preferred Securities of such AES Trust. The Company will acquire securities representing common undivided beneficial interests in the assets of each AES Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") in an amount equal to at least 3% of the total capital of such AES Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities of each AES Trust. The Preferred Securities and the Common Securities will rank pari passu with each other and will have equivalent terms; provided that (i) if a Declaration Event of Default (as defined herein under "-- Events of Default") under the Declaration of an AES Trust occurs and is continuing, the holders of Preferred Securities of such AES Trust will have a priority over holders of the Common Securities of such AES Trust with respect to payments in respect of distributions and payments upon liquidation, redemption and maturity and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace the Trustees and to increase or decrease the number of Trustees. Each AES Trust exists for the purpose of (a) issuing its Preferred Securities, (b) issuing its Common Securities to the Company, (c) investing the gross proceeds from the sale of the Trust Securities in Junior Subordinated Debt Trust Securities of the Company and (d) engaging in only such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

POWERS AND DUTIES OF TRUSTEES

The number of trustees (the "Trustees") of each AES Trust shall initially be five. Three of such Trustees (the "Regular Trustees") are individuals who are employees or officers of the Company. The fourth such trustee will be The First National Bank of Chicago, which is unaffiliated with the Company and which will serve as the property trustee (the "Property Trustee") and act as the indenture trustee for purposes of the Trust Indenture Act. The fifth such trustee is First Chicago Delaware Inc. that has its principal place of business in the State of Delaware (the "Delaware Trustee"). Pursuant to each Declaration, legal title to the Junior Subordinated Debt Trust Securities purchased by an AES Trust will be held by the Property Trustee for the benefit of the holders of the Trust Securities of such AES Trust, and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined under "Description of the Junior Subordinated Debt Trust Securities") with respect to the Junior Subordinated Debt Trust Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments in respect of the Junior Subordinated Debt Trust Securities purchased by an AES Trust for the benefit of the holders of Trust Securities. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantees are separately qualified under the Trust Indenture Act and will be held by The First National Bank of Chicago, acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the applicable Preferred Securities. As used in this Prospectus and any accompanying Prospectus Supplement, the term "Property Trustee" with respect to an AES Trust refers to The First

National Bank of Chicago acting either in its capacity as a Trustee under the relevant Declaration and the holder of legal title to the Junior Subordinated Debt Trust Securities purchased by that Trust or in its capacity as indenture trustee under, and the holder of, the applicable Preferred Securities Guarantee, as the context may require. The Company, as the direct or indirect owner of all of the Common Securities of each AES Trust, will have the exclusive right (subject to the terms of the related Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees shall be, except under certain circumstances, at least five and the majority of Trustees shall be Regular Trustees. The term of an AES Trust will be set forth in the Prospectus Supplement, but may terminate earlier as provided in such Declaration.

The duties and obligations of the Trustees of an AES Trust shall be governed by the Declaration of such AES Trust, the Business Trust Act and the Trust Indenture Act. Under its Declaration, each AES Trust shall not, and the Trustees shall cause such AES Trust not to, engage in any activity other than in connection with the purposes of such AES Trust or other than as required or authorized by the related Declaration. In particular, each AES Trust shall not and the Trustees shall cause each AES Trust not to (a) invest any proceeds received by such AES Trust from holding the Junior Subordinated Debt Trust Securities purchased by such AES Trust but shall promptly distribute from the Property Account all such proceeds to holders of Trust Securities pursuant to the terms of the related Declaration and of the Trust Securities; (b) acquire any assets other than as expressly provided in the related Declaration; (c) possess Trust property for other than a Trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debt Trust Securities; (e) possess any power or otherwise act in such a way as to vary the assets of such AES Trust or the terms of its Trust Securities in any way whatsoever; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, such AES Trust other than its Trust Securities; (g) incur any indebtedness for borrowed money or (h)(i) direct the time, method and place of exercising any trust or power conferred upon the Indenture Trustee (as defined under "Description of the Junior Subordinated Debt Trust Securities") with respect to the Junior Subordinated Debt Trust Securities deposited in that AES Trust as trust assets or upon the Property Trustee of that AES Trust with respect to its Preferred Securities, (ii) waive any past default that is waivable under the Indenture or the Declaration, (iii) exercise any right to rescind or annul any declaration that the principal of all of the Junior Subordinated Debt Trust Securities deposited in that AES Trust as trust assets shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debt Trust Securities, in each case where such consent shall be required, unless in the case of this clause (h) the Property Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause such AES Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and that such AES Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

BOOKS AND RECORDS

The books and records of each AES Trust will be maintained at the principal office of such AES Trust and will be open for inspection by a holder of Preferred Securities of such AES Trust or his representative for any purpose reasonably related to his interest in such AES Trust during normal business hours.

VOTING

Holders of Preferred Securities will have limited voting rights, but will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the Common Securities.

THE PROPERTY TRUSTEE

The Property Trustee, for the benefit of the holders of the Trust Securities of an AES Trust, is authorized under each Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debt Trust Securities deposited in such AES Trust as trust assets, including its rights as the holder of such Junior Subordinated Debt Trust Securities to enforce the Company's obligations under such Junior Subordinated Debt Trust Securities upon the occurrence of an Indenture Event of Default (as defined herein under "Description of the Junior Subordinated Debt Trust Securities -- Indenture Events of Default"). The Property Trustee shall also be authorized to enforce the rights of holders of Preferred Securities of an AES Trust under the related Preferred Securities Guarantee. If any

AES Trust's failure to make distributions on the Preferred Securities of an AES Trust is a consequence of the Company's exercise of any right under the terms of the Junior Subordinated Debt Trust Securities deposited in such AES Trust as trust assets to extend the interest payment period for such Junior Subordinated Debt Trust Securities, the Property Trustee will have no right to enforce the payment of distributions on such Preferred Securities until a Declaration Event of Default shall have occurred. Holders of at least a majority in liquidation amount of the Preferred Securities held by an AES Trust will have the right to direct the Property Trustee for that AES Trust with respect to certain matters under the Declaration for that AES Trust and the related Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, to the extent permitted by applicable law, any holder of Preferred Securities may, after a period of 30 days has elapsed from such Holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding against the Company to enforce such rights or the Preferred Securities Guarantee, as the case may be. In addition, the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities would have the right to directly institute proceedings for enforcement of payments to such holders of principal of, or premium, if any, or interest on the Junior Subordinated Debt Trust Securities having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holders (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holders of Preferred Securities in such Direct Action. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Junior Subordinated Debt Trust Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such AES Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Junior Subordinated Debt Trust Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Holder Direct Action") on or after the respective due date specified in the applicable series of Junior Subordinated Debt Trust Securities. In connection with such Holder Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Holder Direct Action.

DISTRIBUTIONS

Pursuant to each Declaration, distributions on the Preferred Securities of an AES Trust must be paid on the dates payable to the extent that the Property Trustee for that AES Trust has cash on hand in the applicable Property Account to permit such payment. The funds available for distribution to the holders of the Preferred Securities of an AES Trust will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debt Trust Securities that are deposited in the AES Trust as trust assets. If the Company does not make interest payments on the Junior Subordinated Debt Trust Securities deposited in an AES Trust as trust assets, the Property Trustee will not make distributions on the Preferred Securities of such AES Trust. Under the Declaration, if and to the extent the Company does make interest payments on the Junior Subordinated Debt Trust Securities deposited in an AES Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities of such AES Trust on a Pro Rata Basis (as defined below). The payment of distributions on the Preferred Securities of an AES Trust is guaranteed by AES on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantee." A Preferred Securities Guarantee is a guarantee from the time of issuance of the applicable Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the applicable Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Trust Securities deposited in the AES Trust as trust assets. As used in this Prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities of an AES Trust according to the aggregate liquidation amount of the Trust Securities of such AES Trust held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities of such AES Trust outstanding unless, in relation to a payment, a Declaration Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities of such AES Trust pro rata according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Preferred Securities of such AES Trust outstanding, and only after satisfaction of all amounts owed to the holders of such Preferred Securities, to each holder of Common Securities of such AES Trust pro rata according to the aggregate liquidation amount of such Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all Common Securities of such AES Trust outstanding.

EVENTS OF DEFAULT

If an Indenture Event of Default occurs and is continuing with respect to Junior Subordinated Debt Trust Securities deposited in an AES Trust as trust assets, an Event of Default under the Declaration (a "Declaration Event of Default") of such AES Trust will occur and be continuing with respect to any outstanding Trust Securities of such AES Trust. In such event, each Declaration provides that the holders of Common Securities of such AES Trust will be deemed to have waived any such Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities of such AES Trust have been cured or waived. Until all such Declaration Events of Default with respect to the Preferred Securities of such AES Trust have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities of such AES Trust and only the holders of such Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration and consequently under the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities of such AES Trust is waived by the holders of the Preferred Securities of such AES Trust as provided in the Declaration, the holders of Common Securities pursuant to such Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities

RECORD HOLDERS

Each Declaration provides that the Trustees of such AES Trust may treat the person in whose name a Certificate representing its Preferred Securities is registered on the books and records of such AES Trust as the sole holder thereof and of the Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the Preferred Securities represented thereby on the part of any person, whether or not such AES Trust shall have actual or other notice thereof. Preferred Securities will be issued in fully registered form. Unless otherwise specified in a Prospectus Supplement, Preferred Securities will be represented by a global certificate registered on the books and records of such AES Trust in the name of a depositary (the "Depositary") named in an accompanying Prospectus Supplement or its nominee. Under each Declaration:

     (i) such AES Trust and the Trustees thereof shall be entitled to deal with the Depositary (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the related Declaration, and except as set forth in the related Declaration with respect to the Property Trustee, shall have no obligation to persons owning a beneficial interest in Preferred Securities ("Preferred Security Beneficial Owners") registered in the name of and held by the Depositary or its nominee; and

     (ii) the rights of Preferred Security Beneficial Owners shall be exercised only through the Depositary (or any successor depositary) and shall be limited to those established by law and agreements between such Preferred Security Beneficial Owners and the Depositary and/or its participants. With respect to Preferred Securities registered in the name of and held by the Depositary or its nominee, all notices and other communications required under each Declaration shall be given to, and all distributions on such Preferred Securities shall be given or made to, the Depositary (or its successor).

The specific terms of the depositary arrangement with respect to the Preferred Securities will be disclosed in the applicable Prospectus Supplement.

DEBTS AND OBLIGATIONS

In each Declaration, the Company has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the applicable AES Trust, including the fees and expenses of its Trustees and any taxes and all costs and expenses with respect thereto, to which such AES Trust may become subject, except for United States withholding taxes. The foregoing obligations of the Company under each Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against any AES Trust or any other person before proceeding against the Company. The Company has agreed in each Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

                    DESCRIPTION OF THE PREFERRED SECURITIES

Each AES Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each AES Trust authorizes the Regular Trustees of such AES Trust to issue on behalf of such AES Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of an AES Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such AES Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such AES Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on Preferred Securities issued by such AES Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distribution on Preferred Securities issued by such AES Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such AES Trust to the holders of Preferred Securities of such AES Trust upon voluntary or involuntary dissolution, winding-up or termination of such AES Trust, (vi) the obligation or right, if any, of such AES Trust to purchase or redeem Preferred Securities issued by such AES Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such AES Trust shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such AES Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more AES Trusts, or of both, as a condition to specified actions or amendments to the Declaration of such AES Trust, (viii) terms for any conversion or exchange into other securities and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such AES Trust consistent with the Declaration of such AES Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

In connection with the issuance of Preferred Securities, each AES Trust will issue one series of Common Securities. The Declaration of each AES Trust authorizes the Regular Trustees of such trust to issue on behalf of such AES Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by an AES Trust will be substantially identical to the terms of the Preferred Securities issued by such AES Trust and the Common Securities will rank pari passu, and payments will be made thereon on a Pro Rata Basis with the Preferred Securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities issued by an AES Trust will also carry the right to vote and to appoint, remove or replace any of the Trustees of that AES Trust. All of the Common Securities of an AES Trust will be directly or indirectly owned by the Company.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the Preferred Securities Guarantees that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Security Guarantee will be separately qualified under the Trust Indenture Act and will be held by The First National Bank of Chicago, acting in its capacity as indenture trustee with respect thereto, for the benefit of holders of the Preferred Securities of the applicable AES Trust. The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Guarantee by the Trust Indenture Act. This description summarizes the material terms of the Preferred Securities Guarantees and is qualified in its entirety by reference to the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Section and Article references used herein are references to the provisions of the form of Preferred Securities Guarantee.

GENERAL

Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by an AES Trust, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by such AES Trust), to the extent not paid by such AES Trust, regardless of any defense, right of set-off or counterclaim that such AES Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by an AES Trust to the extent not paid or made by such AES Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions on such Preferred Securities, and the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any Preferred Securities called for redemption by such AES Trust but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal on the Junior Subordinated Debt Trust Securities deposited in such AES Trust as trust assets and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of such AES Trust (other than in connection with the distribution of such Junior Subordinated Debt Trust Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of such Junior Subordinated Debt Trust Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such AES Trust has funds available therefor or (b) the amount of assets of such AES Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such AES Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable AES Trust to pay such amounts to such holders.

The Preferred Securities Guarantee is a guarantee from the time of issuance of the applicable Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on such Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Trust Securities deposited in the applicable AES Trust as trust assets. If the Company does not make interest or principal payments on the Junior Subordinated Debt Trust Securities deposited in the applicable AES Trust as trust assets, the Property Trustee will not make distributions of the Preferred Securities of such AES Trust and the AES Trust will not have funds available therefor.

The Company's obligations under the Declaration for each Trust, the Preferred Securities Guarantee issued with respect to Preferred Securities issued by that Trust, the Junior Subordinated Debt Trust Securities purchased by that Trust and the related Indenture (as defined below) in the aggregate will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by that Trust.

CERTAIN COVENANTS OF THE COMPANY

In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable AES Trust remain outstanding, the Company will not (A) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto or (B) make any payment of interest, premium

(if any) or principal on any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Trust Securities, if at such time (i) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee,
(ii) there shall have occurred any Declaration Event of Default under the related Declaration or (iii) in the event that Junior Subordinated Debt Trust Securities are issued to an AES Trust in connection with the issuance of Trust Securities by such AES Trust, the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Trust Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Trust Securities and such period, or any extension thereof, is continuing: provided that the foregoing will not apply to stock dividends paid by the Company in its Common Stock. In addition, so long as any Preferred Securities remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable AES Trust and shall not cause or permit the Common Securities to be transferred except to the extent permitted by the related Declaration; provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities issued by the applicable AES Trust and (ii) to use reasonable efforts to cause such AES Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Trust Securities.

AMENDMENTS AND ASSIGNMENT

Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable AES Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable AES Trust then outstanding. Except in connection with a consolidation, merger or sale involving the Company that is permitted under the Indenture, the Company may not assign its obligations under any Preferred Securities Guarantee.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

Each Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities issued by the applicable AES Trust upon full payment of the redemption price of all Preferred Securities of such AES Trust, or upon distribution of the Junior Subordinated Debt Trust Securities to the holders of the Preferred Securities of such AES Trust in exchange for all of the Preferred Securities issued by such AES Trust, or upon full payment of the amounts payable upon liquidation of such AES Trust. Notwithstanding the foregoing, each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable AES Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

The Company's obligations under each Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Debt Trust Securities, except those made pari passu or subordinate by their terms, and pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by the Company. The Company's obligations under each Preferred Securities Guarantee will rank pari passu with each other Preferred Securities Guarantee. Because the Company is a holding company, the Company's obligations under each Preferred Securities Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such. Each Declaration provides that each holder of Preferred Securities issued by the applicable AES Trust by acceptance thereof agrees to the subordination provisions and other terms of the related Preferred Securities Guarantee.

Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each Preferred Securities Guarantee will be deposited with The First National Bank of Chicago, as indenture trustee, to be held for the benefit of the holders of the Preferred Securities issued by the applicable AES Trust. The First National Bank of Chicago shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities issued by the applicable AES Trust. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable AES Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Preferred Securities Guarantee, including the giving of directions to The First National Bank of Chicago . If The First National Bank of Chicago fails to enforce such Preferred Securities Guarantee as above provided, any holder of Preferred Securities issued by the applicable AES Trust may institute a legal proceeding directly against the Company to enforce its rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable AES Trust or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment.

MISCELLANEOUS

The Company will be required to provide annually to The First National Bank of Chicago a statement as to the performance by the Company of certain of its obligations under the Preferred Securities Guarantees and as to any default in such performance. The Company is required to file annually with The First National Bank of Chicago an officer's certificate as to the Company's compliance with all conditions under Preferred Securities Guarantees.

The First National Bank of Chicago, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the applicable Preferred Securities Guarantee and, after default with respect to a Preferred Securities Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, The First National Bank of Chicago is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

The Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

          DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT TRUST SECURITIES

Junior Subordinated Debt Trust Securities may be issued from time to time in one or more series under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Indenture Trustee"). The form of Junior Subordinated Debt Trust Securities Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description summarizes the material terms of the Indenture, and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and article references used herein are references to provisions of the Indenture.

GENERAL

The Junior Subordinated Debt Trust Securities will be unsecured, junior subordinated obligation of the Company. The Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. Since the Company is a holding company, the Company's rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that Junior Subordinated Debt Trust Securities may be issued thereunder from time to time in one or more series. The Junior Subordinated Debt Trust Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture.

In the event Junior Subordinated Debt Trust Securities are issued to an AES Trust or a Trustee of such trust in connection with the issuance of Trust Securities by such AES Trust, such Junior Subordinated Debt Trust Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such AES Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Debt Trust Securities will be issued to an AES Trust or a trustee of such trust in connection with the issuance of Trust Securities by such AES Trust.

Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Junior Subordinated Debt Trust Securities being offered thereby (to the extent such terms are applicable to the Junior Subordinated Debt Trust Securities): (i) the specific designation of such Junior Subordinated Debt Trust Securities, aggregate principal amount, purchase price and premium, if any; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Trust Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Trust Securities is payable and the right, to extend or defer such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Trust Securities will bear interest or the method of calculating such rate or rates, if any; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension;
(vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Trust Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any of the Company to redeem or purchase such Junior Subordinated Debt Trust Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods for which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Trust Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) any exchangeability, conversion or prepayment provisions of the Junior Subordinated Debt Trust Securities; (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on the Junior Subordinated Debt Trust Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Junior Subordinated Debt Trust Securities rather than pay such additional amounts; (xi) the form of such Junior Subordinated Debt Trust Securities; (xii) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Trust Securities shall be issuable; (xiii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to the Junior Subordinated Debt Trust Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Indenture; and (xiv) whether such Junior Subordinated Debt Trust Securities are issuable as a global security, and in such case, the identity of the depositary. (Section 2.01)

Unless otherwise indicated in the Prospectus Supplement relating thereto, the Junior Subordinated Debt Trust Securities will be issued in United States dollars in fully registered form without coupons in denominations of $50 or integral multiples thereof. Junior Subordinated Debt Trust Securities may be presented for exchange and Junior Subordinated Debt Trust Securities in registered form may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Junior Subordinated Debt Trust Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Junior Subordinated Debt Trust Securities. Junior Subordinated Debt Trust Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Junior Subordinated Debt Trust Securities may bear interest at a fixed rate or a floating rate. Junior Subordinated Debt Trust Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Junior Subordinated Debt Trust Securities or to certain Junior Subordinated Debt Trust Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

If Junior Subordinated Debt Trust Securities are issued to an AES Trust in connection with the issuance of Trust Securities by such AES Trust, the Company will covenant in the Indenture that, so long as the Preferred Securities issued by the applicable AES Trust remain outstanding, the Company will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under the related Preferred Securities Guarantee,
(ii) there shall have occurred any Indenture Event of Default with respect to the Junior Subordinated Debt Trust Securities or (iii) in the event that Junior Subordinated Debt Trust Securities are issued to an AES Trust in connection with the issuance of Trust Securities by such AES Trust, the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Trust Securities by extending the interest payment period as provided in the terms of such Junior Subordinated Debt Trust Securities and such period, or any extension thereof, is continuing; provided that (x) the Company will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any Preferred Stock of the Company as may be outstanding from time to time, in each case in accordance with the terms of such stock and (y) the foregoing will not apply to any stock dividends paid by the Company. In addition, if Junior Subordinated Debt Trust Securities are issued to an AES Trust in connection with the issuance of Trust Securities by such AES Trust, for so long as the Preferred Securities issued by the applicable AES Trust remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable AES Trust and not to cause or permit the Common Securities to be transferred except to the extent permitted by the related Declaration; provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities issued by the applicable AES Trust, (ii) to comply fully with all of its obligations and agreements contained in the related Declaration and (iii) not to take any action which would cause the applicable AES Trust to cease to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of Junior Subordinated Debt Trust Securities.

SUBORDINATION

The payment of principal of, premium, if any, and interest on the Junior Subordinated Trust Securities will, to the extent and in the manner set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior and Subordinated Debt of the Company.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Trust Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Junior Subordinated Debt Trust Securities.

No payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Trust Securities may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or during certain periods when an event of default under certain Senior and Subordinated Debt permits the lenders thereunder to accelerate the maturity of such Senior and Subordinated Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from holders of such Designated Senior and Subordinated Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Trust Securities may be made by the Company during a period (the "Payment Blockage Period") commencing on the date of delivery of such notice and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior and Subordinated Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Junior Subordinated Debt Trust Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders of Junior Subordinated Debt Trust Securities will be paid to the holders of Senior and Subordinated Debt of the Company to the extent necessary to pay such Debt in full, and the Company may be unable to meet fully its obligations with respect to the Junior Subordinated Debt Trust Securities.

"Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person, (viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such person under currency agreements and interest rate agreements.

"Designated Senior and Subordinated Debt" is defined to mean (i) Debt under the Credit Agreement dated as of May 20, 1996 (the "Credit Agreement") among the Company, the Banks named on the signature pages thereof and the Morgan Guaranty Trust Company of New York, as agent for the banks, as such Credit Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time and (ii) Debt constituting Senior and Subordinated Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument evidencing such Senior and Subordinated Debt as "Designated Senior and Subordinated Debt" by the Company.

"Senior and Subordinated Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Indenture; provided that such Senior and Subordinated Debt shall not include (i) Debt of the Company to any Affiliate, (ii) Debt of the Company that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse,
(iii) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Junior Subordinated Debt Trust Securities, and in particular the Junior Subordinated Debt Trust Securities shall rank pari passu with all other debt securities and guarantees issued to any trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with an issuance of preferred securities by such financing entity, and (iv) redeemable stock of the Company.

INDENTURE EVENTS OF DEFAULT

The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to each series of Junior Subordinated Debt Securities:

     (a) failure for 30 days to pay interest on the Junior Subordinated Debt Trust Securities of such series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose;

     (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debt Trust Securities of such series when due whether at maturity, upon redemption, by declaration or otherwise;

     (c) failure to observe or perform any other covenant contained in the Indenture with respect to such series for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debt Trust Securities of such series; or

     (d) certain events in bankruptcy, insolvency or reorganization of the Company.

In each and every such case, unless the principal of all the Junior Subordinated Debt Trust Securities of that series shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Trust Securities of that series then outstanding, by notice in writing to the Company (and to the Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debt Trust Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. (Section 6.01)

The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Trust Securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. (Section 6.06) The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debt Trust Securities of that series may declare the principal due and payable immediately upon an Indenture Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debt Trust Securities of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee. (Sections 6.01 and 6.06)

The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Trust Securities of that series may, on behalf of the holders of all the Junior Subordinated Debt Trust Securities of that series, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of Junior Subordinated Debt Trust Securities. (Section 6.06) The Company is required to file annually with the

Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03)

If Junior Subordinated Debt Trust Securities are issued to an AES Trust in connection with the issuance of Trust Securities of such AES Trust, then under the applicable Declaration an Indenture Event of Default with respect to such series of Junior Subordinated Debt Trust Securities will constitute a Declaration Event of Default.

MODIFICATION OF THE INDENTURE

The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debt Trust Securities of each series affected, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Trust Security affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debt Trust Securities of any series, reduce the principal amount thereof, reduce the rate or extent the time of payment of interest thereon, reduce any premium payable upon the redemption thereof, without the consent of the holder of each Junior Subordinated Debt Trust Security so affected or (ii) reduce the percentage of Junior Subordinated Debt Trust Securities, the holders of which are required to consent to any such modification, without the consent of the holders of each Junior Subordinated Debt Trust Security then outstanding and affected thereby. (Section 9.02)

BOOK-ENTRY AND SETTLEMENT

If any Junior Subordinated Debt Trust Securities of a series are represented by one or more global securities (each, a "Global Security"), the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Junior Subordinated Debt Trust Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Trust Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE

The Indenture will provide that the Company may not consolidate with or merge into any other person or transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with the Company unless (i) either the Company will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations under the Indenture and (ii) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing. (Section 10.01)

DEFEASANCE AND DISCHARGE

Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Junior Subordinated Debt Trust Securities of a series (except in each case for certain obligations to register the transfer or exchange of such Junior Subordinated Debt Trust Securities, replace stolen, lost or mutilated Junior Subordinated Debt Trust Securities of that series, maintain paying agencies and hold moneys for payment in trust) if (i) the Company irrevocably deposits with the Indenture Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debt Trust Securities of such series; (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (iii) the Company delivers to the Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debt Trust Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debt Trust Securities of such series (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Junior Subordinated Debt Trust Securities Indenture, since such a result would not occur under current tax law); (iv) the Company has delivered to the Indenture Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by such provision have been complied with; and (v) no event or condition shall exist that, pursuant to the subordination provisions applicable to such series, would prevent the Company from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debt Trust Securities of such series at the date of the irrevocable deposit referred to above. (Section 11.01)

GOVERNING LAW

The Indenture and the Junior Subordinated Debt Trust Securities will be governed by the laws of the State of New York. (Section 13.05)

INFORMATION CONCERNING THE INDENTURE TRUSTEE

The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Debt Trust Securities Indenture at the request of any holder of Junior Subordinated Debt Trust Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

The Company and its subsidiaries maintain ordinary banking and trust relationships with The First National Bank of Chicago and its affiliates.

MISCELLANEOUS

The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by the Company to a successor or purchaser pursuant to a consolidation, merger or sale permitted by the Indenture. (Section 13.11)

                              PLAN OF DISTRIBUTION

The Company may sell any series of Junior Subordinated Debt Trust Securities and the AES Trusts may sell the Preferred Securities being offered hereby in any of three ways (or in any combination thereof): (i) through underwriters or dealers;
(ii) directly to a limited number of purchasers or to a single purchaser; or
(iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

Unless otherwise indicated in the applicable Prospectus Supplement, certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, Wilmington. The legality of the Junior Subordinated Debt Trust Securities and the Preferred Securities offered hereby will be passed upon for the Company by Davis Polk & Wardwell.

                                    EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company's Registration Statement on Form S-3 filed on June 12, 1996, and the consolidated financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein and such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Light Servicos de Electicidade S.A. incorporated in this Prospectus by reference, from Form 8-K of The AES Corporation dated May 30, 1996, for the years ended December 31, 1995 and 1994 have been audited by Deloitte Touche Tohmatsu, Rio de Janeiro, Brazil, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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

                                  [AES LOGO]